UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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FLEX LTD.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Message from
our CEO

“I am excited about what we are building, and our future remains bright.”

Revathi Advaithi

CEO

June 24, 2025

Dear Shareholders and Colleagues,

Fiscal 2025 marked a pivotal inflection point for Flex. Building on the accomplishments of our Flex Forward strategy, we formally introduced the next phase of our strategic evolution with our EMS + Products + Services strategy. This differentiated model enhances our core manufacturing and supply chain capabilities while broadening our portfolio of proprietary products and value-added services, maximizing value creation for our customers and shareholders.

Combined with our intense focus on execution, this strategy contributed to another year of record results. Despite persistent macroeconomic headwinds, we delivered on our commitments, achieving record adjusted operating margin, earnings-per-share, and free cash flow generation. We also made significant progress on our capability and capacity investments to strengthen our competitive positioning for the future.

This year, Flex’s addition to the S&P Midcap 400 Index represents both a significant corporate milestone and validation of our transformative journey. While we appreciate this recognition, I view it as another waypoint on our path to deliver even greater value for our shareholders.

Financial performance*

Fiscal 2025 delivered strong financial results. We achieved record annual adjusted operating margins of 5.7%, with quarterly adjusted operating margins exceeding 6% in both fiscal Q3 and Q4 — unprecedented performance for an EMS company at our scale. This puts us well on track to reach our fiscal 2027 target of 6%+ annual adjusted operating margins. We delivered 23% year-over-year growth in adjusted earnings-per-share, our fifth consecutive year of double-digit adjusted EPS growth, reaching a record $2.65 per share.

These results were achieved despite a 2% revenue decline due to continued macroeconomic headwinds. Our performance was driven by favorable mix, including strong growth in our accretive data center business, solid execution on multiple program ramps, and continued operational efficiency.

Fiscal 2025 was the first year in company history that we generated over $1 billion in free cash flow as we continue to exceed our 80%+ free cash flow conversion target. We deployed capital to support growth and expand our capabilities, while also repurchasing approximately $1.3 billion in stock, demonstrating our commitment to return capital to shareholders.

* See Annex A to our proxy statement for a reconciliation of GAAP to non-GAAP financial measures referenced in this letter.

Our strategy evolution

In fiscal 2025, we introduced the next phase of our strategic evolution. Our Flex Forward strategy of the past five years delivered progressive record adjusted operating margins and adjusted earnings-per-share despite a highly dynamic environment. This success stems from active portfolio management toward higher-value businesses, combined with operational advancements through efficiency improvements and increased automation.

At our May 2024 Investor and Analyst Day, we formally unveiled our EMS + Products + Services approach, which builds on our diversified EMS portfolio and global footprint. We’ve created a differentiated model that combines world-class advanced manufacturing and supply chain capabilities, enhanced by value-added services that provide greater vertical integration. Our long-term goal is to expand services adoption in every business unit.

We’ve also strengthened our position by developing a portfolio of Flex-owned power products spanning the data center from “grid-to-chip,” reinforcing our positioning in the evolving AI-centric data center ecosystem. These power products are synergistic to our Cloud EMS and services business while being margin accretive to Flex overall.

Our Data Center business exemplifies our complete strategy in action. It grew approximately 50% year-over-year to approximately $4.8 billion in fiscal 2025, including approximately $3.5 billion in Cloud and $1.3 billion in Power products. The combination of EMS, value-added services, and proprietary products has lifted this category to above-corporate margins, contributing to our record annual adjusted operating margin. This strong growth underscores Flex’s differentiation as the only company providing both end-to-end cloud IT integration and grid-to-chip power offerings.

Expanding capabilities and global reach

This year we made significant progress expanding our capabilities and strengthening our competitive positioning. Key acquisitions included JetCool, which enhances our direct-to-chip liquid cooling capabilities for next-generation AI workloads, and Crown Technical Systems, which expands our data center power portfolio into medium voltage switchgear and the utility power market.

We also established strategic partnerships, including with Husqvarna for U.S. manufacturing of outdoor power equipment, and with Musashi Energy Solutions to provide innovative capacitor-based energy storage systems for AI data centers.

Our integrated approach provides end-to-end manufacturing solutions that address increasing complexity across industries undergoing significant technological change. In fiscal 2025, based on customer demand, we expanded our operational global manufacturing footprint, including four new strategic locations predominantly in the U.S.

Flex’s operational global footprint covers over 48 million square feet, with our U.S. presence encompassing over 7 million square feet across 17 facilities. When combined with our approximately 9 million square feet in Mexico, we now command one of the largest advanced manufacturing footprints in North America. Additionally, our European footprint exceeds 11 million square feet, maintaining our position as one of the region’s largest diversified manufacturing providers.

This expansive global footprint and operational agility are tremendous strategic assets in today’s rapidly evolving landscape, allowing us to help customers develop regionalized manufacturing strategies that address the complex geopolitical environment.

Looking forward

As we look ahead to fiscal 2026, we recognize the current highly dynamic macroeconomic landscape. We have built an agile and resilient organization embodying a culture of collaboration, and I remain confident we will continue to navigate challenges and deliver for our customers.

Building on our momentum, we remain focused on our EMS + Products + Services longer-term strategy, which we believe represents the greatest opportunity in Flex’s history. By continuing to target high-value, high-growth markets, investing in future opportunities, and driving operational excellence, we are confident in our ability to unlock Flex’s full potential and create greater value for our shareholders.

I am excited about what we are building, and our future remains bright. Thank you for your continued partnership and trust in Flex.

Regards,

FLEX LTD.

(Incorporated in the Republic of Singapore)

(Company Registration Number 199002645H)

Wednesday August 6, 2025 11:00 a.m., Central time Flex Ltd. 12515-8 Research Blvd, Suite 300 Austin, TX 78759 U.S.A.

Notice

of Annual General Meeting of Shareholders

To Be Held on August 6, 2025

To Our Shareholders:

You are cordially invited to attend, and notice is hereby given of, the annual general meeting of shareholders of Flex Ltd., which will be held at our offices located at 12515-8 Research Blvd, Suite 300, Austin, TX 78759 U.S.A., at 11:00 a.m., Central time, on August 6, 2025, for the purposes summarized below and described in more detail in the accompanying proxy statement.

We urge you to read the entire proxy statement carefully before voting. Unless the context requires otherwise, references in this notice and the proxy statement to “Flex,” the “Company,” “we,” “us,” “our” and similar terms mean Flex Ltd. or, as the case may be, Flex Ltd. and its subsidiaries. Flex is incorporated in the Republic of Singapore under the Companies Act 1967, which we refer to as the “Singapore Companies Act” or the “Companies Act 1967”.

Vote via Internet at www.proxyvote.com

Vote by Mail Sign and return your proxy card in the postage-paid envelope

Vote in Person at the Meeting on August 6, 2025 at 11:00 a.m., Central time

Please refer to our proxy materials or the information forwarded by your bank or other holder of record to see which voting methods are available to you.

2025 Proxy Statement

Important Notice Regarding Electronic Availability of Proxy Statement and Annual Report

We are pleased to furnish proxy materials to our shareholders on the Internet, as permitted by Securities and Exchange Commission (“SEC”) rules. Commencing on or about June 24, 2025, we will make available to our shareholders (including all of our registered shareholders) a Notice of Availability of Proxy Materials on the Internet (referred to as the Notice) containing instructions on how to: (i) access the proxy statement and our annual report, (ii) submit their proxies via the Internet, and (iii) request a printed copy of our proxy materials.

Proxy Voting Matters

You may revoke your proxies at any time before they are voted. Registered shareholders who are present at the meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

Voting Matters at the Annual General Meeting

We are asking shareholders to vote on five proposals at the meeting:

•	To re-elect all nine directors of the Company nominated for re-election (Proposal No. 1);
•	To approve the re-appointment of Deloitte & Touche LLP as our independent auditors for the 2026 fiscal year and to authorize the Board of Directors, upon the recommendation of the Audit Committee, to fix their remuneration (Proposal No. 2);
•	To approve, on a non-binding, advisory basis, our executive compensation (Proposal No. 3);
•	To approve a general authorization for the Board of Directors to allot and issue ordinary shares (Proposal No. 4); and
•	To approve a renewal of the Share Purchase Mandate permitting Flex to purchase or otherwise acquire its own issued ordinary shares (Proposal No. 5).

Resolutions Proposed for Shareholder Approval as Ordinary Business

Each of the resolutions proposed for approval by our shareholders is as follows:

1.	To re-elect each of the following Directors, who will retire pursuant to Article 94 of our Constitution, to the Board of Directors:

(a)	Revathi Advaithi;
(b)	John D. Harris II;
(c)	Michael E. Hurlston;
(d)	Erin L. McSweeney;
(e)	Charles K. Stevens, III;
(f)	Maryrose Sylvester;
(g)	Lay Koon Tan;
(h)	Patrick J. Ward; and
(i)	William D. Watkins.

2.	To consider and vote upon a proposal to re-appoint Deloitte & Touche LLP as our independent auditors for the fiscal year ending March 31, 2026, and to authorize our Board of Directors, upon the recommendation of the Audit Committee of the Board of Directors, to fix their remuneration.

Resolutions Proposed for Shareholder Approval as Special Business

Each of the resolutions proposed for approval or vote by our shareholders is shown below:

3.	To consider and vote on the following non-binding, advisory resolution:

“RESOLVED THAT, the shareholders of Flex approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of SEC Regulation S-K, including the Compensation Discussion and Analysis and the compensation tables and related disclosures contained in the section of the accompanying proxy statement captioned ‘Executive Compensation’.”

2025 Proxy Statement

This resolution is being proposed to shareholders as required pursuant to Section 14A of the U.S. Securities Exchange Act of 1934, as amended. The shareholders’ vote on this resolution is advisory and non-binding in nature, will have no legal effect and will not be enforceable against Flex or its Board of Directors.

4.	To pass the following resolution as an Ordinary Resolution:

“RESOLVED THAT, pursuant to the provisions of Section 161 of the Companies Act 1967, but subject otherwise to the provisions of the Companies Act 1967 and the Constitution of the Company, authority be and hereby is given to our Directors to:

(a)	(i)	allot and issue ordinary shares in the capital of the Company (“Ordinary Shares”); and/or
	(ii)	make or grant offers, agreements, options, performance shares, performance units, restricted share units, or other compensatory equity awards (each, an “Instrument” and, collectively, “Instruments”) that might or would require Ordinary Shares to be allotted and issued, whether after the expiration of this authority or otherwise (including but not limited to the creation and issuance of warrants, debentures or other instruments convertible into Ordinary Shares), at any time to and/or with such persons and upon such terms and conditions and for such purposes as our Directors may in their absolute discretion deem fit, and with such rights or restrictions as our Directors may think fit to impose and as are set forth in the Constitution of the Company; and
(b)	(notwithstanding that the authority conferred by this resolution may have ceased to be in force) allot and issue Ordinary Shares pursuant to any Instrument made or granted by our Directors while this resolution was in force, provided that:
(i)	the aggregate number of Ordinary Shares to be issued pursuant to this resolution (including Ordinary Shares to be issued pursuant to Instruments made or granted pursuant to this resolution) does not exceed 20% of the total number of issued Ordinary Shares as of the date of the passing of this resolution; and
(ii)	unless revoked or varied by the Company in a general meeting, that such authority shall continue in force until the earlier of (1) the conclusion of the next annual general meeting of the Company or (2) the expiration of the period within which the next annual general meeting of the Company is required by law to be held.”

5.	To pass the following resolution as an Ordinary Resolution: “RESOLVED THAT:

(a)	for the purposes of Sections 76C and 76E of the Companies Act 1967, the exercise by our Directors of all of our powers to purchase or otherwise acquire issued ordinary shares in the capital of the Company (“Ordinary Shares”) not exceeding in aggregate the number of issued Ordinary Shares representing 20% of the total number of issued Ordinary Shares outstanding as of the date of the passing of this resolution (excluding treasury shares and any Ordinary Shares which are held by our subsidiary(ies) under Sections 21(4B) or 21(6C) of the Companies Act 1967, as at that date) at such price or prices as may be determined by our Directors from time to time up to the maximum purchase price described in paragraph (c) below, whether by way of:
(i)	market purchases on the Nasdaq Global Select Market or any other stock exchange on which our Ordinary Shares may for the time being be listed and quoted; and/or
(ii)	off-market purchases (if effected other than on the Nasdaq Global Select Market or, as the case may be, any other stock exchange on which our Ordinary Shares may for the time being be listed and quoted) in accordance with any equal access scheme(s) as may be determined or formulated by our Directors as they consider fit, which scheme(s) shall satisfy all the conditions prescribed by the Companies Act 1967, and otherwise in accordance with all other laws and regulations and rules of the Nasdaq Global Select Market or, as the case may be, any other stock exchange on which our Ordinary Shares may for the time being be listed and quoted as may be applicable, be and hereby is authorized and approved generally and unconditionally;
(b)	unless varied or revoked by our shareholders in a general meeting, the authority conferred on our Directors pursuant to the mandate contained in paragraph (a) above may be exercised by our Directors at any time and from time to time during the period commencing from the date of the passing of this resolution and expiring on the earlier of:
	(i)	the date on which the next annual general meeting of the Company is held; or
	(ii)	the date by which the next annual general meeting of the Company is required by law to be held;

2025 Proxy Statement

(c)	the maximum purchase price (excluding brokerage, commission, applicable goods and services tax, and other related expenses) that may be paid for an Ordinary Share purchased or acquired by the Company pursuant to the mandate contained in paragraph (a) above, shall not exceed:
(i)	in the case of a market purchase of an Ordinary Share, the highest independent bid or the last independent transaction price, whichever is higher, of our Ordinary Shares quoted or reported on the Nasdaq Global Select Market or, as the case may be, any other stock exchange on which our Ordinary Shares may for the time being be listed and quoted, or shall not exceed any volume weighted average price, or other price determined under any pricing mechanism, permitted under SEC Rule 10b-18, at the time the purchase is effected; and
(ii)	in the case of an off-market purchase pursuant to an equal access scheme, at a premium of up to but not greater than 5% above the average of the closing price per Ordinary Share over the five trading days before the day on which the purchases are made; and
(d)	our Directors, acting independently or individually, be and hereby are authorized to complete and do all such acts and things (including executing such documents as may be required) as such Director(s) may consider expedient or necessary to give effect to the transactions contemplated and/or authorized by this resolution.”

Notes

Singapore Financial Statements

At the 2025 annual general meeting, our shareholders will have the opportunity to discuss and ask any questions that they may have regarding our Singapore audited financial statements for the fiscal year ended March 31, 2025, together with the directors’ statement and auditors’ report thereon, in compliance with Singapore law. Shareholder approval of our audited financial statements is not being sought by the accompanying proxy statement and will not be sought at the 2025 annual general meeting.

Eligibility to Vote at Annual General Meeting

Receipt of Notice. The Board of Directors has fixed the close of business on June 9, 2025 as the record date for determining those shareholders of the Company who are entitled to receive copies of this notice and accompanying proxy statement. However, all shareholders of record on August 6, 2025, the date of the 2025 annual general meeting, will be entitled to vote at the 2025 annual general meeting.

Quorum

Representation in person or by proxy of at least 33-1/3% of all outstanding Ordinary Shares of the Company is required to constitute a quorum to transact business at a general meeting of our shareholders.

Proxies

A shareholder entitled to attend and vote at the 2025 annual general meeting is entitled to appoint a proxy to attend and vote on the shareholder’s behalf. A proxy need not also be a shareholder. Even if you plan to attend the meeting, we encourage you to vote promptly. You may vote your shares through one of the methods described in the enclosed proxy statement. A proxy card submitted by mail must be received by Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 not less than 48 hours before the time appointed for holding the 2025 annual general meeting. Please review the instructions on the proxy card and notice of availability of proxy materials regarding the submission of proxies via the Internet, which provide, among other things, for the transmission of voting instructions up until 11:59 p.m. Eastern time on the day before the meeting. You may revoke your proxy at any time before it is voted. Registered shareholders who are present at the meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

Disclosure Regarding Share Purchase Mandate Funds

Only funds legally available for purchasing or acquiring our issued Ordinary Shares in accordance with our Constitution and the applicable laws of Singapore will be used by us to purchase or acquire our own issued Ordinary Shares pursuant to the proposed renewal of the Share Purchase Mandate referred to in this notice. We intend to use our internal sources of funds and/or borrowed funds to finance the purchase or acquisition of our issued Ordinary Shares. The amount of financing required for us to purchase or acquire our issued Ordinary Shares, and the impact on our financial position, cannot be ascertained as of the date of this notice, as these will depend on, among other things, the number of Ordinary Shares purchased or acquired, the price at which such Ordinary Shares are purchased or acquired, and whether

2025 Proxy Statement

the Ordinary Shares purchased or acquired are held in treasury or cancelled. Our net tangible assets and the consolidated net tangible assets of the Company and its subsidiaries will be reduced by the purchase price (including any expenses) of any Ordinary Shares purchased or acquired and cancelled or held as treasury shares. We do not anticipate that the purchase or acquisition of our Ordinary Shares in accordance with the Share Purchase Mandate would have a material impact on our financial condition and cash flows.

Personal Data Privacy

By submitting an instrument appointing a proxy or representative to attend, speak and vote at the 2025 annual general meeting and any adjournment thereof, a shareholder of the Company (i) consents to the collection, use and disclosure of the shareholder’s personal data by us (or our agents or service providers) so we (or our agents or service providers) can process, administer and analyze proxies and representatives appointed for the 2025 annual general meeting (including any adjournment thereof) and prepare and compile the attendance lists, minutes and other documents relating to the 2025 annual general meeting (including any adjournment thereof), and in order for us (or our agents or service providers) to comply with any applicable laws, listing rules, take-over rules, regulations or guidelines (collectively, the “Purposes”), (ii) warrants that where the shareholder discloses the personal data of the shareholder’s proxy or representative to us (or our agents or service providers), the shareholder has obtained the prior consent of such individual for the collection, use and disclosure by us (or our agents or service providers) of such personal data for the Purposes, and (iii) agrees that the shareholder will indemnify us in respect of any penalties, liabilities, claims, demands, losses and damages as a result of the shareholder’s breach of warranty.

By order of the Board of Directors,

Tay Hong Chin Regina

Company Secretary
Singapore
June 24, 2025

You should read the entire proxy statement carefully before you return your proxy card or otherwise submit your proxy appointment through electronic communications in the manner set out in the proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the 2025 Annual General Meeting of Shareholders to Be Held on August 6, 2025. This notice of the annual general meeting, our proxy statement and our annual report to shareholders are available on our website at https://investors.flex.com/financials/annual-reports/.

2025 Proxy Statement

2025 Proxy Statement i

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Cautionary Note Regarding Forward-Looking Statements

This proxy statement contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. All statements other than statements of historical or current facts, including statements regarding our future business expectations and our environmental and other sustainability plans and goals and related timeframes, made in this document are forward-looking. The words “will,” “may,” “designed to,” “believe,” “should,” “would,” “could,” “anticipate,” “plan,” “expect,” “intend,” “estimate,” “goals,” “opportunity,” “future,” “to be,” “achieve,” “grow,” “committed,” “seeks,” “targets,” “continues,” “likely,” “possible,” “might,” “potentially,” “will,” “on track,” “working to,” “encourage,” “continue,” “strive,” “endeavor,” “looking forward,” “efforts,” “aim,” and variations of such words and similar expressions identify forward-looking statements, which speak only as of the date of this proxy statement. Because these forward-looking statements are subject to risks and uncertainties, actual results could differ materially from the expectations expressed in the forward-looking statements. Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements include those described in Item 1A “Risk Factors” and Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2025, and in our Quarterly Reports on 10-Q and Current Reports on Form 8-K that we file with the U.S. Securities and Exchange Commission. In addition, new risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risk factors on our business. Given these risks and uncertainties, the reader should not place undue reliance on these forward-looking statements. We undertake no obligation to update or revise these forward-looking statements to reflect subsequent events or circumstances.

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Proxy Summary

This summary highlights selected information in this proxy statement. Please review the entire proxy statement and our 2025 Annual Report on Form 10-K before voting.

Voting Matters at the Annual General Meeting

Proposal		Recommendation	Page Reference
1.	Re-election of directors	FOR each director nominee	28
2.	Re-appointment of Deloitte & Touche LLP	FOR	36
3.	Advisory vote on executive compensation	FOR	39
4.	General authorization to allot and issue ordinary shares	FOR	81
5.	Authorization to repurchase ordinary shares	FOR	83

How to Cast Your Vote

Each Ordinary Share is entitled to one vote for each director nominee and one vote for each of the other proposals. Your vote is important to us, and we encourage you to vote using one of these methods:

Vote in Person at the Meeting	If you are a beneficial holder and hold your shares through a bank, broker, or other nominee, you must request a “legal proxy” from the nominee in order to vote at the meeting. You will find instructions on how to request a “legal proxy” at www.proxyvote.com.

Vote via Internet

at www.proxyvote.com

Follow the instructions on your Notice. If you are a beneficial holder and hold your shares through a bank, broker, or other nominee, your nominee may not permit you to vote online.

Vote by Mail	Sign and return your proxy card. If you do not have a proxy card, you can request one by contacting us at:
Flex Ltd. 12515-8 Research Blvd, Suite 300 Austin, Texas 78759 U.S.A. Telephone: (512) 425-7929

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Business Summary

Who We Are and What We Do

Flex is the advanced, end-to-end manufacturing partner of choice that helps a diverse customer base design, build, deliver and manage innovative products that improve the world. Through the collective strength of a global workforce across approximately 30 countries with responsible, sustainable operations, Flex delivers technology innovation, supply chain, and manufacturing solutions to diverse industries and end markets. Our full suite of specialized capabilities includes design and engineering, supply chain, manufacturing, post-production and post-sale services, and proprietary products. Flex partners with customers across a diverse set of industries including data center, communications, enterprise, consumer, automotive, healthcare, industrial and power.

Our purpose is to make great products for our customers that create value and improve people’s lives. Our vision is to be the most trusted global technology, supply chain and manufacturing solutions partner to improve the world, and our mission is to achieve our vision and fulfill our purpose.

Our unmatched global footprint reaches across every major geography, powered by a world-class workforce that delivers precision at scale.

Our Strategy

Our EMS + Products + Services strategy is centered upon enhancing our core manufacturing and supply chain capabilities while broadening our portfolio of proprietary products and value-added services, maximizing value creation for our customers and shareholders. We are actively investing in areas that strengthen our competitive positioning, whether through advanced product lifecycle capabilities, cutting-edge manufacturing and product technologies, or innovative processes and business methods.

We are consistently advancing our expertise in factory automation, robotics, artificial intelligence, vertical integration, simulation, digital twins, and power, among other disruptive technologies, while reinforcing our positioning in the AI-centric data center ecosystem. We select ethical partners and integrate the supply chain so that our customers can operate efficiently and responsibly. We are committed to investing in our employees and communities.

Our two reporting business segments are as follows:

Flex Reliability Solutions

Industrial
Industrial Devices, Capital Equipment, Renewables, Critical Power, and Embedded Power

Automotive
Compute Platforms, Power Electronics, Motion, and Interface

Health Solutions
Medical Devices, Medical Equipment, and Drug Delivery

Flex Agility Solutions

Communications, Enterprise, and Cloud
Data Center, Edge, and Communications Infrastructure

Lifestyle
Appliances, Floorcare, Smart Living, HVAC, and Power Tools

Consumer Devices
Mobile and High-Velocity Consumer Devices

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Fiscal Year 2025 Highlights

During fiscal year 2025, we navigated a highly dynamic environment, while delivering another year of record results, showcasing our execution, resiliency, and dedication to deliver for our customers and all our stakeholders. Our combination of manufacturing capabilities, cross-industry expertise, products, and services continued to create points of differentiation and contributed to our success in key markets.

In fiscal year 2025, we introduced the next phase in our strategic evolution, our EMS + Products + Services approach. This hybrid model is focused on strengthening our core manufacturing and supply chain capabilities while expanding our portfolio of proprietary products and value-added services to maximize value creation for customers. To advance this approach, we completed several strategic acquisitions in fiscal year 2025 that enhance our differentiated portfolio to address critical data center customer challenges around power, heat and scale. These included the acquisitions of JetCool Technologies to expand direct-to-chip liquid cooling capabilities and Crown Technical Systems to increase critical power capabilities while adding opportunities in grid modernization.

We also returned $1.257 billion to investors in fiscal year 2025 through stock repurchases. Lastly, Flex hit a significant milestone in fiscal year 2025 being added to the S&P Midcap 400 Index.

Corporate Governance Highlights (pg. 11)

Flex is committed to sound corporate governance practices, which includes the following:

Board Structure and Independence

•

Highly qualified Board with a diverse mix of perspectives and tenures, and a highly engaged independent Chair with clearly delineated duties

•

Seven of our nine directors are independent, and all 3 committees are fully independent

•

Continuously evaluate Board composition and perform an annual review and determination of our Board leadership structure. We executed Board leadership changes on August 8, 2024, consistent with our Board succession plan.

•

Purposefully nominate directors with a range of backgrounds and skillsets to best oversee the management of Flex

•

Active Board refreshment: Since June 2020, five new directors have joined our deeply experienced Board; average tenure of our nominees is 7.0 years. The current slate of directors represents a balance of short-, mid- and longer-term tenures of service.

•

Regular executive sessions of independent directors without management present

Board Oversight

•

We regularly assess our corporate governance structure designed to maintain high standards of oversight and accountability

•

Board fully engaged in Flex’s strategic planning process, conducting an in-depth strategy review and overseeing progress throughout the year

•

The Audit Committee oversees the integrity of the Company’s financial statements, as well as management of enterprise-wide risks and legal, compliance and cybersecurity risks

•

The Compensation and People Committee oversees the Company’s executive compensation programs to align with long-term Company strategy and its human capital management strategy, as well as key talent metrics

•

The Nominating, Governance and Public Responsibility Committee oversees the application of the Company’s corporate governance and sustainability policies, and continuously assesses the capabilities and independence of the Board to ensure optimal composition

•

Directors have significant interaction with senior business leaders and access to other employees

Strong Corporate Governance Practices

•

Annual elections for all directors

•

Responsive, active and ongoing shareholder engagement

•

Prohibit short sales, hedging, and pledging of Flex securities by executive officers and directors

•

Annual Board, committee and individual director evaluations, and ongoing attention to Board composition and refreshment

•

Limits on outside public company board service

•

Clawback policy for our executive officers

•

Robust share ownership requirements for executive officers and directors

•

Comprehensive director orientation and continuing education programs

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Our Board of Directors

You are asked to vote on the election of the following nine nominees to serve on our Board, all of whom presently serve on the Board. The information below reflects the current membership and leadership of each of the Board’s committees. As previously disclosed, William D. Watkins succeeded to the independent Board Chair role following our 2024 annual general meeting, at which time our former Board Chair Michael D. Capellas retired.

			Board Committees
Name and Principal Occupation	Independent	Director Since	Audit	NG&PR	Compensation and People	Other Public Company Boards
Revathi Advaithi Chief Executive Officer, Flex Ltd.	No	2019				Uber Technologies, Inc.
John D. Harris II Retired Vice President of Business Development, Raytheon Company and Chief Executive Officer, Raytheon International, Inc.	Yes	2020				Cisco Systems, Inc. ExxonMobil Corporation Kyndryl Holdings, Inc.
Michael E. Hurlston President and Chief Executive Officer, Lumentum Holdings Inc.	No	2020				Astera Labs, Inc. Lumentum Holdings Inc.
Erin L. McSweeney Executive Vice President and Chief People Officer, UnitedHealth Group Incorporated	Yes	2020				None
Charles K. Stevens, III Retired Executive Vice President and Chief Financial Officer, General Motors Company	Yes	2018				Genuine Parts Company Masco Corporation
Maryrose Sylvester Retired U.S. Managing Director and U.S. Head of Electrification, ABB Ltd	Yes	2022				Harley-Davidson, Inc. Vontier Corporation Waste Management, Inc.
Lay Koon Tan Retired President, Chief Executive Officer and member of the Board of Directors, STATS ChipPAC Ltd.	Yes	2012				None
Patrick J. Ward Retired Vice President and Chief Financial Officer, Cummins Inc.	Yes	2022				Corteva, Inc.
William D. Watkins + Retired Chief Executive Officer, Imergy Power Systems, Inc.	Yes	2009				Nextracker Inc.

+	Independent Chair of the Board
Chair
Audit Committee Financial Expert

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Executive Compensation Highlights (pg. 40)

Our pay-for-performance compensation philosophy aims to tie actual pay delivery to performance. We believe above-target performance should be rewarded when achieved, and below-target performance should lead to reduced compensation, including zero payouts for incentive elements when performance thresholds are not met. We also believe we should deliver a significant portion of executive pay in the form of equity awards, which are directly aligned with value delivered to shareholders.

Base salaries	• Base salaries maintained with one exception: Mr. Tan, our Chief Operating Officer, received a 5.0% increase effective August 1, 2024 in connection with his assumption of additional responsibilities.
Bonus	• Bonus targets maintained with one exception: Mr. Hartung’s bonus target was increased from 100% to 110% in connection with his promotion to President, Chief Commercial Officer.
Bonus payouts

•

Bonus payouts ranged from 132% to 144% of target for the NEOs (excluding Mr. Lundstrom who left the Company during fiscal year 2025 and did not receive a payout). Upon management’s recommendation, the Compensation and People Committee exercised negative discretion by reducing corporate funding under the bonus plan from 147% to 131% due to underperformance of revenue to plan and guidance, despite significant overperformance on both adjusted operating profit and adjusted free cash flow.

Performance share unit (PSU) payouts

•

PSU payouts: 162% was earned for the relative total shareholder return (rTSR) PSUs for the three-year performance cycle ending in fiscal year 2025 (rTSR PSUs that vested in June 2024) based on achieving average related TSR growth of 54%. Absolute TSR growth over this period was 132%. Maximum payout of 200% was earned for the Adjusted EPS PSUs for the three-year performance cycle ending on March 31, 2025 based on achieving average adjusted Flex core EPS growth of 14.7% (excluding the impact of Nextracker).

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Sustainability

Flex’s purpose is to make great products for our customers that create value and improve people’s lives. Sustainability is at the core of our purpose and is embedded in our culture. Through our sustainability strategy and program, we drive disciplined practices to help address the broader environmental challenges of our world, cultivate a workplace that enhances experiences and opportunities for our people, lead with integrity, and help accelerate a more sustainable value chain.

We take an ecosystem approach to sustainability, leveraging our robust management systems. Our sustainability system, which is modeled largely on the Responsible Business Alliance (RBA) requirements, incorporates current environmental, labor, human rights, health, safety, and ethical standards. As a founding member of the RBA, Flex is committed to modeling its requirements. Our sustainability program is aligned with international frameworks including the Global Reporting Initiative (GRI), Science Based Targets initiative (SBTi), Task Force on Climate-related Financial Disclosures (TCFD), and CDP (formerly the Carbon Disclosure Project), among others.

Sustainability Governance

Given our commitment to sustainability, we recognize the importance of a strong foundation of sustainability governance. Our Board of Directors engages in a review of our sustainability program annually. Our Nominating, Governance and Public Responsibility Committee oversees our sustainability policies and programs as well as risks and remediation efforts. Our executive management team receives regular sustainability updates, meeting with our global sustainability program office (PMO). In addition, we have a sustainability leadership committee, a cross-functional group composed of global leaders across Flex with responsibility for key sustainability efforts, including operations, human resources, supply chain, legal, and finance. This committee meets monthly to share information with team members across various functions within Flex who are directly responsible for implementing and managing sustainability initiatives in support of our commitments.

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Sustainability Strategy and Goals

Our sustainability framework and commitments center on our world, people, and approach and align with the UN Global Compact and UN Sustainable Development Goals. Our 2030 sustainability strategy and goals focus on key areas where we believe we can make a measurable, direct, and positive impact.

We are committed to:

•	Reducing our environmental impact;
•	Investing in our communities;
•	Advancing a safe and respectful work environment for all;
•	Partnering with our customers and suppliers to help mitigate value chain emissions; and
•	Driving ethical practices with strong transparency.

Sustainability and Our People

Our global workforce of approximately 148,000 employees including our contractor workforce are some of the industry’s best makers, problem-solvers, innovators, craftspeople, and leaders and represent a global mosaic of cultures, experiences, expertise, perspectives, and capabilities. We believe that our performance is impacted by our human capital management, and as a result we consistently work to attract, select, develop, engage and retain strong talent.

Human Capital Management Governance

Because our employees are central to our success as a business, our Board plays an active role in overseeing our human capital management efforts. The Compensation and People Committee of our Board is responsible for assisting the Board in discharging this oversight duty. Its oversight activities in this area include, among other aspects, receiving periodic updates regarding, and overseeing any significant change to, our human capital management strategy including corporate culture, compensation policies and practices, and talent attraction, training, development and retention programs. Additionally, the Compensation and People Committee reviews the performance of and succession planning for our CEO and executive officers.

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Workplace Culture and Talent Management

Culture underlies our stakeholder experience. Our values are intended to reflect and guide our behaviors and shape our culture. We endeavor for our values-driven culture to align us as we pursue our purpose, uphold our mission, live our values, advance toward our vision, and execute our strategy.

In support of cultivating a high-performing culture with our workforce, we continue to proliferate our “Ways of Working,” four specific behaviors that bring our values to life through actions, provide a framework for how we make decisions, and support ongoing progress on our Flex Forward strategy. The purpose of these behaviors is to enable us to put our culture into practice and provide an accountability system through training and development as well as performance management systems to ensure our desired behaviors become a part of our everyday working norms. Building on our vision, mission, values, and Ways of Working, we use this framework to assess, hire, train, and nurture our talent to develop the skills necessary for our ongoing success.

Human Rights

We are committed to respecting the human rights of all people throughout our operations and in our value chain, and work to foster a culture that respects and promotes human rights. Our commitment to human rights is outlined in our Code of Business Conduct and Ethics. We have also adopted a Human Rights Policy to, among other things, create awareness and establish expectations related to legal requirements, ethical practices, and human rights. Our Human Rights Policy is aligned with the United Nations Guiding Principles on Business and Human Rights and is inclusive of rights outlined in the United Nations Universal Declaration of Human Rights to the extent those rights apply to business operations. It applies to our Company, all employees on a worldwide basis and to our value chain, including our suppliers and vendors. We have also adopted a Company statement on forced labor and human trafficking which describes our global practices to address forced labor.

In addition to these policies, Flex is an active participant in globally recognized external initiatives, including the UN Guiding Principles on Business and Human Rights, as well as the Responsible Business Alliance (RBA), the world’s largest industry coalition dedicated to responsible business conduct in global supply chains. Through the RBA’s efforts, including its Responsible Labor Initiative, we work with others across industries to ensure that the rights of workers vulnerable to forced labor in global supply chains are consistently respected and promoted. Flex is also an active member of the Global Business Initiative on Human Rights (GBI). The mission of this organization is to advance human rights in a business context through cross-industry peer learning, outreach, and thought-leadership to shape policy and practice.

Talent Attraction, Development, and Retention

Talent attraction, development, and retention are critical to our success and core to our mission as a company. To support the advancement of our employees, we provide training and development programs and opportunities encouraging advancement from within while we continue to fill our team with strong and experienced external talent. We leverage both formal and informal programs, including in-person, virtual, social and self-directed learning, mentoring, coaching, and external development to identify, foster, and retain top talent. Employees have access to courses through our learning and development platform, Flex Learn.

We are also focused on completing talent and performance reviews. Our in-depth talent reviews serve to identify high potential talent to advance in roles with greater responsibility, assess learning and development needs, and establish and refresh succession plans for critical leadership roles across the enterprise. Our Ways of Working are integrated into our talent assessment and performance assessment processes. Our performance assessment process promotes transparent communication of team member performance, which we believe is a key factor in our success. The performance and talent reviews enable ongoing assessments, reviews, and mentoring to identify career development and learning opportunities for our employees.

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As a part of our efforts to improve employee experiences at Flex, we conduct the annual enterprise-wide employee engagement Flex Voice survey. Our leadership uses the results of the survey to continue developing our strengths and identify and take action on opportunities for improvement. In fiscal year 2025, 92% of employees completed the Flex Voice survey and the results reflected continued engagement.

Compensation and Benefits

Our total rewards are designed to attract, motivate, and retain employees at all levels of the Company. Our compensation philosophy is driven by the desire to attract and retain top talent, while ensuring that compensation aligns with our corporate financial objectives and the long-term interests of our shareholders. Our pay structures offer competitive salaries, bonuses, and equity awards in the countries where we operate.

In each of the countries where we have operations, our comprehensive benefit plans offer a locally competitive mix of some or all of the following: medical, dental and vision insurance, short and long-term disability, flexible spending accounts, various types of voluntary coverage, and other benefit programs. We routinely benchmark our salaries and benefits against market peers to ensure our total rewards package remains competitive.

Employee Health, Safety and Wellness

Flex is committed to providing a safe and injury-free workplace. We promote a “zero-injury” culture through health and safety management systems that implement a data-driven and risk-based approach in monitoring and reporting performance regularly. We provide programs and tools aimed at improving physical, mental, financial, and social well-being. Our programs give access to a variety of innovative, flexible, and convenient health and wellness programs for our global employees, including on-site health centers in some of our major factories and providing all employees with access to emotional and mental health programs.

2024 Sustainability Impact

During the 2024 calendar year, we continued our focus on sustainability activities, some of which are highlighted below.

•	We promoted employee volunteerism including through our annual “Giving Week,” calling on our employees to give back to their communities, whether walking for a local cause, helping underprivileges communities, or investing in local environmental efforts.
•	Employees from around the globe participated in our eighth annual Earth Day Challenge, contributing directly to the communities in which we work, as well as World Humanitarian Day.
•	We participated in many community activities around the globe. One example is our partnering with the American Red Cross, which allows our employees to participate as volunteers in the MapSwipe program, a global mapping effort that, among other things, helps create detailed maps to enable emergency groups to better prepare their disaster relief and response efforts.
•	Through the Flex Foundation, we provided support for relief efforts for natural disasters, such as the Taiwan earthquakes, the Rio Grande do Sul floods in Brazil, and hurricane Helene which affected several states in the U.S.
•	We engaged our employees and received their feedback through coffee talks and town halls, lunch and learn sessions, management workshops, leadership skills trainings, recognition programs and annual surveys, and continue to undertake such employee engagement efforts.
•	For over a decade, we have supported our employees at certain facilities with access to ongoing education through our employee scholarship program. Depending on the specifics of a site and the employee’s educational program, we provide full or partial funding for our employees to receive external education and fulfill credentials including technical certifications and undergraduate and graduate degrees.
•	We ensure all of our sites have health and safety, ethics, compliance and labor practices management systems, which we verify through audits. These audits follow RBA methodology and are performed by our cross-functional teams. Additionally, all sites are required to convene committees to address safety issues.
•	We provide a number of ways for employees and partners to voice concerns and receive assistance, from our Ethics Hotline and Web Portal to our open door policy, through which we can provide guidance and prioritize the investigation and remediation of ethics and compliance issues that arise.
•	We made progress on our goal to partner with our customers and suppliers to reduce greenhouse GHG through their own emissions reduction targets. In calendar year 2024, 58% of our preferred suppliers set their own GHG reduction targets.

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Sustainability Partnerships and Recognition

In addition to being a founding member of the RBA, we are also a member of the Responsible Minerals Initiative, Global Business Initiative on Human Rights, GRI Community, the Business Ethics Leadership Alliance by Ethisphere Company, the UN Global Compact Network, the Boston College Center for Corporate Citizenship, the Ellen MacArthur Foundation, and Manufacturers Alliance. We have continued our commitment to the World Business Council for Sustainable Development Pledge for safe water, sanitation, and hygiene (WASH) access.

Our commitment to sustainability has earned us positive feedback from shareholders and recognition from some of the most prestigious sustainability ratings agencies.

Flex Sustainability Rankings 2024

•   Flex received strong marks from CDP (formerly known as Carbon Disclosure Project) for water security (B) and climate change (A-)

•   Flex achieved an A rating from MSCI

•   Flex was recognized as one of the 2025 World’s Most Ethical Companies® by the Ethisphere Institute

•   Flex received a Gold sustainability rating from Ecovadis in 2024

Further information regarding our sustainability program and achievements can be found in our annual sustainability reports at flex.com/company/sustainability. The information on our website and in our sustainability reports are not a part of this proxy statement and are not incorporated by reference.

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Corporate Governance

We are proud of Flex’s legacy of corporate governance throughout the past 50+ years. We continually build on that legacy with ethical business oversight, robust risk management, and pay-for-performance compensation programs in order to ensure accountability to our shareholders, customers, employees, and communities.

Board of Directors

Our Board of Directors oversees and provides policy guidance on our strategic and business planning processes, oversees the conduct of our business by senior management, and is principally responsible for the succession planning for our key executives, including our CEO. We strive to maintain optimal board composition to ensure insightful and dedicated oversight of our vision, purpose, and mission.

Board Leadership Structure

Our governance policies provide the Board with flexibility to select the appropriate leadership structure for Flex at any given time, and do not preclude the CEO from also serving as Chair of the Board.

Our Board annually evaluates its leadership structure. In doing so, our Board considers the skills, experiences and qualifications of our then-serving directors, the evolving needs of our business, and the functioning of our leadership structure. During the Board’s recent evaluation, upon the recommendation of the Nominating, Governance and Public Responsibility Committee, the Board concluded that the most effective leadership structure for Flex at the present time is for the roles of CEO and Chair of the Board to be separated, and for the Chair of the Board to be an independent director. Currently our Board believes that having an independent Chair ensures a greater role for the independent directors in carrying out their oversight duties, and also provides the continuity of leadership necessary for the Board to fulfill its responsibilities.

Ms. Advaithi has served as our Chief Executive Officer and a member of our Board since February 11, 2019. The Board appointed Mr. Watkins, an independent director, as Chair of the Board on August 8, 2024.

The following chart demonstrates how the Company has separated these two leadership roles.

Independent Chair of the Board	Chief Executive Officer
William D. Watkins	Revathi Advaithi

•   Oversees CEO succession

•   Oversees the Board evaluation process

•   Calls meetings of the Board and non- employee directors and presides at all Board meetings and executive sessions of the directors

•   Provides management with feedback regarding the information that is necessary for the non-employee directors to effectively and responsibly perform their duties

•   Acts as a liaison between the non- employee directors and the CEO on sensitive/critical issues

•  Sets strategic direction for the Company

•   Provides day-to-day leadership over Company operations

•   Focuses on execution of business strategy, growth and development

•   Guides senior management through the implementation of our strategic initiatives

•   Sets the tone-at-the-top for company culture

•   Develops and oversees enterprise-wide initiatives

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Meeting Attendance

Each of our directors is committed to providing prudent oversight of our business through regularly scheduled meetings, special meetings, ad hoc conversations, and time spent with management. In fiscal year 2025, our Board held a total of 8 meetings, and our Audit Committee, Compensation and People Committee and Nominating, Governance and Public Responsibility Committee held, collectively, 28 meetings. We have a rigorous attendance tracking program and recorded an average attendance rate of 97%, with every director attending over 75% of the Board and applicable committee meetings held during their period of service in fiscal year 2025.

All directors are encouraged to attend the annual general meeting, but attendance is not required. Every director who was standing for re-election at the 2024 annual general meeting was in attendance.

Our non-employee directors generally meet in executive sessions at each regularly scheduled Board meeting without management present in order to promote discussion and consideration of such matters as deemed appropriate.

Director Independence

As required by the listing standards of The Nasdaq Stock Market LLC (“Nasdaq”), a majority of the members of our Board must qualify as “independent,” as affirmatively determined by our Board. Flex’s director independence guidelines incorporate the definition of “independence” adopted by Nasdaq. Using these guidelines, our Board has determined that each of our directors is independent other than Ms. Advaithi, our CEO, and Michael E. Hurlston. Michael D. Capellas was determined to be independent during the period that he served as a director.

Mr. Hurlston, a director since 2020, previously had been deemed independent by the Board during each year of his service. On February 7, 2025, Mr. Hurlston became the President and Chief Executive Officer and a member of the board of directors of Lumentum Holdings Inc. (“Lumentum”), a company with which Flex conducted business on an arms’-length basis in the ordinary course during the last three fiscal years. Payments Flex made to Lumentum in fiscal year 2024 (before Mr. Hurlston accepted his current position at Lumentum) amounted to approximately 5.4% of Lumentum’s consolidated gross revenues. The Nasdaq independence standard establishes a five percent threshold for such payments. As a result, Mr. Hurlston no longer meets the independence standard and he concluded his service on our Audit Committee.

In making the independence determinations, the Board and the Nominating, Governance and Public Responsibility Committee considered certain transactions, relationships, and arrangements involving some of the directors and concluded that such transactions, relationships, and arrangements did not impair the independence of the director. In particular, the following relationships were considered:

Ms. McSweeney is the Executive Vice President and Chief People Officer of UnitedHealth Group Incorporated (“UHG”), with which Flex conducted business on an arms’-length basis in the ordinary course during fiscal year 2025. In each of the last three fiscal years, payments that Flex made to, or received from, UHG for goods or services did not exceed 1% of the Company’s or UHG’s consolidated gross revenues for that year and, therefore, fell significantly below the 5% threshold in Nasdaq’s independence standards.

In addition to the above, Messrs. Harris, Hurlston, Stevens, and Watkins served as non-employee directors of companies with respect to which Flex purchased or sold goods and services on an arms’-length basis in the ordinary course of its business during fiscal year 2025, including Astera Labs, Inc., Cisco Systems, Inc., Eastman Chemical Company, Nextracker Inc. and Synaptics Incorporated.

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Director Selection and Board Refreshment

Our Board, led by the Nominating, Governance and Public Responsibility Committee, regularly considers Board succession and refreshment, and also considers at least annually the skills needed on our Board as our business evolves, and strives to achieve a balance and diversity of knowledge, experience, and capabilities on our Board and to ensure that our Board has the benefit of a variety of skills derived from our directors’ business and professional experiences. To that end, the Nominating, Governance and Public Responsibility Committee engages in Board succession planning by assessing the need to adjust the size of the Board or supplement the Board’s expertise in a substantive area, and by determining whether prospective nominees have relevant skills and experience. For more information on specific qualities and skills we look for in potential directors, see Proposal 1, which begins on page 28.

Our Board does not have a policy to impose term limits or a mandatory retirement age for directors because such a policy may deprive the Board of the service of directors who have developed, through valuable experience over time, an increased insight into the Company and its operations. Our Board believes that its regular consideration of Board succession and refreshment, and its annual evaluation process for deciding whether to re-nominate individuals for election, are currently more effective means of ensuring board refreshment and renewal, while also allowing for continuity of service.

Our Board seeks to balance the deep Company and industry knowledge that comes from longer-serving directors with fresh ideas and perspectives brought by newer directors. Accordingly, Flex has maintained a deliberate mix of newer- and longer-tenured directors on the Board. Since June 2020, five directors have joined our Board. The average tenure of the director nominees reflects an appropriate balance between different perspectives brought by newer- and longer-serving directors. Additionally, the Nominating, Governance and Public Responsibility Committee recently oversaw board succession for the Chair of the Board role, and on August 8, 2024 Mr. Watkins succeeded to the role following our 2024 annual general meeting.

The Nominating, Governance and Public Responsibility Committee generally recruits, evaluates, and recommends nominees for our Board based upon recommendations from our directors and management. From time to time, we retain an independent, third-party search firm to help identify potential candidates. The Nominating, Governance and Public Responsibility Committee will consider recommendations submitted by shareholders and will evaluate such prospective nominees using the same standards that are applicable for all Board candidates. Shareholders can recommend qualified candidates for our Board by contacting our company secretary at Flex Ltd., 2 Changi South Lane, Singapore 486123. Submissions for individuals who meet the criteria outlined above will be forwarded to the Nominating, Governance and Public Responsibility Committee for review and consideration. Shareholder recommendations for our 2026 annual general meeting should be made before February 24, 2026 to ensure adequate time for meaningful consideration. We did not receive any such recommendations from our shareholders for the 2025 annual general meeting.

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Director Commitments

In identifying candidates to serve on the Board and in its annual evaluation of whether to recommend the re-election of existing directors, the Nominating, Governance and Public Responsibility Committee considers whether a candidate or a director demonstrates a willingness to commit sufficient time to serving on our Board. In doing so, our directors’ outside commitments, including their service on other public company boards and leadership roles on those boards, is considered.

Our Board recognizes “overboarding” concerns, is regularly updated on the public company board service limit policies of our largest shareholders, and has formalized its policy limiting other board service in the Company’s Guidelines with Regard to Certain Governance Matters (“Governance Guidelines”). Under our policy, absent Board approval, our directors may not serve on more than three other public company boards in addition to our Board and a director who is the CEO of a public company may not serve on the board of more than one other public company. Our Board believes that this policy strikes the right balance in being able to attract exceptional director candidates while ensuring that these candidates have the necessary time to devote to our Board.

Each director is in compliance with the Company’s limits set forth in our other board service policy, other than Mr. Hurlston who currently serves on the boards of directors of Lumentum, a designer and manufacturer of innovative optical and photonic products enabling cloud/AI, and Astera Labs Inc. (“Astera”), a global leader in semiconductor-based connectivity solutions for AI and cloud infrastructure. Mr. Hurlston has served on the board of Astera since 2022, which completed its initial public offering in March 2024. On February 7, 2025, Mr. Hurlston became the President and CEO and a member of the board of Lumentum. Prior to that, he was CEO and a member of the board of directors of Synaptics Incorporated, a global leader in IoT semiconductor solutions and human interface solutions combining IoT and AI.

Our Board reviewed Mr. Hurlston’s time commitments and his ability to effectively serve on our Board and unanimously approved extending his policy exception, having determined that his continued service on our Board is appropriate and desirable. Our Board believes that Mr. Hurlston has demonstrated, and will continue to demonstrate, his ability to dedicate sufficient time to carry out his Board duties effectively as an active member of our Board and believes that it is in the Company’s best interest that he continues to serve as a director. In particular, our Board considered:

•	Mr. Hurlston brings a unique perspective and value to Board discussions on matters of importance to Flex’s business as a result of his decades of experience as an executive, including as CEO, in the semiconductor and technology industries. This provides significant industry knowledge and operational and management expertise to our Board.
•	Mr. Hurlston consistently serves with a high level of availability and commitment to our Board. He attended every Board meeting in fiscal year 2025, and every Audit Committee in fiscal year 2025 until his committee service concluded on February 6, 2025.
•	Mr. Hurlston is consistently prepared and has exemplary participation at meetings, as demonstrated by his insightful questions and comments, and he contributes significantly to discussions and decision-making.
•	Mr. Hurston no longer serves on any of the standing committees of our Board.
•	Mr. Hurlston’s experience on the boards of directors of other public companies benefits us by providing him with insight and experience that enhances his value to our Board.
•	Mr. Hurlston has assured our Board that he is fully committed and will dedicate the appropriate amount of time to fulfill his duties as a member of our Board.

In addition to these limitations, before accepting an invitation to serve on the board of any entity, each director is expected to notify the Company and permit a reasonable time for review by the Nominating, Governance and Public Responsibility Committee and the Board following which appropriate action is taken.

Board’s Role in Risk Oversight

Flex’s enterprise risk management process is designed to identify risks that could affect our ability to achieve business goals and strategies, to assess the likelihood and potential impact of significant risks to the Company’s business, and to prioritize risk control and mitigation. Risk management oversight is an essential Board responsibility, and our Board provides active and independent oversight and guidance to management regarding the Company’s risk management. Our Board’s role in risk oversight involves both the full Board and each of its standing committees.

The Board’s risk oversight governance framework is designed to enable it to understand critical near-, medium- and long-term risks in the Company’s business and strategy, allocate responsibilities for risk oversight among the full Board and its committees, evaluate the Company’s risk management processes and whether they are functioning adequately, and engage in regular communications with management regarding risk developments, mitigation, major issues and responsive actions.

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The Board as a group is regularly updated on specific risks in the course of its review of corporate strategy and business plans, and as part of regular reports to the Board by its standing committees. The Board believes that Flex’s leadership structure, with an independent Chair, supports the Board’s risk oversight function by ensuring a strong role for the non-employee directors. In addition, the Board has adopted robust governance practices to enhance its effectiveness.

Flex has a resiliency framework that includes crisis management, cybersecurity and information technology, disaster recovery and business continuity planning. Combined, these programs form a readiness umbrella for crisis situations designed to meet the needs of our Company. Every crisis is situational, and the framework we have adopted is adaptable. Our Board is regularly informed by our executive leadership team, and outside advisors are consulted and brief our Board from time to time as part of this resiliency framework. Our Board and each of its committees are empowered to engage at any time with outside advisors to the extent deemed appropriate related to risk oversight.

Our Audit Committee regularly reviews and discusses with management significant business, operational and reporting risks and assesses the steps management is taking to control these risks, including specific critical risks identified by our enterprise risk management program. Our Audit Committee also receives quarterly updates from our Chief Ethics and Compliance Officer regarding legal and compliance matters including reports about the receipt and resolution of employee or other concerns raised regarding financial reporting and other compliance matters.

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In addition to the general oversight of the Company’s risks, during fiscal year 2025 the Board in particular continued its oversight of the risks presented by cybersecurity concerns, as well as sustainability matters, as described further below.

Sustainability Oversight

As discussed above, we recognize the importance of a strong foundation of sustainability governance. Our Nominating, Governance and Public Responsibility Committee has primary responsibility for shaping and overseeing the Company’s corporate governance, including our sustainability policies and programs. The Nominating, Governance and Public Responsibility Committee receives regular reports from management who review both recent activity and the Company’s long-term sustainability strategies. Additionally, the committee reviews our annual sustainability report, and in fiscal year 2025 discussed with management current and emerging sustainability-related trends, regulatory developments, and perspectives. Our Board engages in an annual review of our sustainability program, which includes updates on our sustainability efforts. In addition, our Compensation and People Committee also periodically reviews our human capital management strategy.

Cybersecurity Oversight

We recognize that cyber risks are enterprise-wide issues for the Board to oversee. Our Audit Committee has primary responsibility for overseeing risks associated with our information technology, including cybersecurity, including our plans to mitigate cybersecurity risks and to respond to data breaches. Our Audit Committee receives regular reports (at least quarterly) from our Chief Information Security Officer (“CISO”) on cybersecurity matters. These reports include a range of topics, including our cybersecurity risk profile, the current cybersecurity and emerging threat landscape, the status of ongoing cybersecurity initiatives, incident reports, and the results of internal and external assessments of our information systems. Our Audit Committee also annually reviews the adequacy and effectiveness of our information and technology security policies and the internal controls regarding information and technology security and cybersecurity, and periodically receives updates from our internal audit function on the results of our cybersecurity audits and related mitigation activities. In addition, the full Board also receives briefings from our CISO on cybersecurity matters annually. Should a material cyber incident rise to the level of a corporate crisis, consistent with our crisis response protocols, the Board would be engaged.

Our cybersecurity program is led by our CISO and includes protocols for preventing, detecting, addressing, and responding to cybersecurity incidents. Our program includes business continuity, disaster recovery planning and testing, and security vulnerability assessments. As part of our information security training program, we provide annual cybersecurity awareness training to equip our employees with information they need to understand the dangers of social engineering, detect potential attacks, and take appropriate actions to protect our business with security best practices. From time to time, we engage independent security firms to assess, audit, and certify components of our cybersecurity program. Our global information security management program is ISO 27001:2022 certified.

Director Orientation and Continuing Education

Essential to each director’s ability to provide robust and effective oversight is an understanding of our business, our strategy and an ongoing awareness of the significant and emerging risks that we face. To gain such an understanding and awareness, we offer our directors comprehensive orientation and continuing education programs.

The key objectives of our programs are to:

Allow directors to be well-informed and to expand their knowledge of trends and issues relevant to our business and their role
Keep directors current on leading and next-level boardroom practices
Support directors in performing their oversight duties
Strengthen any weaknesses of individual board members
Update directors’ knowledge about corporate governance issues, compliance matters and emerging issues and industry trends affecting our business

New Director Orientation

When a new director joins the Board, we conduct an individualized orientation program to learn the roles and responsibilities of the Board and the committees on which he or she will serve. The program includes, among other things, a review of the Company’s purpose, strategy and our businesses and operations, technology and information security, sustainability, financial condition, legal and regulatory framework, risk management, and other relevant topics. New directors speak or meet directly with members of the executive team and other key employees to better understand our business and operations.

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Director Continuing Education

We support current directors in their ongoing learning by offering continuing education opportunities. Each year, the Nominating, Governance and Public Responsibility Committee designs the structure and substance of the annual director continuing education program. The program may include presentations by thought leaders and industry experts, formal education sessions, meetings with management subject matter experts, participation in industry forums, and site visits which give directors a first-hand understanding of the operations of the business and an opportunity to interact with employees and management. As part of our program, our directors regularly attend “deep dives” on current topics of interest.

In fiscal year 2025, director education topics included:
Deep dive sessions on geopolitical matters
Corporate governance best practices, trends and regulatory developments
Sustainability trends, including customer and investor views on sustainability and regulatory developments
Cybersecurity and information systems risks and governance and key developments
Talent management and organizational health

We also encourage our directors to participate in appropriate educational programs offered by organizations outside of the Company, such as accounting firms, corporate governance trade organizations, law firms, and universities, to assist our directors in maintaining their expertise in areas related to the work of the Board and the directors’ committee assignments. We reimburse directors for all reasonable fees and expenses associated with attending such programs, up to $10,000 per director in any fiscal year.

Board’s Role in Executive Succession Planning

The responsibilities of our Board, with the assistance of the Compensation and People Committee, include periodically reviewing and assessing succession plans for the Chief Executive Officer position and for other executive officers in order to ensure that Flex continues to have the talent we need to successfully develop and execute our strategy and conduct our business. Our Board has a long-term and continuing program for effective senior leadership development and active succession oversight.

On at least an annual basis, the Board, with the assistance of the Compensation and People Committee, performs this review and assessment which includes strengths and opportunities. In another Board meeting, the Board also discusses development and retention of executive talent. Directors become familiar with potential successors for key executive positions through various means, including regular organization and talent reviews, presentations to the Board, and formal and informal meetings.

Board Evaluation Process

Our Board continually seeks to improve its performance, and as part of that effort, undertakes an annual evaluation process. A comprehensive evaluation framework allows the Board to assess its performance and practices and identify areas for growth and improvement, and is critical to maintaining optimal Board effectiveness.

Our Nominating, Governance and Public Responsibility Committee oversees the formal annual evaluation process. Each year, the committee determines the substance and structure of the evaluation for the Board, the Board committees, and each individual director based on prevailing corporate governance practices. For the 2025 evaluations, our Board engaged an independent board governance consulting firm to augment the annual evaluation process. The firm assisted with preparing and collecting questionnaire responses, conducted interviews with each of our directors, and then facilitated evaluation discussions.

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Our annual Board evaluations cover several areas, including the following:

Board, committee and individual director overall performance, engagement and effectiveness
Board and committee structure and processes, including leadership structure, succession planning and refreshment
Board and committee composition, including in terms of skills, experience and other relevant characteristics for the company
Quality of Board and committee discussions and balance between presentations and discussion
Board member access to the Chair of the Board, CEO and other members of Company management
Quality and clarity of materials presented to directors
Satisfaction with communication between meetings
Satisfaction with Board and committee meeting frequency and length, meeting agendas and meeting content
View on new director orientation and director continuing education, and how they might be improved
View on Board and committee evaluation process itself, and how it might be improved

Below is a summary of our Board evaluation process:

Based on director feedback received over the last several years through this evaluation process and through less formal channels, including feedback provided by directors at meetings, management has enhanced Board and committee oversight topics and the frequency of reviews.

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Board Committees

Our Board has three standing committees: Audit Committee, Compensation and People Committee, and Nominating, Governance and Public Responsibility Committee. The directors who serve on each of these committees have in-depth and relevant experience, knowledge and expertise. In addition, all three standing committees are composed entirely of independent directors, including, for the Audit and Compensation and People Committees, directors who meet the heightened independence requirements prescribed by the SEC and Nasdaq for members of such committees.

Each committee operates under a written charter adopted by our Board that sets forth the purposes and responsibilities of the committee as well as qualifications for committee membership. Each committee annually reviews and assesses the adequacy of its charter and periodically recommends changes to the Board. Committee charters are available on our website under “Investor Relations—Governance.”

All committees regularly meet in executive session without members of management present, and report regularly to the full Board with respect to their activities. Each committee has the authority to engage outside advisors and counsel to the extent it considers appropriate to assist the committee in its work. From time to time or as necessary, our Board also forms special committees to provide oversight and/or review of specific matters.

Audit Committee

COMMITTEE HIGHLIGHTS	14 meetings in fiscal 2025 Attendance 98%	Members as of end of FY25* • Charles K. Stevens, III (Chair) • Lay Koon Tan • Patrick J. Ward	Independence Each member of the committee is independent and financially literate.	Audit Committee Financial Expert Our Board has determined that Messrs. Stevens, Tan and Ward qualify as “audit committee financial experts” as defined in SEC rules.

Purpose

To assist the Board in overseeing Flex’s financial statements, accounting and financial reporting processes and systems of internal control, independent auditors, capital structure and financial risk, cybersecurity, and compliance with legal and regulatory requirements.

Key Responsibilities
•	Facilitate Communication: Coordinate and facilitate communication regarding our financial statements and accounting and financial reporting processes and systems of internal control among our independent auditors, our financial and senior management and our Board.
•	Auditor Appointment & Pre-Approval of Audit Services: Select, appoint and determine the compensation of our independent auditors.
•	Enterprise-Wide Risk Management, Legal, Ethical and Regulatory Compliance: Regularly review and guide management’s identification, monitoring, and mitigation of enterprise-wide risks. Regularly review select legal and regulatory matters and Company compliance policies and programs. Annually review the performance of the Chief Ethics and Compliance Officer (CECO) and the Head of Internal Audit. The committee has authority to appoint or remove the CECO and/or the Head of Internal Audit.
•	Cybersecurity: Regularly review (at least quarterly) our cybersecurity programs and policies and oversee other risks relating to the Company’s information controls and security, such as artificial intelligence. This includes reviewing the Company’s plans to mitigate cybersecurity risks and to respond to data breaches, and reviewing annually the adequacy and effectiveness of the Company’s information and technology security policies and the internal controls regarding information and technology security and cybersecurity.
*	Our Audit Committee is currently composed of the following members: Messrs. Stevens (Chair), Harris, Tan and Ward. Mr. Hurlston, who served as a member of the Audit Committee during a portion of FY25 and who was determined by our Board to qualify as an “audit committee financial expert”, concluded service on our Audit Committee on February 6, 2025 (see “Director Independence” section above). On April 1, 2025, Mr. Harris was appointed to serve as a member of the Audit Committee. Our Board has determined that Mr. Harris qualifies as an “audit committee financial expert.”

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Compensation and People Committee

COMMITTEE HIGHLIGHTS	6 meetings in fiscal 2025 Attendance 100%	Members as of end of FY25* • Erin L. McSweeney (Chair) • John D. Harris II • Maryrose Sylvester	Independence Each member of the committee is independent.

Purpose To assist the Board in overseeing Flex’s compensation and succession of executive officers, administer equity plans, and direct our global human capital management strategy.
Key Responsibilities
•	Executive Compensation: Review and recommend to the Board the compensation of the Company’s CEO and the other executive officers.
•	CEO Succession: Assist the Board of Directors in succession planning for our CEO and other executive officers.
•	Equity Compensation: Administer our equity compensation plans, including the granting of our incentive, equity-based compensation awards.
•	Human Capital Management Strategy: Oversee the Company’s global human capital management strategy, including corporate culture, pay, and talent attraction, training, development, and retention programs.

Delegation of Authority

When appropriate, our Compensation and People Committee may form and delegate authority to subcommittees. In addition, the Compensation and People Committee may delegate to our CEO its authority to grant equity awards to employees who are not directors, executive officers, or other senior level employees who report directly to the CEO.

Compensation and People Committee Interlocks and Insider Participation

No member of the Compensation and People Committee has ever served as an officer or employee of Flex. None of our directors has an interlocking or other relationship with another board or compensation committee that would require disclosure under applicable SEC rules.

*	Our Compensation and People Committee is currently composed of the following members: Mses. McSweeney (Chair) and Sylvester and Mr. Ward. Effective April 1, 2025, Mr. Ward was appointed as a member of the Compensation and People Committee and Mr. Harris stepped down from serving as a member of the Compensation and People Committee and became a member of the Audit Committee.

Nominating, Governance and Public Responsibility Committee

COMMITTEE HIGHLIGHTS	8 meetings in fiscal 2025 Attendance 97%	Members as of end of FY25 • William D. Watkins (Chair) • Erin L. McSweeney • Charles K. Stevens, III	Independence Each member of the committee is independent.

Purpose

To assist the Board in overseeing Flex’s board composition, Board communications with shareholders, and our corporate governance policies and procedures as well as assessing the performance of the Board and its committees.

Key Responsibilities
•	Board Performance, Composition and Compensation: Regularly review the composition and performance of the Board and its committees and make recommendations to the Board regarding Board and committee membership. Review and make recommendations to the Board regarding the compensation of non-employee directors for Board and committee service.
•	Director Nominations: Identify, recruit, evaluate, and recommend to the Board individuals for appointment or election to serve as directors consistent with criteria approved by the Board. In doing so, the committee employs a holistic approach, considering each individual’s experience, expertise, business acumen, and background.
•	Corporate Governance Policies: Shape and oversee our corporate governance, including the Company’s corporate responsibility and sustainability policies and programs. Regularly review and assess current and emerging corporate governance and sustainability issues, trends, regulatory developments, and best practices. Review the Company’s annual sustainability report.
•	Shareholder Communications: Oversee Board communications and engagement with shareholders.

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Stakeholder Engagement and Outreach

We believe that a robust stakeholder outreach program is an essential component of maintaining our strong corporate governance practices. Ongoing communication with our stakeholders builds relationships and helps our Board and management team gather useful feedback on a wide range of topics and consider our stakeholders’ viewpoints. In our discussions with investors, we seek their input on a variety of topics, including corporate governance, sustainability, human capital management, and executive compensation, as well as other topics or trends investors may wish to discuss. We strive for a collaborative approach with investors to solicit and understand a variety of perspectives.

We engage on a year-round basis with a range of stakeholders, including not only our shareholders, but also our dedicated workforce, trusted vendors, and global customers. As part of Flex’s dedication to having a positive impact on all of our stakeholders, the Company has designed an engagement program that offers ongoing opportunities to provide feedback and influence Flex’s corporate activity and sustainable growth.

Year-Round Shareholder Engagement

The Company’s Board of Directors and management team understand that engagement benefits both our shareholders and the Company. Because ongoing shareholder engagement is a priority, we maintain a robust engagement program throughout the year, as shown below.

Year-Round

Shareholder engagement

First Quarter

- Engage with shareholders on topics such as sustainability, governance and executive compensation in order to understand their current perspectives on our practices and performance
- Publish annual report and proxy statement, discussing Board and Company activities
- Engage with shareholders and seek feedback on matters presented for their votes at our annual general meeting
- Attend and participate in investor and other events to stay on top of emerging trends or concerns and maintain a connection with our investors

Second Quarter

- Engage with shareholders on topics such as sustainability, governance and executive compensation in order to understand their current perspectives on our practices and performance
- Hold annual general meeting of shareholders and engage directly with any shareholders who attend the Company's annual general meeting
- Assess the results of the proposals presented to shareholders at the annual general meeting
- Attend and participate in investor and other events to stay on top of emerging trends or concerns and maintain a connection with our investors

Third Quarter

- Following the annual general meeting, the Board and management discuss the results from the annual general meeting and any other feedback received from shareholders and determine if any follow-up steps or actions should be taken
- Potential shareholder follow-up
- Review and consider topics and approach for shareholder engagement
- Attend and participate in investor and other events to stay on top of emerging trends or concerns and maintain a connection with our investors

Fourth Quarter

- Engage with shareholders on topics such as sustainability, governance and executive compensation in order to understand their current perspectives on our practices and performance
- Attend and participate in investor and other events to stay on top of emerging trends or concerns and maintain a connection with our investors
- Consider shareholder feedback regarding our sustainability, governance and executive compensation practices

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2025 Shareholder Engagement Highlights

During fiscal year 2025, we proactively reached out to shareholders to solicit feedback about our business, corporate governance, executive compensation and sustainability programs in one-on-one sessions. Through our quarterly financial performance webcasts, analyst conferences and investor meetings we obtain and share shareholder feedback with our Board and committees.

In September 2024, some of our investors, including five of our top investors, participated in a site tour of one of our facilities in Guadalajara, Mexico, during which members of our executive leadership team presented on our EMS + Products + Services long-term strategy, and attendees had the opportunity to ask questions and share their perspectives on a variety of topics.

Shareholder Outreach Focus Areas

During these meetings and discussions, we listened to our shareholders’ feedback on the following topics, as well as additional considerations:

•	Board composition, including refreshment and Board leadership succession
•	Sustainability-related matters, including our sustainability goals and performance and sustainability through the circular economy
•	Our executive compensation program and pay-for-performance
•	Human capital management efforts including related to workforce health and safety

Overall, we received positive feedback on our current corporate governance, sustainability and compensation practices.

Corporate Governance Policies

Built upon our dedication to corporate governance, Flex has implemented a comprehensive corporate governance framework that includes our Code of Business Conduct and Ethics (“CoBCE”), Governance Guidelines, and Board committee charters. All are available on the Governance page of the Investor Relations section of our website.

Governance Guidelines

Our Governance Guidelines provides guidance and policy regarding director qualifications, committee structure, board evaluations, director and officer share ownership guidelines, director independence, limits on other public company board service, and related-party transactions, among other topics.

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Code of Business Conduct and Ethics

Flex is a company built on relationships, and trust is the cornerstone of all relationships. We build on that trust by striving to do the right thing always. Our values are shaped by a commitment to transparency, accountability, and respect. In recognition of that commitment, we were named one of the World’s Most Ethical Companies® by the Ethisphere Institute in 2025 for a third consecutive year.

Our CoBCE provides the framework of ethics that governs our business. Among other things, our CoBCE provides guidance and policy regarding ethics, compliance, harassment, conflicts of interests, antitrust and competition, bribery, insider trading, cyber and information security, and protecting human rights. The CoBCE applies to all of our directors, officers, and employees, and in fiscal year 2025 98.6% of our eligible employees worldwide completed online CoBCE training. In keeping with SEC rules, we use the Investor Relations section of our website to disclose any substantive amendment to, or material waiver from, any provision of the CoBCE that applies to our principal executive officer, principal financial officer, principal accounting officer, controller, or any individual who performs similar functions.

Insider Trading Policy

We have adopted an insider trading policy that governs the purchase, sale, and other dispositions and transactions in our securities by our directors, officers, and employees, and have implemented processes for the Company, that we believe are reasonably designed to promote compliance with insider trading laws, rules, and regulations and applicable Nasdaq listing standards. A copy of our insider trading policy was filed as Exhibit 19.01 to the Company’s Annual Report on Form 10-K for the year ended March 31, 2025.

Shareholder Communications with our Board of Directors

Our shareholders may communicate with our Board of Directors by sending an e-mail to Board@flex.com. Communications submitted to this e-mail address are regularly reviewed by the Company’s CEO, CFO, or General Counsel, and are submitted to the Chair of the Board, the entire Board of Directors, or individual directors, as appropriate, depending on the nature of the communication. Correspondence that is unrelated to the duties and responsibilities of the Board of Directors will be redirected or excluded, as appropriate.

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Fiscal Year 2025 Non-Employee Directors’ Compensation

Non-Employee Director Compensation Program

Objective of Non-Employee Director Compensation Program

The key objective of our non-employee director compensation program is to attract and retain a group of highly qualified directors with the necessary skills, experience, and character to serve on the Company’s Board of Directors. By using a combination of cash and equity-based compensation, the Nominating, Governance and Public Responsibility Committee intends to recognize the time commitment, expertise, and potential liability relating to active Board service, while also aligning the interests of our directors with the long-term interests of our shareholders. For a further discussion of the specific experience, attributes, skills and qualifications our directors bring to the Company, see Proposal No. 1 beginning on page 28.

Review of Non-Employee Director Compensation Program

The Nominating, Governance and Public Responsibility Committee annually reviews and makes recommendations to our Board for the compensation of our non-employee directors. Management, with input and guidance from our independent compensation consultant, assists the committee in this task by compiling director compensation data from the annual reports and proxy statements of companies in our peer comparison group. For information regarding our peer group, see “Compensation Discussion and Analysis – Executive Compensation Peer Group” on page 46.

In fiscal year 2025, the Nominating, Governance and Public Responsibility Committee retained Frederic W. Cook & Co., Inc. (“FW Cook”), to help the committee determine whether the compensation paid to our non-employee directors, including the compensation of the Chair of the Board, is competitive when compared to the practices of our peers. The committee reviewed, among other things, the existing cash compensation of our non-employee directors and the grant date fair value of restricted share unit awards. With FW Cook’s assistance, the committee also considered compensation trends and share ownership guidelines for non-employee directors. The Nominating, Governance and Public Responsibility Committee did not recommend any changes based on the review.

Components of Non-Employee Director Compensation Program

Our non-employee director compensation program consists of two components:

•	Annual cash compensation, in amounts that vary based on committee and chair services; and
•	Annual discretionary restricted share unit awards.

Non-employee directors can elect to receive their annual cash compensation, or any portion thereof, in the form of fully vested, unrestricted shares of the Company. The share election option and structure of our non-employee director compensation program emphasizes equity compensation, which rewards increases in stock price, over cash fees. The Board of Directors believes our overall pay mix, which is consistent with peer practice, supports alignment of directors’ interests with those of our shareholders.

In addition to the compensation provided to our non-employee directors, each non-employee director is reimbursed for any reasonable out-of-pocket expenses incurred in connection with attending in-person meetings of the Board of Directors and Board committees, as well as for any fees incurred in attending continuing education courses for directors up to $10,000 per director in any fiscal year.

We do not pay management directors for Board service in addition to their regular employee compensation. The compensation paid to our management director, Ms. Advaithi, for services provided as our CEO is discussed in the sections of this proxy statement titled “Compensation Discussion and Analysis” and “Executive Compensation.”

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Fiscal Year 2025 Annual Cash Compensation

Under the Singapore Companies Act, we may only provide cash compensation to our non-employee directors for services rendered in their capacity as directors with the prior approval of our shareholders at a general meeting. Our shareholders approved the current cash compensation arrangements for our non-employee directors at certain of our previous annual general meetings, with the most recent modifications approved at our 2017 annual general meeting. The current arrangements include the following annual cash retainers, all of which are paid quarterly in arrears:

Amount ($)	Who receives
90,000	Each non-employee director
15,000	Each member of the Audit Committee and the Compensation and People Committee, including the chairs
40,000	Chairs of the Audit Committee and the Compensation and People Committee
8,000	Each member of the Nominating, Governance and Public Responsibility Committee, including the chair
15,000	Chair of the Nominating, Governance and Public Responsibility Committee
50,000	Chair of the Board, in addition to the applicable retainers listed above

The cash compensation for non-employee directors who serve less than a full quarter is pro-rated for the number of days actually served. Non-employee directors do not receive any non-equity incentive compensation or participate in any pension plan or deferred compensation plan.

As discussed above, non-employee directors may receive their annual cash compensation in the form of Company shares, cash, or a combination thereof, at the director’s election. Accordingly, each non-employee director can elect to receive the annual retainer(s) described above, in whole or in part, in the form of fully vested, unrestricted Ordinary Shares of the Company. A non-employee director making such an election will receive shares having an aggregate value equal to the portion of cash compensation exchanged, with the value based on the closing price of our shares on the date the compensation would otherwise have been paid in cash.

Fiscal Year 2025 Equity Compensation

Yearly Restricted Share Unit Awards

Each non-employee director is eligible to receive grants of restricted share unit awards at the discretion of our Board of Directors. In accordance with the compensation program recommended by the Nominating, Governance and Public Responsibility Committee and approved by the Board, each non-employee director receives, following each annual general meeting, a restricted share unit award with an aggregate fair market value of $200,000 on the date of grant (which is increasing to $235,000 for fiscal year 2026 as discussed below). These yearly restricted share unit awards vest in full on the day immediately prior to the next year’s annual general meeting. During fiscal year 2025, each non-employee director received a restricted share unit award covering 6,889 Ordinary Shares under this program.

Initial Awards

Upon initially becoming a director of the Company, each non-employee director receives a pro-rated portion of the annual restricted share unit award granted to our continuing directors. These awards vest on the date immediately prior to our next annual general meeting.

Compensation for the Non-Employee Chair of the Board

In keeping with the Company’s philosophy pertaining to non-employee director compensation, the Nominating, Governance and Public Responsibility Committee seeks to provide competitive compensation to the non-employee Chair of the Board that recognizes the extensive time commitment and additional responsibilities the Chair role entails, while ensuring the Chair’s interests remain aligned with the long-term interests of our shareholders.

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Components of Compensation for the Non-Employee Chair

In addition to the cash and equity grants described above, our non-employee Chair is entitled to receive, following each annual general meeting, an additional yearly restricted share unit award with an aggregate fair market value of $100,000 on the date of grant. This restricted share unit award will vest on the day immediately prior to the next year’s annual general meeting. In connection with this portion of our non-employee director compensation program, during fiscal year 2025, the Chair of the Board received a restricted share unit award covering 3,444 Ordinary Shares.

Fiscal Year 2026 Non-Employee Director Compensation Change

In fiscal year 2026, the Nominating, Governance and Public Responsibility Committee retained FW Cook to help the committee determine whether the compensation paid to our non-employee directors is competitive when compared to the practices of our peers. Based on the review, the committee recommended and the Board approved increasing the annual discretionary restricted share unit award to an aggregate fair market value of $235,000 on the date of grant (from $200,000) for fiscal year 2026.

Non-Employee Director Share Ownership Guidelines

We require our non-employee directors to hold a minimum number of our Ordinary Shares equivalent to five (5) times their annual cash retainer ($450,000, which is five times the current $90,000 retainer) for serving as a director. Non-employee directors should reach this goal within five years of the date they are elected to our Board. All of our non-employee directors have met the share ownership requirement.

Director Summary Compensation in Fiscal Year 2025

The following table sets forth the fiscal year 2025 compensation for our non-employee directors.

Name	Fees Earned or Paid in Cash ($)(1)	Share Awards ($)(2)	All Other Compensation ($)	Total ($)
Michael D. Capellas(3)	58,024	—	—	58,024
John D. Harris II	105,000	200,000	—	305,000
Michael E. Hurlston(4)	—	302,791	—	302,791
Erin L. McSweeney	153,000	200,000	—	353,000
Charles K. Stevens, III	153,000	200,000	—	353,000
Maryrose Sylvester	105,000	200,000	—	305,000
Lay Koon Tan(5)	91,875	213,125	34,869	339,869
Patrick J. Ward	105,000	200,000	—	305,000
William D. Watkins	140,038	300,000	—	440,038
(1)	This column represents the amount of cash compensation earned in fiscal year 2025 for Board and Board committee service.
(2)	This column represents the grant date fair value of restricted share unit awards granted in fiscal year 2025 in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. The grant date fair value of restricted share unit awards is the closing price of our Ordinary Shares on the date of grant. For additional information regarding the assumptions made in calculating the amounts reflected in this column, see Note 5 to our audited consolidated financial statements for the fiscal year ended March 31, 2025, “Stock-Based Compensation,” included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2025. No option awards were granted in fiscal year 2025.
(3)	Mr. Capellas retired and did not stand for re-election at the Company’s 2024 annual general meeting on August 8, 2024.
(4)	In lieu of his cash compensation, Mr. Hurlston elected to receive fully vested Ordinary Shares of the Company under the non-employee director share election program for his Board and Board committee service. As a result, Mr. Hurlston received restricted share units covering 3,021 Ordinary Shares which vested immediately upon grant, the value of which is reflected in the table above under “Share Awards.”
(5)	In lieu of half of his cash compensation for the fourth quarter of fiscal year 2025, Mr. Tan elected to receive fully vested Ordinary Shares of the Company under the non-employee director share election program for his Board and Board committee service. As a result, Mr. Tan received restricted share units covering 418 Ordinary Shares which vested immediately upon grant, the value of which is reflected in the table above under “Share Awards.” Mr. Tan, a Singapore resident, incurred U.S. federal income and Arizona state income taxes in addition to local taxes as a result of serving on our Board. The Company paid $31,187 in U.S. federal income tax and $392 in Arizona state income tax directly to the relevant taxation authority on behalf of Mr. Tan, which taxes were incurred as a result of Mr. Tan’s meeting attendance at our offices in Austin, Texas as well as in Sedona, Arizona during fiscal year 2025, and $2,844 for third-party tax return preparation and filing services during fiscal year 2025. In addition, $446 was paid directly to the I.R.S. in fiscal year 2025 in relation to a tax notice received for the 2023 tax year. These amounts are reflected in the table above under “All Other Compensation.”

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The table below shows the aggregate number of Ordinary Shares underlying unvested restricted share units held by our non-employee directors as of the 2025 fiscal year-end:

Name	Number of Ordinary Shares Underlying Outstanding Restricted Share Units (#)
John D. Harris II	6,889
Michael E. Hurlston	6,889
Erin L. McSweeney	6,889
Maryrose Sylvester	6,889
Charles K. Stevens, III	6,889
Lay Koon Tan	6,889
Patrick J. Ward	6,889
William D. Watkins	10,333

The non-employee directors do not hold any share options.

Treatment of Unvested Restricted Share Unit Awards upon a Change of Control

All of our non-employee directors have outstanding restricted share unit awards. Information regarding the treatment of outstanding restricted share units upon a change of control is described in the section titled “Potential Payments Upon Termination or Change of Control.”

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Proposals to be Considered at the 2025 Annual General Meeting of Shareholders

Proposal No. 1: Re-election of Directors

Article 94 of our Constitution requires that at each annual general meeting, all of the current directors must retire from office. Retiring directors are eligible for re-election.

Upon the recommendation of our Nominating, Governance and Public Responsibility Committee, the Board of Directors has nominated all nine of our incumbent directors who will retire from office at the 2025 annual general meeting as required by Article 94 of our Constitution, for re-election.

If any nominee under Proposal No. 1 fails to receive the affirmative vote of a majority of the shares present and voting on the resolution to approve his or her re-election (that is, if the number of shares voted “FOR” the director nominee does not exceed the number of votes cast “AGAINST” that nominee), he or she will not be re-elected and the size of the Board will be reduced accordingly. Abstentions, if any, will have no effect.

The Singapore Companies Act provides that we must have at all times at least one director ordinarily resident in Singapore. As Mr. Tan is the only member of our Board of Directors who is ordinarily resident in Singapore, if Mr. Tan is not re-elected at the 2025 annual general meeting, he shall be deemed to continue in his role as a director until we appoint another director to the Board who is ordinarily resident in Singapore.

The proxy holders intend to vote all proxies for the nominees for directors listed below under “Nominees to our Board of Directors.” If any nominee is unable or declines to serve as a director at the time of the 2025 annual general meeting, the proxies will be voted for any nominee designated by the present Board of Directors, in accordance with Article 99 of our Constitution, to fill the vacancy. As of the date of this proxy statement, our Board of Directors is not aware of any nominee who is unable or will decline to serve as a director.

The Board recommends a vote “FOR” the re-election of each of the Director nominees.

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Nominees to our Board of Directors - Skills, Qualifications and Backgrounds

Flex is committed to having a predominantly independent Board of Directors representing a range of critical skills. Our Nominating, Governance and Public Responsibility Committee is responsible for assessing the composition and performance of the Board and its committees, and for recruiting, evaluating, and recommending candidates to be presented for appointment or election to our Board. Our Board believes that a wide range of viewpoints is critical to effective board deliberations, corporate governance and oversight. The general attributes we expect all directors to have are high professional and personal ethics and values, an understanding of the Company’s business and industry, advanced education, broad-based business acumen, and the ability to think strategically.

For this year’s election, the Board has nominated nine individuals who bring a variety of skills and experiences to the Board and reflect an appropriate combination of qualifications to represent and further the long-term interests of the Company’s shareholders. Three of our nominees (33%) are women and three nominees (33%) are from underrepresented racial/ethnic groups. Our Board has a good balance of longer-serving directors who have in-depth knowledge of our business and newer members who bring fresh perspectives and additional skills, with five of our incumbent director nominees having tenures of five years or less. Our nominees’ collective experience covers a wide range of geographies and industries.

The following matrix highlights many of the specific experience, attributes, skills and qualifications that our nominees for director bring to the Company and that are considered when evaluating and recommending candidates for appointment or election to our Board.

Environmental and Sustainability
Human Capital Management
Global Operations
Supply Chain
Technology and Innovation
Information Systems and Cybersecurity
Business Development and Strategic Planning
Public Company Board Governance
Financial, Accounting and Audit
Risk and Compliance
Industry Leadership

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Environmental and Sustainability	Experience in environmental and sustainability topics, which is instrumental to Flex’s foundation of sustainability governance and our position as a leader in sustainability efforts.
Human Capital Management	Experience in human resources, compensation and benefits, recruiting and retaining employees, succession planning, and developing and maintaining a strong workplace culture. Our Board recognizes that human capital management is a high priority for the Company as an important component to maintaining our competitiveness and world-class capabilities and as we focus on hiring and retaining the world’s best talent.
Global Operations	Experience operating in a global context by managing international enterprises, residence abroad, and studying other cultures adds impactful insight to our Board’s oversight of Flex’s global footprint, including our workforce and operations in approximately 30 countries, and enables our Board to support management in developing solutions across international markets.
Supply Chain	Experience in executive positions overseeing supply chain management and exposure to supply chain issues, which is invaluable in overseeing and guiding Flex’s supply chain services that involve a network of approximately 100 locations across the globe.
Technology and Innovation	Experience in the technology sector and driving technological innovation enables our Board to guide Flex’s strategy regarding the design and manufacturing of proprietary products and advanced manufacturing solutions.
Information Systems and Cybersecurity	Experience in understanding the impact and increasing importance of information technology and the cybersecurity threat landscape in our business and that of our customers, including as a result of public company board service on a committee with cybersecurity risk oversight responsibilities, is critical to an effective risk management program.
Business Development and Strategic Planning	Executive level experience with business and customer development and long-term strategic planning and execution allows our Board to actively support the development and execution of Flex’s long-term strategy and continued business transformation.
Public Company Board Governance	Experience on other public company boards provides insight into the dynamics and operations of a corporate board, the relationship between a public company board to senior management and shareholders, and the oversight of strategic, operational, and corporate governance-related matters, and positions our Board to adopt best practices in public company corporate governance.
Financial, Accounting and Audit	Experience in accounting and audit functions and the ability to analyze financial statements and oversee budgets provide critical oversight and support of Flex’s financial reporting and responsibility to shareholders and other stakeholders.
Risk and Compliance	Experience identifying, mitigating, and managing enterprise risks allows our Board to effectively fulfill its risk oversight responsibilities.
Industry Leadership	Experience in executive positions within the technology sector or within the manufacturing sector enhances our Board’s ability to oversee management in areas that are fundamental to Flex’s business, strategic plan, and growth.

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The Nominating, Governance and Public Responsibility Committee considered the specific experience described in the biographical snapshots below in determining that each individual nominee should serve on our Board of Directors.

Revathi Advaithi
Chief Executive Officer, Flex Ltd. Director Since: 2019 Age: 57 Board Committee(s): • None Other Public Company Boards: • Uber Technologies, Inc. (since 2020)

Career Highlights:

•  Chief Executive Officer of Flex since February 2019

•  President and Chief Operating Officer, Electrical Sector, of Eaton Corporation plc, a power management company (2015 to 2019)

•  President of Electrical Sector, Americas, of Eaton (2012 to 2015)

•  Other positions of increasing responsibility at Eaton between 2008 and 2012, including Vice President and General Manager of the Electrical Components Division

•  Several senior roles within the sourcing and supply chain functions at Honeywell between 2002 and 2008, including Vice President and General Manager of Honeywell’s Field Solutions business

•  Various positions at Eaton between 1995 and 2002, including leading the Electrical Sector in the Americas and Asia-Pacific, with a three-year assignment in Shanghai

Skills and Experience Supporting Nomination:

•  Current service as Flex’s Chief Executive Officer, as well as a broad and deep understanding of Flex, the industries in which it participates, and the strategic actions necessary to deliver long-term profitable growth, contributes indispensable knowledge and expertise to our Board

•  Leadership experience in engineering, operations, logistics, and international supply chain management

•  Cybersecurity risk oversight experience as a member of the audit committee of another public company board tasked with such responsibility

•  Globally minded, purpose-driven leader with a deep commitment to our culture and our values

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John D. Harris II

Retired Vice President of Business Development, Raytheon Company and Chief Executive Officer, Raytheon International, Inc.

Director Since: 2020

Age: 64

INDEPENDENT

Board Committee(s):

•  Audit

Other Public Company Boards:

•  Cisco Systems, Inc. (since 2021)

•  ExxonMobil Corporation (since 2022)

•  Kyndryl Holdings, Inc. (since 2021)

Career Highlights:

•  Vice President of Business Development for Raytheon Company and Chief Executive Officer of Raytheon International, Inc., a wholly-owned subsidiary of Raytheon Company, a global engineering and technology company focused on aviation, space and defense. In this role, he was responsible for worldwide sales and marketing, international business and government relations operations, as well as leading the execution of the company’s global business strategy (2013 to 2020)

•  Joined Raytheon in 1983 and held several leadership positions including Vice President and General Manager of Raytheon’s Intelligence, Information and Services business (2012 to 2013); President, Raytheon Technical Services Company (2010 to 2012); Vice President, Contracts and Supply Chain for Raytheon (2005 to 2010); Vice President, Contracts for Raytheon’s government and defense businesses; and Vice President of Operations and Contracts for Raytheon’s former electronic systems business

•  Served on the Radio Technical Commission for Aeronautics (RTCA) NextGen Advisory Committee, the National Advisory Council on Minority Business Enterprise with the U.S. Department of Commerce, and the Association of the United States Army’s Council of Trustees

Skills and Experience Supporting Nomination:

•  Proven track record of success in developing and managing large scale global businesses, with leadership in sales and marketing, supply chain, and government relations

•  Technology, digital and cybersecurity experience as former president of Raytheon Technical Services Company and as former general manager of Raytheon’s Intelligence, Information and Services business, and as a board member of a public company global leader in information security

•  Competencies in talent management, culture development and strategic planning based on his CEO and functional experience

•  Outside public and non-profit board experience and government service experience

Michael E. Hurlston

President and Chief Executive Officer, Lumentum Holdings Inc.

Director Since: 2020

Age: 58

Board Committee(s):

•  None

Other Public Company Boards:

•  Astera Labs Inc. (since 2024)

•  Lumentum Holdings Inc. (since 2025)

Recent Prior Public Company Boards:

•  Synaptics Incorporated (2019-2025)

•  Ubiquiti Networks, Inc. (2016–2021)

Career Highlights:

•  President and Chief Executive Officer of Lumentum Holdings Inc., a designer and manufacturer of innovative optical and photonic products enabling cloud, optical networking, and laser applications worldwide (February 2025 to present)

•  Synaptics Incorporated, a global leader in IoT semiconductor solutions and human interface solutions combining IoT and AI (2019 to February 2025)

•  Chief Executive Officer and a member of the board of directors of Finisar Corporation, a leader in optical communications (2018 to 2019)

•  From 2001 to 2017, held various senior leadership positions in sales, marketing and general management at Broadcom Limited, a leading developer and supplier of a broad range of semiconductor solutions, and its predecessor corporation, including Senior Vice President and General Manager of the Mobile Connectivity Products / Wireless Communications and Connectivity Division

•  Held senior marketing and engineering leadership positions at Oren Semiconductor, Inc., Integrated Circuit Systems, Inc., MicroPower Systems Inc., Exar Corporation and IC Works Inc. from 1991 to 2001

•  Serves on the Board of Executive Trustees of the UC Davis Foundation

Skills and Experience Supporting Nomination:

•  Current public company CEO experience, as well as extensive leadership and operational experience from his senior executive positions at several technology companies

•  Deep experience in the semiconductor industry which provides our Board with valuable perspectives directly relevant to our business

•  Significant technology and global experience, holding advanced degrees in electrical engineering and business administration, as well as a proven track record of growing large businesses to achieve consistent profitable growth and market penetration

•  Experience serving on public company, private company and non-profit boards

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Erin L. McSweeney

Executive Vice President and Chief People Officer, UnitedHealth Group Incorporated

Director Since: 2020

Age: 60

INDEPENDENT

Board Committee(s):

•  Compensation and People (Chair)

•  Nominating, Governance and Public Responsibility

Other Public Company Boards:

•  None

Career Highlights:

•  Executive Vice President and Chief People Officer of UnitedHealth Group Incorporated, responsible for developing and implementing the company’s enterprise people and culture strategy (March 2022 to present)

•  Executive Vice President, Chief of Staff for CEO, UnitedHealth Group Incorporated (February 2021 to February 2022)

•  Executive Vice President and Chief Human Resources Officer of Optum, Inc., the global health services platform of UnitedHealth Group Incorporated with 180,000 employees worldwide (January 2017 to February 2021)

•  Several positions of increasing responsibility during her 11-year career at EMC (now Dell EMC), including Executive Vice President and Chief Human Resources Officer (2015 to 2016); Senior Vice President, Human Resources, Products and Marketing (2013 to 2015); and Chief Human Resources Officer and Vice President, Virtual Computing Environment (2009 to 2012)

•  Held several other CHRO roles across various industries

Skills and Experience Supporting Nomination:

•  Highly experienced strategic change agent with a track record of elevating organizational performance and strengthening cultural values, having served more than 30 years as a human capital management professional

•  Expertise in leading all strategic and operational aspects of human resources, including organizational design, talent acquisition and management, total rewards, employee development, performance management, and succession planning

•  Background and insights position her to oversee best practices in executive compensation and human capital management

Charles K. Stevens, III

Retired Executive Vice President and Chief Financial Officer, General Motors Company

Director Since: 2018

Age: 65

INDEPENDENT

Board Committee(s):

•  Audit (Chair)

•  Nominating, Governance and Public Responsibility

Other Public Company Boards:

•  Genuine Parts Company (since 2024)

•  Masco Corporation (since 2018)

Recent Prior Public Company Boards:

•  Eastman Chemical Company (2020-2024)

•  Tenneco Inc. (2020-2022)

Career Highlights:

•  Retired from General Motors Company (GM) in March 2019 after a 40-year career at the global automotive company that designs, manufactures, markets, and distributes vehicles and vehicle parts, and sells financial services

•  Executive Vice President and Senior Advisor of GM (2018 to March 2019)

•  Executive Vice President and Chief Financial Officer of GM, responsible for leading GM’s financial and accounting operations worldwide (2014 to 2018)

•  Chief Financial Officer of GM North America (2010 to 2014); Interim Chief Financial Officer of GM South America (2011 to 2013); led GM’s financial operations for GM Mexico (2008 to 2010) and GM Canada (2006 to 2008)

•  From 1994 to 2005, held several leadership positions in GM’s Asia-Pacific region including China, Singapore, Indonesia, and Thailand

Skills and Experience Supporting Nomination:

•  As the former chief financial officer of GM, brings significant leadership experience in financial and accounting operations of a large, global publicly held manufacturing company

•  Provides a valuable understanding of international financial matters, risk evaluation and management, mergers and acquisitions, and consumer goods

•  Extensive experience in the automotive industry which provides our Board with valuable perspectives directly relevant to our business

•  Outside current and past public company board experience, with particular focus on audit committee service and leadership, which includes cybersecurity risk oversight experience as a member of audit committees of public company boards tasked with such responsibility

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Maryrose Sylvester

Retired U.S. Managing Director and U.S. Head of Electrification, ABB Ltd

Director Since: 2022

Age: 59

INDEPENDENT

Board Committee(s):

•  Compensation and People

Other Public Company Boards:

•  Harley-Davidson, Inc. (since 2016)

•  Vontier Corporation (since 2021)

•  Waste Management, Inc. (since 2021)

Career Highlights:

•  U.S. Managing Director and U.S. Head of Electrification of ABB Ltd, a global technology company operating in the areas of electrification, robotics, power, and automation (June 2019 to August 2020)

•  Held a broad range of leadership roles during more than 30 years at GE, including President and CEO of Current, a digital power service business delivering integrated energy systems (2015 to June 2019); President and CEO of GE Lighting, a leading global lighting provider (2011 to 2015); and President and CEO of GE Intelligent Platforms, an industrial automation provider (2006 to 2011)

•  Global supply chain experience during tenure at GE including as Director of Sourcing for GE Lighting in Budapest, Hungary, and Global Sourcing Director for GE Lighting

Skills and Experience Supporting Nomination:

•  Extensive experience in leading and transforming global industrial businesses, focused on innovation, operational improvement, and supply chain and logistics management

•  Significant knowledge and expertise in product development and delivering technology-enabled and energy-efficient, sustainable solutions

•  Experience serving on large public company, private company and non-profit boards, which includes cybersecurity risk oversight experience as a member of the audit committee of another public company board tasked with such responsibility

Lay Koon Tan

Retired President, Chief Executive Officer and member of the Board of Directors, STATS ChipPAC Ltd.

Director Since: 2012

Age: 66

INDEPENDENT

Board Committee(s):

•  Audit

Other Public Company Boards:

•  None

Career Highlights:

•  Founding President and Chief Executive Officer and a member of the board of directors of STATS ChipPAC Ltd., a leading service provider of semiconductor packaging design, bump, probe, assembly, test and distribution solutions (2004 to 2015), after leading the formation of the company, and its predecessor, ST Assembly Test Services Ltd. (2002 to 2004). Mr. Tan joined ST Assembly Test Services Ltd. in 2000 as its Chief Financial Officer.

•  Investment banker with Salomon Smith Barney, the global investment banking unit of Citigroup Inc.

•  Various senior positions in government and financial institutions in Singapore, including the United Overseas Bank Limited

•  Holds a Bachelor of Engineering from the University of Adelaide, Australia where he was a Colombo Plan Scholar, and a Master of Business Administration from the University of Pennsylvania’s Wharton School of Business, where he was a Palmer Scholar

Skills and Experience Supporting Nomination:

•  Deep financial expertise and experience in investment matters and business development

•  Experience in driving innovation and growth through entrepreneurial endeavors in the technology sector, including in the semiconductor industry

•  Executive leadership experience, serving as a chief executive officer and chief financial officer of leading global technology-based businesses

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Patrick J. Ward

Retired Vice President and Chief Financial Officer, Cummins Inc.

Director Since: 2022

Age: 62

INDEPENDENT

Board Committee(s):

•  Audit

•  Compensation and People

Other Public Company Boards:

•  Corteva, Inc. (since 2019)

Career Highlights:

•  Vice President and Chief Financial Officer of Cummins Inc., a global power leader that designs, manufactures, distributes and services engines and related technologies (2008 to 2019)

•  Held a broad range of financial leadership positions after joining Cummins in 1987, including serving as vice president, engine business controller, and executive director, power generation business controller

•  Prior to joining the Board of Corteva, Inc., Mr. Ward served as a director of E.I. du Pont de Nemours and Company, Inc. and remained a board member through its merger with DowDuPont Inc.

Skills and Experience Supporting Nomination:

•  Broad experience across finance, risk management and strategy from his extensive experience as a chief financial officer and executive of a global public company

•  Significant financial expertise, including in financial reporting, public accounting, capital markets, investment management and investor relations, through a broad range of global financial leadership positions including as a public company chief financial officer

•  Several years of experience serving on public company boards, with particular focus on audit committee service and leadership, which includes cybersecurity risk oversight experience as a member of the audit committee of another public company board tasked with such responsibility

William D. Watkins, Independent Chair of the Board

Retired Chief Executive Officer, Imergy Power Systems, Inc.

Director Since: 2009

Age: 72

INDEPENDENT

Board Committee(s):

•  Nominating, Governance and Public Responsibility (Chair)

Other Public Company Boards:

•  Nextracker Inc. (since 2023)

Recent Prior Public Company Boards:

•  Avaya Holdings Corp. (2017-2023)

•  Maxim Integrated Products, Inc. (2008-2021)

Career Highlights:

•  Chief Executive Officer (2013 to 2016) and Chairman of the Board (2015 to 2016) of Imergy Power Systems, Inc., a leading innovator in cost-effective energy storage solutions

•  Chairman of the Board (February 2013 to December 2013) and Chief Executive Officer (2010 to February 2013) of Bridgelux, Inc., a leading light emitting diode (LED) developer

•  Chief Executive Officer (2004 to 2009) and President and Chief Operating Officer (2000 to 2004) of Seagate Technology, a provider of electronic data storage solutions and systems, responsible for Seagate’s hard disc drive operations, including recording heads, media, and other components, and related R&D and product development organizations

•  Various other positions with Seagate Technology (1996 to 2000)

Skills and Experience Supporting Nomination:

•  Extensive operational and management experience, including as CEO and COO, leading technology manufacturing businesses on a global scale

•  Deep understanding of the electronics and semiconductor industries which provides our Board with valuable perspectives directly relevant to our business

•  Technology, digital and cybersecurity experience as an executive serving businesses in encryption, enterprise, desktop, mobile computing, and electronics industries

•  Outside current and past board experience as a director of various public companies

The Board believes that Mr. Watkins’ extensive experience and tenure on our Board makes him very well suited to serve as the independent Chair of our Board.

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Proposal No. 2: Re-Appointment of Independent Auditors for Fiscal Year 2026 and Authorization of our Board to Fix Their Remuneration

Our Audit Committee has approved, subject to shareholder approval, the re-appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm to audit our financial statements and records for the fiscal year ending March 31, 2026, and to perform other appropriate services. In addition, pursuant to Section 205(16) of the Singapore Companies Act, our Board of Directors is requesting that the shareholders authorize the directors, upon the recommendation of the Audit Committee, to fix the auditors’ remuneration for services rendered through the 2026 annual general meeting. We expect that a representative from Deloitte & Touche LLP will be present at the 2025 annual general meeting, will have the opportunity to make a statement, and available to respond to appropriate questions.

Deloitte & Touche LLP has been the Company’s independent registered public accounting firm since 2002. The Company has been advised by Deloitte & Touche LLP that neither it nor any of its associates has any direct or material indirect financial interest in the Company.

Principal Accountant Fees and Services

Set forth below are the aggregate fees billed by Deloitte & Touche LLP, a member firm of Deloitte Touche Tohmatsu, and its respective affiliates, for services performed during fiscal years 2025 and 2024. All audit and permissible non-audit services reflected in the fees below were pre-approved by the Audit Committee in accordance with established procedures.

	Fiscal year
(in millions)	2025 ($)	2024 ($)
Audit Fees	12.1	14.4
Audit-Related Fees	0.3	0.1
Tax Fees	0.9	1.3
All Other Fees	—	—
Total	13.3	15.8

Audit Fees consist of fees for professional services rendered by our independent registered public accounting firm for the audit of our annual consolidated financial statements included in our Annual Report on Form 10-K (including services related to rendering an opinion under Section 404 of the Sarbanes-Oxley Act of 2002) and the review of our consolidated financial statements included in our Quarterly Reports on Form 10-Q. These fees include fees for services that are normally incurred in connection with statutory audits for the fiscal year ended March 31, 2025 that were approved during the fiscal year and regulatory filings or engagements, such as comfort letters, statutory audits, and consents and the review of documents filed with the SEC.

Audit-Related Fees consist of fees for assurance and related services by our independent registered public accounting firm that are reasonably related to the performance of the audit and not included in Audit Fees.

Tax Fees consist of fees for professional services rendered by our independent registered public accounting firm for tax compliance, tax advice, and tax planning services, including assistance regarding federal, state and international tax compliance, return preparation, tax audits and customs and duties.

All Other Fees consist of fees for professional services rendered by our independent registered public accounting firm for permissible non-audit services.

Audit Committee Pre-Approval Policy

Our Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services. The Audit Committee has delegated to its Chair pre-approval authority subject to predefined financial limits set by the Audit Committee, provided that any such decisions are required to be reported to the Audit Committee at its next regularly scheduled meeting. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee also may pre-approve particular services on a case-by-case basis.

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Our Audit Committee has determined that the provision of non-audit services under appropriate circumstances may be compatible with maintaining the independence of Deloitte & Touche LLP, and that all such services provided by Deloitte & Touche LLP to us in the past were compatible with maintaining such independence. The Audit Committee is sensitive to the concern that some non-audit services, and related fees, could impair independence. However, the Audit Committee also recognizes that in some areas, services that are identified by the relevant regulations as “tax fees” or “other fees” are sufficiently related to the audit work performed by Deloitte & Touche LLP that it would be highly inefficient and unnecessarily expensive to use a separate firm to perform those non-audit services. The Audit Committee intends to evaluate each such circumstance on its own merits, and to approve the performance of non-audit services where it believes efficiency can be obtained without meaningfully compromising independence.

The Board recommends a vote “FOR” the re-appointment of Deloitte & Touche LLP as our independent auditors for fiscal year 2026 and authorization of the Board, upon the recommendation of the Audit Committee, to fix their remuneration.

Message from the Audit Committee

We, the members of Flex’s Audit Committee, assist our Board of Directors in overseeing financial accounting and reporting processes; systems of internal controls; the appointment, compensation and oversight of our external auditor; and our compliance with legal and regulatory requirements. We are committed to the values of independence and transparency in the discharge of our duties.

In furtherance of independent oversight, our Audit Committee is composed entirely of independent and financially literate directors, including four audit committee financial experts. Further, we annually assess the independence of our external auditors considering any non-audit fees or services and the tenure of our lead audit partner.

We also take measures to ensure transparency between ourselves, members of management, and our external auditors including holding regular private sessions with external auditors, maintaining open lines of communication with members of management, and performing annual assessments of the qualifications and work quality of our external auditors.

We typically hold at least 8 meetings each fiscal year, in connection with regularly scheduled Board meetings and the filing of quarterly and year-end financial results. Additionally, we meet as needed to address emerging concerns including financial and accounting practices and ethics and compliance concerns. Specifically, in discharging our oversight duties at each regularly scheduled Audit Committee meeting, we:

•	review and discuss with management and Deloitte & Touche LLP our quarterly earnings press releases, related periodic reports filed with the SEC, and our audited financial statements for the fiscal year, as well as the overall quality of our financial reporting process;
•	receive updates from Flex’s Chief Ethics and Compliance Officer (“CECO”) regarding legal and compliance matters including reports about the receipt and resolution of employee or other concerns raised regarding financial reporting and other compliance matters, and annually review the performance of the CECO;
•	receive updates from Flex’s Vice President of Internal Audit regarding internal audit and risk management matters including the Audit and Risk Management Services reports, and annually review the performance of the Vice President of Internal Audit;
•	review and discuss accounting and tax regulatory, procedural, and program updates;
•	review and discuss with management, internal audit and Deloitte & Touche LLP the evaluation, execution, and effectiveness of the Company’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002;
•	review and discuss topics regarding information security and cybersecurity risks, which includes receiving regular updates from Flex’s Chief Information Security Officer, and the Company’s strategy to mitigate these risks; and
•	review and discuss with management significant business, operational and reporting risks and assess the steps management is taking to control these risks, including specific critical risks identified by our enterprise risk management program.

For an exhaustive discussion of our responsibilities, we invite you to review our Audit Committee charter which we assess on an annual basis and revise, if necessary.

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Audit Committee Report

The Audit Committee has reviewed and discussed with management and with our independent auditors, Deloitte & Touche LLP, our audited consolidated financial statements for the fiscal year ended March 31, 2025, as well as management’s assessment and our independent auditors’ evaluation of the effectiveness of our internal control over financial reporting as of March 31, 2025. Flex management represented to the Audit Committee that the Company’s audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

The Audit Committee also discussed with our independent auditors the matters required to be discussed by the applicable rules of the Public Company Accounting Oversight Board and the SEC. The Audit Committee also has discussed with our independent auditors the firm’s independence from Company management and the Company and reviewed the written disclosures and letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee also has considered whether the provision of non-audit services by our independent auditors is compatible with maintaining the independence of the auditors. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent auditors. All audit and permissible non-audit services performed by our independent auditors during fiscal years 2025 and 2024 were pre-approved by the Audit Committee in accordance with established procedures.

Our independent auditors perform an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and express an opinion on these consolidated financial statements. In addition, our independent auditors express their own opinion on the effectiveness of our internal control over financial reporting. The Audit Committee monitors these processes.

Based on the Audit Committee’s discussions with management and our independent auditors and based on the Audit Committee’s review of our audited consolidated financial statements, together with the reports of our independent auditors on the consolidated financial statements and the representations of our management with regard to these consolidated financial statements, the Audit Committee recommended to the Company’s Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2025, which was filed with the SEC on May 21, 2025.

Submitted by the Audit Committee of the Board of Directors:

Charles K. Stevens, III	John D. Harris II	Lay Koon Tan	Patrick J. Ward

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Proposal No. 3: Non-Binding, Advisory Resolution on Executive Compensation

We are asking our shareholders to approve, in a non-binding, advisory vote, the compensation of our named executive officers (NEOs) as reported in this proxy statement in the “Compensation Discussion and Analysis” and the compensation tables and accompanying narrative disclosure under “Executive Compensation.”

Flex’s compensation philosophy is that pay should be meaningfully aligned with performance. Our pay programs are designed to tie actual pay delivery for our executives to performance against the Company’s short-term and long-term performance goals and the creation of shareholder value. A key objective of our compensation programs is to attract, retain and motivate superior executive talent by providing competitive pay opportunities and then paying for the achievement of rigorous Company objectives, while balancing the need to avoid excessive or inappropriate risk-taking and maintaining an appropriate cost structure.

We strongly encourage shareholders to read the Compensation Discussion and Analysis section of this proxy statement in detail. This section describes how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives and shows the link between our performance and our executives’ incentive compensation. We also encourage shareholders to review the Summary Compensation Table and the other related compensation tables and narrative, which provide detailed information on the compensation of our NEOs.

While the vote on this resolution is advisory and not binding on the Company, each member of the Compensation and People Committee, along with the Board, values the perspectives of our shareholders and will consider the results of this vote when making decisions regarding future executive compensation arrangements. We have held a say-on-pay advisory vote on an annual basis since 2011, with the next vote anticipated to occur at our 2026 annual general meeting.

The Board recommends a vote “FOR” the approval of the non-binding, advisory resolution on executive compensation.

Compensation and People Committee Report

The Compensation and People Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis that follows this report. Based on this review and discussion, the Compensation and People Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in the Company’s proxy statement for the 2025 annual general meeting of shareholders.

Submitted by the Compensation and People Committee of the Board of Directors:

Erin L. McSweeney	Maryrose Sylvester	Patrick J. Ward

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Compensation Discussion and Analysis

This CD&A is organized into the following key sections:
Executive Summary	40
Compensation Philosophy	44
Compensation-Setting Process and Decisions for Fiscal Year 2025	45
Fiscal Year 2025 Executive Compensation	47

Introduction

In this Compensation Discussion and Analysis (CD&A) section, we discuss the material elements of our compensation programs and policies, including our overall compensation philosophy and program objectives, and how and why the Compensation and People Committee arrived at specific compensation policies and decisions involving our NEOs. Our NEOs for fiscal year 2025 were:

Name	Position
Current Executives
Revathi Advaithi	Chief Executive Officer
Kevin Krumm(1)	Chief Financial Officer
Kwanghooi (Hooi) Tan(2)	Chief Operating Officer
Michael P. Hartung(3)	President, Chief Commercial Officer
Scott Offer	Executive Vice President, General Counsel
Former Executives
Paul R. Lundstrom(1)	Former Chief Financial Officer
Jaime Martinez(1)	Former Interim Chief Financial Officer

(1)	Mr. Krumm became our Chief Financial Officer effective January 6, 2025. Mr. Lundstrom resigned from his position of Chief Financial Officer effective July 31, 2024. Mr. Martinez served as our Interim Chief Financial Officer for a portion of fiscal year 2025 (from August 1, 2024 until January 5, 2025), after which he continued in his role as Senior Vice President, Finance.
(2)	Mr. Tan’s title was changed to Chief Operating Officer in connection with his assumption of additional responsibilities in August 2024 including oversight of IT.
(3)	Mr. Hartung was promoted to President, Chief Commercial Officer effective July 26, 2024. In this expanded role, he now leads both the Agility and Reliability segments.

Executive Summary

Our pay programs are designed to align executives’ compensation with performance against the Company’s short-term and long-term objectives and the creation of shareholder value. We use a mix of performance metrics that are intended to reward different aspects of Company achievement.

Performance and Company Highlights for Fiscal Year 2025

During fiscal year 2025, we achieved another year of strong results, which once again demonstrates our effective strategy to shift the portfolio towards more profitable businesses coupled with the ability to navigate a challenging macroeconomic environment and deliver value to our shareholders.(A)

•	One-year and three-year Flex TSR of 15.6% and 145.2%, respectively.
•	Adjusted operating profit (OP) grew by 15.2% year-over-year, following 2.8% growth in fiscal year 2024 over 2023, and 15.1% growth in fiscal year 2023 over 2022. Fiscal year 2025 adjusted OP performance was very strong, driven by favorable mix and operational efficiency.

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•	Closed the year at a cash position of $2.3 billion.
•	Returned $1.257 billion to our shareholders through stock repurchases.
•	In addition to the above performance, in fiscal year 2025 the Company achieved adjusted gross margin of 8.8% and GAAP gross margin of 8.4%, adjusted operating margin of 5.7% and GAAP operating margin of 4.5%, and adjusted earnings per share (EPS) of $2.65 and GAAP EPS of $2.11.

(A)	Adjusted OP, adjusted gross margin, adjusted operating margin and adjusted EPS are non-GAAP financial measures. See Annex A to this proxy statement for a reconciliation of GAAP to non-GAAP financial measures.

The short-term incentive program for the NEOs in fiscal year 2025 used the following financial metrics: revenue, adjusted OP, and adjusted free cash flow (FCF). For fiscal year 2025, we continued our adjusted EPS growth performance stock unit (PSU) program as a long-term incentive (LTI) vehicle. These are the same metrics we focused on in our quarterly performance updates to shareholders. Our recent history of performance on these four metrics is shown below.

Our adjusted FCF performance and improved profitability supported our return of capital to shareholders through our share repurchase program, as shown below.

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Key Leadership Changes in Fiscal Year 2025

Mr. Krumm joined the Company as our Chief Financial Officer effective January 6, 2025. Our former Chief Financial Officer, Mr. Lundstrom, resigned from his position effective July 31, 2024 to pursue another career opportunity. Following Mr. Lundstrom’s departure, Mr. Martinez served as our Interim Chief Financial Officer from August 1, 2024 until January 5, 2025. Mr. Krumm joined Flex with more than 20 years of global experience across industrial, chemical, and healthcare industries. He has deep experience in public accounting, corporate treasury operations, mergers and acquisitions and corporate finance.

Mr. Hartung was promoted from his prior position of President, Agility to his current position of President, Chief Commercial Officer effective July 26, 2024. In his expanded role, Mr. Hartung leads both the Agility and Reliability segments, focusing on delivering on the long-term Flex Forward strategy and driving the adoption of the Company’s end-to-end services and products across targeted markets.

Mr. Tan assumed additional responsibilities in August 2024 including oversight of global IT. As a result, effective October 1, 2024, Mr. Tan’s title was changed to Chief Operating Officer.

Compensation Highlights for Fiscal Year 2025

Our pay-for-performance compensation philosophy aims to tie actual pay delivery to performance. We believe above-target performance should be rewarded when achieved, and below-target performance should lead to reduced compensation, including zero payouts for incentive elements when performance thresholds are not met. We also believe we should deliver a significant portion of executive pay in the form of equity awards, which are directly aligned with value delivered to shareholders.

Base salaries maintained with one exception: Mr. Tan, our Chief Operating Officer, received a 5.0% increase effective August 1, 2024 in connection with his assumption of additional responsibilities.
Bonus targets maintained with one exception: Mr. Hartung’s bonus target was increased from 100% to 110% in connection with his promotion to President, Chief Commercial Officer.
Bonus payouts ranged from 132% to 144% of target for the NEOs (excluding Mr. Lundstrom who left the Company during fiscal year 2025 and did not receive a payout). Upon management’s recommendation, the Compensation and People Committee exercised negative discretion by reducing corporate funding under the bonus plan from 147% to 131% due to underperformance of revenue to plan and guidance, despite significant overperformance on both adjusted OP and adjusted FCF.
Performance share unit (PSU) payouts: 162% was earned for the relative total shareholder return (rTSR) PSUs for the three-year performance cycle ending in fiscal year 2025 (rTSR PSUs that vested in June 2024) based on achieving average related TSR growth of 54%. Absolute TSR growth over this period was 132%. Maximum payout of 200% was earned for the Adjusted EPS PSUs for the three-year performance cycle ending on March 31, 2025 based on achieving average adjusted Flex core EPS growth of 14.7% (excluding the impact of Nextracker).

Summary of Compensation Program Changes for Fiscal Year 2025

For fiscal year 2025, the Company made the following two refinements to the design of its compensation program, as described below.

Program Element	Fiscal Year 2025 Design Changes	Rationale for Change
Annual Incentive Bonus Metrics	Increased weighting of OP (from 50% to 60%) and decreased weighting of revenue (from 50% to 40%) on segment results for segment presidents and President, Chief Commercial Officer	To have greater emphasis on OP growth
Change of Control Severance	Amended the executive severance plan to provide for differentiated benefits in the event of a change of control termination	To have market-aligned change of control-related severance provisions

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Fiscal Year 2025 Executive Compensation Summary

Our executive compensation program is structured to be competitive and allow us to attract and retain a high caliber leadership team. Further, it is intended to provide direct alignment between pay and performance. The illustrations below show the key elements of direct compensation for our NEOs in fiscal year 2025 and how those elements were allocated. A majority of target pay is performance-based and 90% is at-risk for our CEO, and 80% is at-risk for our other NEOs (on average), as detailed below.

(1)	PSUs are shown at face value (the target number of shares awarded multiplied by the closing stock price on the grant date).
(2)	“Other NEOs” includes only NEOs serving on the last day of fiscal year 2025 who also participated in the fiscal year 2025 annual LTI award cycle (i.e., Messrs. Tan, Hartung and Offer). Excludes special one-time equity awards granted to Messrs. Tan and Hartung in fiscal year 2025.

Variable Compensation Element	Description
Short-Term Incentive

 Corporate executives are measured entirely on Flex financial objectives.

 Segment NEO metrics measured 60% based on corporate results and 40% on segment results (16% on segment revenue and 24% on segment OP).

All NEOs are measured against a group scorecard consisting of five sustainability metrics that can modify bonus payouts. All NEOs are measured against individual goals that can modify bonus payouts.
Long-Term Incentive

 25% are PSUs that may be earned based on Flex’s TSR versus that of the TSR peer group over 12-, 24- and 36-month periods, with earned shares vested and delivered at the end of the 36-month performance period.

 25% are PSUs that may be earned based on Flex’s adjusted EPS growth over three annual periods, with earned shares vested and delivered at the end of the 36-month performance period.

 50% are RSUs that vest in equal annual installments over a three-year period.

Deferred Compensation	Long-term cash incentives under our Deferred Compensation Plan have a target value equal to 30% of salary for each NEO (except Mr. Martinez whose target value was equal to 20% of his salary), with 50% of funding fixed and 50% of funding linked to corporate bonus funding.

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Compensation Philosophy

Flex’s compensation philosophy is that pay should be meaningfully aligned with performance. Our pay programs are designed to tie actual pay delivery for our executives to performance against the Company’s short-term and long-term objectives and the creation of shareholder value. A key purpose of our compensation programs is to attract, retain and motivate superior executive talent by providing competitive pay opportunities and then paying for the achievement of rigorous performance goals, while balancing the need to avoid excessive or inappropriate risk-taking and maintaining an appropriate cost structure. We actively manage our pay-for-performance philosophy as described below.

Program Feature	Overview
Competitive pay

•  We regularly benchmark pay against a set of industry peers.

•  Base salaries and target cash compensation are competitively positioned for our NEOs to manage fixed costs and emphasize paying for performance.

Substantial emphasis on at-risk compensation

•  Programs are designed to link pay delivery to the achievement of pre-determined performance goals that directly correlate with enhanced shareholder value.

•  90% of Ms. Advaithi’s fiscal year 2025 target total direct compensation was at-risk and, on average, 80% of target total direct compensation for our other NEOs serving in their roles on the last day of fiscal year 2025 who participated in the fiscal year 2025 annual LTI award cycle was at-risk.

•  At-risk compensation is based on the achievement of core financial metrics and/or is subject to market risk based on stock price and/or relative TSR performance. Incentive outcomes are based on a formulaic calculation of results against pre-determined financial or TSR-based performance targets.

•  Formulaic funding results under the annual incentive plan are modified based on achievement of sustainability metrics (+/-10 percentage points) and individual performance (+/-10 percentage points).

•  The Board, or the Compensation and People Committee if so delegated by the Board, maintains the authority to adjust annual incentive bonus payouts if such payouts do not align with the Company’s overall performance.

Focus on long-term performance

•  While measurement of short-term results maintains day-to-day focus, we believe that shareholder value is built over the long term.

•  For Ms. Advaithi’s fiscal year 2025 target total direct compensation, 74% was in the form of long-term incentives, half of which are linked to the achievement of relative TSR performance or adjusted EPS growth goals. On average, 59% of target total direct compensation for our other NEOs serving on the last day of the fiscal year who participated in the fiscal year 2025 annual LTI award cycle was in the form of long-term incentives, tied to achievement of the same objectives as Ms. Advaithi.

•  We emphasize the NEOs’ alignment with our shareholders’ long-term interests by enforcing rigorous share ownership guidelines.

Our compensation program is highly responsive to changes in our operating and stock price performance, as illustrated below with respect to our CEO’s total direct compensation.

Illustrative Assumptions	Bonus & PSU Payouts	Stock Price
Low Performance Scenario	50% of Target	$15.99 (Grant Price – 50%)
High Performance Scenario	150% of Target	$47.96 (Grant Price + 50%)

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Compensation-Setting Process and Decisions for Fiscal Year 2025

Alignment with Compensation and Corporate Governance Best Practices

The Compensation and People Committee regularly reviews our compensation programs, peer company data, and best practices in executive compensation. We have adopted corporate governance and compensation practices and policies that our Compensation and People Committee, along with our Board, believes help to advance our compensation goals and philosophy.

What We Do	What We Do Not Do

Our Compensation and People Committee is composed entirely of independent members with a robust review process.

We use a pay-for-performance executive compensation model that focuses primarily on corporate performance, with the majority of executive compensation at-risk and long-term.

We maintain a clawback policy so we could recoup compensation paid to an executive officer in the event of a material restatement of financial results.

Our Compensation and People Committee retains an independent compensation advisor.

We conduct regular shareholder outreach and consider shareholder advisory votes and views in determining executive compensation strategies.

We maintain robust share ownership guidelines for NEOs and Directors.

We do not enter into NEO employment agreements.

We do not pay severance in the event of an executive’s voluntary resignation or retirement.

We do not allow hedging or short sales of Company equity, and we do not permit using our shares as collateral for margin accounts or pledging of Company equity as collateral for loans.

We do not provide excise tax gross-ups with respect to compensation awarded following change of control events.

We do not have automatic single-trigger accelerated vesting of equity awards upon a change of control.

We do not provide excessive or non-customary executive perquisites.

We do not pay dividends or dividend equivalents on our unvested equity awards.

We do not permit option/SAR repricing (including cash buyouts) under our equity incentive plan without shareholder approval.

Compensation and People Committee

The Compensation and People Committee is responsible for recommending to our Board the compensation of our Chief Executive Officer, all other NEOs, and our other executive officers. The Compensation and People Committee also administers our equity compensation plans, evaluates the effectiveness of our overall executive compensation programs, monitors our say-on-pay results, and reviews the Company’s talent assessment and succession planning.

The Compensation and People Committee regularly assesses our compensation programs to ensure they are appropriately aligned with our business and human capital strategies and achieving their objectives. The Compensation and People Committee also reviews market trends and changes in competitive pay practices. Based on its review and assessment, the Compensation and People Committee may regularly approve changes in our compensation programs or recommend such changes to our Board.

Say-on-Pay Vote

The Compensation and People Committee believes that our executive compensation program is consistent with our pay-for-performance philosophy and provides proper alignment of incentives for our executives while driving long-term value creation for our shareholders. Each year, we evaluate our program in light of the strategic direction of the Company, market conditions, shareholder views (including the results of our annual say-on-pay resolution), and governance considerations, and make changes deemed appropriate for our business.

At our 2024 annual general meeting, we had strong support for the compensation of our NEOs, with 97.4% of the votes cast in favor of our say-on-pay resolution. We continue to evaluate our compensation program by taking into account the voting results, shareholder feedback, and other factors used in assessing the program as discussed in this CD&A.

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Independent Consultants and Advisors

The Compensation and People Committee has the authority to retain and terminate any independent, third-party compensation consultants and to obtain advice and assistance from internal and external legal, accounting, and other advisors. During fiscal year 2025, the Compensation and People Committee retained FW Cook as its independent compensation consultant.

FW Cook furnished the Compensation and People Committee reports on the following topics: peer group composition, compensation data and analysis relating to the compensation of our NEOs, short- and long-term compensation program design, severance and change of control market data, compensation program risk assessment, annual share utilization and shareholder dilution levels resulting from equity plans and executive share ownership and retention values.

The Compensation and People Committee confirmed that there are no personal or business relationships between any FW Cook employee and any member of the Compensation and People Committee or any NEO beyond the Flex relationship. Based on this information and other factors, including the factors set forth under Rule 10C-1 under the Exchange Act, the Compensation and People Committee assessed the independence of FW Cook and concluded that no conflict of interest exists that would prevent FW Cook from independently advising the Compensation and People Committee. Outside of engaging on executive and Board member compensation and related matters, FW Cook does not provide any other services to the Company.

Role of Executive Officers in Compensation Decisions

The Compensation and People Committee meets with our CEO and other executives to obtain recommendations with respect to the structure of our compensation programs. The CEO and certain other executives also assess the performance of other individual executives and make recommendations regarding their compensation. Decisions related to the compensation of the CEO (including recommendations to the Board regarding the same) are made independently by the Compensation and People Committee, without input from management. In addition, our CEO and other executives develop recommendations for performance measures and target performance goals under our incentive plans based on management’s business forecast—both at the Company and segment levels. These recommendations are approved by the Compensation and People Committee as well as by our Board when appropriate.

Executive Compensation Peer Group

Relying upon data provided by our independent compensation consultant, the Compensation and People Committee undertakes a review, on an annual basis, of the compensation peers that we use to provide insight into market-competitive executive pay programs, levels and practices. The criteria used to develop the peer group were unchanged from fiscal year 2024, continuing with revenue and market cap as the financial measures, as well as similar industry focus and publicly listed companies with headquarters in the U.S. as the other selection criteria. Applying these criteria, carried over from fiscal year 2024, did not result in any peer group changes – Flex continued with the same 14 peer companies as in fiscal year 2024.

Peer Group Criteria & Rationale

(1)	Initial industry selection criteria focused on companies assigned to the following GICS codes: Hardware and Equipment (4520) and Capital Goods (2010). Additional selection criteria were:
	•	Emphasis on technology and electronics or other specialty manufacturers (rather than pure distributors); and
	•	Business-to-business technology, machinery, or electronic peripheral providers.

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Our peer group for fiscal year 2025 compensation decisions consisted of the following companies:

Arrow Electronics, Inc.	Jabil Inc.	TD SYNNEX Corporation
Avnet, Inc.	PACCAR Inc.	Textron Inc.
Corning Incorporated	Parker Hannifin Corporation	Western Digital Corporation
Cummins Inc.	Sanmina Corporation	Xerox Holdings Corporation
Hewlett Packard Enterprise Company	Seagate Technology Holdings plc

The peer group revenue and market cap summary statistics, as of the time of the analysis, are shown below.

In addition to our peer group companies, the Compensation and People Committee reviews standardized surveys of large technology and manufacturing firms to evaluate the competitiveness of Flex’s compensation programs in the context of broader market practices.

Fiscal Year 2025 Executive Compensation

Base Salary

The Compensation and People Committee typically reviews base salaries every year and makes recommendations to the Board of Directors about adjusting or maintaining salary levels to reflect competitive market data, individual performance, internal equity and promotions or changes in responsibilities.

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The following table sets forth the base salaries of our NEOs serving on the last day of fiscal year 2025(1). None of our NEOs’ base salaries were increased in fiscal year 2025 from fiscal year 2024 other than Mr. Tan, whose increase was effective August 1, 2024. Mr. Tan’s increase was to align his salary to market and to recognize his assumption of increased responsibilities.

Name and Title	Annualized Base Salary for Fiscal Year 2024 ($)	Annualized Base Salary for Fiscal Year 2025 ($)	Percentage Change
Revathi Advaithi Chief Executive Officer	1,325,000	1,325,000	0.0%
Kevin Krumm Chief Financial Officer	N/A	832,000	N/A
Hooi Tan Chief Operating Officer	700,000	735,000	5.0%
Michael P. Hartung President, Chief Commercial Officer	735,000	735,000	0.0%
Scott Offer Executive Vice President, General Counsel	663,000	663,000	0.0%
(1)	The annualized base salary for fiscal year 2025 for Mr. Lundstrom, our former Chief Financial Officer who resigned effective July 31, 2024, was $735,000. The annualized base salary for Mr. Martinez while he was the Interim Chief Financial Officer during fiscal year 2025 was $387,980, which excludes the $50,000 monthly cash payment incremental to his base salary that he received while he served in the Interim Chief Financial Officer role - see “Compensation Arrangements for Interim Chief Financial Officer – Mr. Martinez” section below. Effective March 15, 2025, Mr. Martinez was promoted to EVP, Finance and his base salary was adjusted to $450,000.

Incentive Bonus Plan

In designing the incentive bonus plan, our Chief Executive Officer and management team develop and recommend performance metrics, weightings and targets, which are reviewed and are subject to final approval by the Compensation and People Committee. Fiscal year 2025 corporate level performance metrics and weightings, which were unchanged from fiscal year 2024, were as follows:

Metrics	Fiscal Year 2025 Weightings
Adjusted OP	40%
Adjusted FCF	35%
Revenue	25%
Sustainability / Individual Performance	Used as an additive modifier (+/– 10% each)

The adjusted OP, adjusted FCF, and revenue metrics and weightings remained the same from fiscal year 2024 to fiscal year 2025 and focus on profitability, conversion of profit into free cash flow through working capital and inventory management, and top line growth.

Adjusted OP acts as both a metric within the plan, and the overall funding metric of our global bonus program, as illustrated below on page 52. Adjusted OP achievement generates an enterprise-wide funding pool based on the same adjusted OP targets as used for the Corporate NEO bonus plan, which acts to ensure affordability and alignment to shareholder returns. The Company uses a range around OP, where aggregate bonus payouts must be within +/-20% of Corporate adjusted OP achievement. This maintains the connection between enterprise-wide bonus plan results and payouts as well as pay for performance alignment.

Performance for segment Presidents at the beginning of the fiscal year was measured at both the Corporate and segment levels, with a 60%/40% weighting. This 60%/40% weighting emphasizes the importance of enterprise-wide performance and encourages a balanced approach between accountability for segment performance and cooperation across the enterprise. The Corporate performance metrics are as defined above. The metrics for commercial segment performance are weighted 60% on Corporate and the remaining 40% split between the applicable OP and revenue for the Agility and Reliability segments, which are weighted 60% on OP and 40% on revenue. After Mr. Hartung’s promotion from President, Agility to President, Chief Commercial Officer on July 26, 2024 and his assuming responsibility for both the Agility and Reliability segments, his bonus was measured 60% on Corporate results and the remaining 40% split evenly between the applicable OP and revenue for the Agility and Reliability segments, which are weighted 60% OP and 40% revenue for each segment.

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The Company continued with a sustainability performance modifier and an individual performance modifier to the incentive bonus plan for fiscal year 2025. Each can adjust the final bonus payout +/- 10 percentage points for a combined total of +/-20 percentage points. Final bonus payouts are subject to the bonus plan cap of 200% of target.

The following table summarizes the key features of our fiscal year 2025 incentive bonus plan.

Feature	Component	Objectives
Performance targets	• Based on key short-term Corporate and segment financial metrics	• Aligns executive incentives with performance • Rewards achievement of short-term objectives
Performance measures

•  Revenue and adjusted OP at the Company and segment level, and adjusted FCF at the Company level

•  Weightings for these metrics are fixed, and measured at the corporate level for all executives and at the segment level for segment executives

•  Adjusted OP measured at the Company level is also used as the funding metric for aggregate bonus payouts across the Company

•  Emphasizes pay-for-performance by linking individual compensation to performance on metrics that are key drivers of shareholder value

•  Promotes accountability by tying payouts to achievement of minimum performance thresholds

•  Ties aggregate payouts to the Company’s overall profitability, helping to ensure affordability

Bonus modifiers	• Five metrics across four sustainability pillars • Individual performance	• Emphasizes the Company’s sustainability goals and underscores the importance of sustainability • Enables the Committee to differentiate pay based on individual NEO’s performance
Bonus payments

•  Based on achievement of financial performance objectives, sustainability performance and individual performance

•  Target bonus opportunities set at percentage of base salary, based on executive’s level of responsibility

•  Additive sustainability and individual performance modifiers can adjust bonus payouts by up to +/-10 percentage points each

•  Annual incentive bonuses range from 0% of target to a maximum of 200% of target

•  No payout awarded for any measure where threshold performance is not achieved

•  If threshold performance is not achieved for all metrics, bonus payout will be capped at 100%

•  The Board, or the Compensation and People Committee if so delegated by the Board, has the authority to adjust bonus payouts if appropriate in the context of the Company’s overall performance

•  Reflects the Company’s emphasis on pay-for- performance by linking individual compensation to financial performance

•  Encourages accountability for all financial performance goals by conditioning bonus payments on the achievement of at least the minimum thresholds on all measures and capping funding at 100% if performance is not above threshold on all financial goals

Non-GAAP Adjustments

We used adjusted non-GAAP performance measures (adjusted OP and adjusted FCF) for our incentive bonus plan in fiscal year 2025, and adjusted EPS in our fiscal 2025 adjusted EPS growth PSU grants. Using adjusted measures eliminates the distorting effect of certain unusual income or expense items. The adjusted performance measures are consistent with those used in our quarterly earnings releases. The adjustments are intended to align award payout opportunities with the underlying growth of our business and avoid misalignment in outcomes based on unusual items.

In calculating non-GAAP financial measures, we excluded certain items to make it easier to compare the Company’s operating performance on a period-to-period basis because such items are not, in the Compensation and People Committee’s view, related to the Company’s ongoing operational performance. The non-GAAP measures are used to more accurately evaluate the Company’s operating performance, to calculate return on investment, and to benchmark performance against competitors. For fiscal year 2025, non-GAAP adjustments consisted of excluding intangible amortization, customer-related asset impairments (recoveries); restructuring charges; after-tax stock-based compensation expense; and legal and other. All adjustments are subject to approval by the Compensation and People Committee to ensure that payout levels are consistent with performance. See Annex A to this proxy statement for a reconciliation of GAAP to non-GAAP financial measures. For purposes of calculating performance under our incentive bonus plan in fiscal year 2025, we have excluded the impact from extraordinary items or events that would have had an unanticipated impact, corporate transactions (including acquisitions or dispositions), and other unusual or nonrecurring items.

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Target Incentive Awards

Fiscal year 2025 bonus targets for the NEOs serving on the last day of fiscal year 2025 as a percent of base salary are shown below(1). They were not increased from fiscal year 2024 except for Mr. Hartung (from 100% to 110% of base salary effective August 1, 2024) in connection with his promotion to the role of President, Chief Commercial Officer.

Name and Title	Fiscal year 2025 Target Bonus (% of Salary)(2)	Fiscal year 2025 Target ($)(3)
Revathi Advaithi Chief Executive Officer	165%	2,186,250
Kevin Krumm(4) Chief Financial Officer	115%	222,816
Hooi Tan(5) Chief Operating Officer	110%	795,632
Michael P. Hartung(6) President, Chief Commercial Officer	110%	783,933
Scott Offer Executive Vice President, General Counsel	100%	663,000
(1)	Mr. Lundstrom’s 2025 bonus target was set at 110% of his base salary, but due to his resignation, he was not eligible for payment of a fiscal year 2025 bonus. Mr. Martinez’s bonus target was set at 50% of base salary while he served as the interim CFO role. Effective March 15, 2025, Mr. Martinez’s bonus target was 55%. Mr. Martinez’s bonus target amount is pro-rated based on his salary and bonus targets during the fiscal year.
(2)	Fiscal Year 2025 Target Bonus % are the target bonuses on the last day of fiscal year 2025.
(3)	Bonus target amounts are pro-rated based on time in the bonus plan, bonus target % and salary.
(4)	Target bonus value shown is pro-rated for Mr. Krumm based on his January 6, 2025 hire date.
(5)	Mr. Tan’s bonus target amount is pro-rated based on his salary during the fiscal year. Mr. Tan received a 5% base salary increase on August 1, 2024.
(6)	Mr. Hartung’s annual incentive bonus target was increased from 100% to 110% of base salary effective August 1, 2024 in connection with his promotion to the role of President, Chief Commercial Officer. See “Compensation Arrangements in connection with Promotion of Chief Commercial Officer - Mr. Hartung” section below. Mr. Hartung’s bonus target amount is pro-rated based on his bonus targets during the fiscal year.

Incentive Payouts for NEOs Other than Chief Commercial Officer

The table below sets forth the payout opportunities that were available to Ms. Advaithi and Messrs. Krumm, Tan and Offer based on different levels of corporate performance. These targets are considered rigorous and were validated within the context of analyst expectations. Mr. Hartung’s bonus was pro-rated based on the bonus design in his role as President, Agility Solutions from April 1, 2024 through July 25, 2024 and as President, Chief Commercial Officer from July 26, 2024 through March 31, 2025, as described further below. Mr. Martinez’s bonus payout was based on the results of the Reliability segment and Corporate. Mr. Lundstrom was not eligible for a fiscal year 2025 bonus payout due to his resignation from the Company prior to the fiscal year 2025 bonus payout.

Performance targets are determined based on Board-approved financial plans—both at Company and segment levels. Maximum payout levels were tied to “stretch” levels of performance.

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Upon management’s recommendation, the Compensation and People Committee exercised negative discretion by reducing corporate funding under the bonus plan from 147% to 131% due to underperformance of revenue to plan and guidance, despite significant overperformance on both adjusted OP and adjusted FCF.

OP Funding Factor

The fiscal year 2025 adjusted OP funding factor was 118%. Formulaic funding of all Flex bonus plans was lower in aggregate than what funding would have been if based on Corporate OP. Per the mechanics of the executive bonus plans, funding of the bonus plans was adjusted based on positive OP performance.

Sustainability Modifier

A sustainability modifier was first incorporated into the incentive bonus plan for NEOs in fiscal year 2023. The fiscal year 2025 modifier was based on five quantitative sustainability metrics tied to four sustainability pillars as set forth below that can collectively modify bonus payouts by up to +/-10 percentage points.

Sustainability Pillar	Metric
Environment	Achieve absolute scope 1 and 2 greenhouse gas (GHG) emissions reduction target
Achieve zero waste manufacturing site certification target
Labor	Complete targeted manufacturing site audits for Responsible Business Alliance (RBA) factory of choice certification
Health and Safety	Achieve total case incident rate (TCIR) target
Workforce Profile	Achieve U.S and global workforce profile metrics

Sustainability performance against the stated sustainability metrics resulted in an additive modifier of +8 percentage points to NEO bonus payouts based on successfully achieving the environmental, labor, and health and safety metrics (i.e., the first four metrics listed above). Performance was not adjusted based on the workforce profile pillar. The sustainability modifier will be removed from the fiscal year 2026 bonus plan.

Individual Performance Modifier

An additive individual performance bonus modifier was included in the bonus plan for NEOs in fiscal year 2025. The modifier can adjust bonus payouts by up to +/-10 percentage points. Based on the year-end assessment of individual performance, bonuses were positively adjusted by 5 percentage points for Ms. Advaithi and Messrs. Tan, Hartung and Offer and by 10 percentage points for Mr. Martinez.

NEO	Fiscal Year 2025 Individual Performance Highlights	Individual Performance Modifier Adjustment
Revathi Advaithi

•  Flex achieved strong fiscal year 2025 financial results, highlighted above, delivering value to shareholders despite continued macroeconomic headwinds

•  Strong execution of Flex’s EMS + Products + Services strategy and shifting the portfolio towards more profitable business, including strong growth in key markets such as the data center which grew ~50% year-over-year in fiscal year 2025

•  Extensive portfolio enhancements aligned with Flex’s strategy, strengthening the Company’s competitive position; completed four acquisitions during fiscal year 2025, including Crown Technical Systems and JetCool

•  Successfully oversaw key leadership team transitions and organizational changes while maintaining a relentless focus on operational efficiency

+5%
Hooi Tan

•  Achieved great performance in fiscal year 2025, focused on operational efficiency, strategic issues, and continued to build and develop a strong team

•  Successful performance with expanded role with the addition of global IT oversight responsibilities

+5%
Michael P. Hartung

•  Leadership and contributions in his new role were a key factor in achieving strong fiscal year 2025 results for both the Agility and Reliability segments despite continued macroeconomic headwinds

•  Successfully drove strong growth in key markets including the data center which grew ~50% year-over-year in fiscal year 2025

+5%

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NEO	Fiscal Year 2025 Individual Performance Highlights	Individual Performance Modifier Adjustment
Scott Offer

•  Under his leadership, significantly enhanced commercial legal processes and performance, in addition to strengthening succession plans within his organization

•  Successfully supported the Board on several matters, including a seamless Board leadership succession and transition during fiscal year 2025

+5%
Jaime Martinez

•  The Interim CFO role involved overseeing key functions within the Company, during which period the Company achieved strong OP and FCF performance while also completing strategic M&A transactions

•  Key contributor to the successful transition and onboarding of the Company’s recently appointed CFO

+10%

For fiscal year 2025, the Company’s performance resulted in payouts as shown below:

Incentive Payout for Chief Commercial Officer

We treat the segment performance measures as confidential. As described above, Mr. Hartung’s bonus was pro-rated based on the bonus design of his role as President, Agility Solutions (April 1, 2024 to July 25, 2024) and as President, Chief Commercial Officer (July 26, 2024 through March 31, 2025). The combination of these inputs and the adjustments based on individual performance and sustainability performance resulted in a payout of 140% of target for Mr. Hartung.

Final Incentive Awards for the NEOs

The bonus payout levels for our NEOs serving as executive officers on the last day of fiscal year 2025 were as follows(1):

Name	Fiscal Year 2025 Annual Incentive Bonus Target (Potential Bonus as a percentage of Base Salary)	Fiscal Year 2025 Annual Incentive Actual Bonus ($)	Fiscal Year 2025 Actual Annual Incentive Bonus as a Percentage of Full Year Target Bonus
Revathi Advaithi	165%	3,156,726	144%
Kevin Krumm(2)	115%	310,584	139%
Hooi Tan	110%	1,148,812	144%
Michael P. Hartung(3)	110%	1,099,657	140%
Scott Offer	100%	957,306	144%
(1)	Mr. Lundstrom resigned from his position with the Company prior to the payout of the fiscal year 2025 bonus. Under the terms of our bonus plan, due to the timing of his resignation, Mr. Lundstrom was not eligible for payment of a fiscal year 2025 bonus. Mr. Martinez’s fiscal year 2025 annual incentive actual bonus payout was $259,451, which is 132%.
(2)	Mr. Krumm’s bonus payout was pro-rated based upon his January 6, 2025 hire date.
(3)	Mr. Hartung’s annual incentive bonus payout was pro-rated based on the Agility segment results from April 1, 2024 through July 31, 2024 and Commercial (Agility and Reliability segments) results from August 1, 2024 through March 31, 2025.

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Long-Term Share-Based Incentive Compensation

In June 2024, as part of the fiscal year 2025 long-term incentive compensation program, the Board, upon the recommendation of the Compensation and People Committee, granted share-based long-term incentives to our then-serving senior executives as an incentive to maximize the Company’s long-term performance and drive shareholder value creation. These long-term incentives are designed to align the interests of the NEOs with those of our shareholders and to give each NEO a significant incentive to manage the Company from the perspective of an owner with a direct stake in the business. Long-term equity awards are also intended to promote retention, as unvested shares are forfeited if an executive voluntarily leaves the Company.

Half of the long-term incentive value was delivered in the form of service-based RSUs. rTSR PSUs represent 25% of our NEOs’ share-based long-term incentive awards (based on face value of the awards) in fiscal year 2025 and the remaining 25% was delivered in the form of adjusted EPS growth PSUs. (The actual grant value mix disclosed in the tables of this proxy statement may deviate from this 50/25/25 RSU/rTSR PSU/EPS PSU split due to the Monte Carlo accounting valuation required by SEC rules to be used for the tabular disclosure of rTSR PSUs.) The Compensation and People Committee believes this targeted 50/50 allocation between RSUs and PSUs links long-term compensation to the Company’s long-term performance and shareholder outcomes and promotes retention.

In addition to the awards grated in June 2024 under the fiscal year 2025 long-term incentive compensation program, the Board, upon the recommendation of the Compensation and People Committee, granted share-based long-term incentive awards to certain NEOs. See below sections titled “Other Long-Term Share-Based Incentive Compensation Awards Granted during FY25” and “Key Leadership Transition Compensation Arrangements.”

Restricted Share Unit Awards (RSUs)

Fifty percent of each participating NEO’s fiscal year 2025 share-based long-term incentive award is in the form of RSUs. These service-based RSUs vest in three equal installments on the first three anniversaries of the grant date, subject to continued employment. Payouts are made in shares, so the value of an RSU award increases or decreases based on share price performance from the grant date, further aligning the interests of the executive with long-term shareholder value creation. Before an RSU vests, the holder has no ownership rights in the shares and is not entitled to dividends or dividend equivalents.

rTSR PSUs

Twenty-five percent of each participating NEO’s fiscal year 2025 share-based long-term incentive award is in the form of rTSR PSUs. The rTSR PSU awards granted in fiscal year 2025 will be earned (or not), at up to a maximum of 200% of target, based upon Flex’s percentile rank of TSR over a three-year period compared to the rTSR peer group companies (described below). Performance is measured over three discrete measurement periods—of 12-, 24-, and 36- months—within each three-year cycle, as illustrated below. The rTSR PSU final payout will be based on the average payouts of these three performance periods and does not occur until after the conclusion of the full 36-month performance period.

The use of discrete measurement periods aims to minimize the potential impact of short-term share price volatility at the end of the performance period, while having vesting occur following conclusion of the final three-year performance period aligns value delivery with longer-term absolute TSR performance. The Compensation and People Committee believes that this approach focuses NEOs on the achievement of sustainable long-term shareholder returns and provides a payout that is more reflective of the shareholder experience over the entire three-year cycle.

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The number of shares earned is dependent on the percentile rank achieved, within each of the 12-, 24- and 36-month periods, as shown below.

Note: Straight-line interpolation is used to determine shares earned when results are between targets.

The TSR peer group is reviewed and updated annually based on the filtering criteria below.

1.	Reflect likely competitors for investor funds
2.	Focus on the same or similar industries to Flex and subject to similar macroeconomic forces
3.	Approximate the margin range for electronic manufacturing industry

These considerations resulted in the following selection methodology:

Fourteen compensation peer group companies, plus companies meeting all of the following criteria:

1.	Industry membership in Technology Hardware & Equipment (GICS code 4520) and Capital Goods (2010)
2.	Annual revenue is between 0.2x-to-5.0x Flex’s
3.	Market cap is between 0.2x-to-6.0x Flex’s 4. Annual operating margin is 10% or less

Based on the selection methodology listed above, our fiscal year 2025 TSR peer group is comprised of the following:

Acer Inc.	Micro-Star Int
AECOM	Oshkosh Corporation
APi Group	PACCAR Inc.*
Arrow Electronics, Inc.*	Parker Hannifin Corporation*
ASUSTeK Computer Inc.	Pegatron Corporation
AtkinsRéalis	Qisda Corporation
AUO Corporation	Quanta Computer Incorporated
Avnet, Inc.*	Quanta Services
Beacon Roofing Supply, Inc.	Rush Enterprises
Bombardier Inc.	Sanmina Corporation*
CDW Corporation	Seagate Technology Holdings plc*
Celestica	Spirit AeroSystems
Compal Electronics	Stanley Black & Decker
Corning Incorporated*	Super Micro Computer, Inc.
Cummins Inc.*	Synnex Technology International Corp.
Dell Technologies	TD SYNNEX Corporation*
EMCOR Group, Inc.	Textron Inc.*
Far Eastern New Century	UFP Industries, Inc.
Finning International Inc.	Veritiv Holdings

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Fluor Corporation	Walsin Lihwa Corp
Hewlett Packard Enterprise Company*	WESCO International
HP Inc.	Western Digital Corporation*
Huntington Ingalls Industries	Wistron Corporation
Icahn Enterprises L.P.	Wiwynn International Corporation
Innolux Corporation	WPG Holdings
Insight Enterprises Inc.	WSP Global Inc.
Inventec Corporation	WT Microelectronics Co., Ltd.
Jabil Inc.*	Xerox Holdings Corporation*
MasTec, Inc.
*	Denotes an existing compensation peer group company

The TSR peer group contains companies headquartered and listed in the U.S., Canada and Taiwan as a reflection of the global nature of the industry in which Flex operates.

Adjusted EPS Growth PSUs

We have incorporated adjusted EPS growth PSUs into our LTI program since fiscal year 2022 to support participants’ continued focus on achieving our long-term financial strategy. These PSUs represent 25% of our participating NEOs’ share-based long-term incentive awards (based on the target value of the awards as described below) and will be earned (or not), at up to a maximum of 200% of target, based upon Flex’s achievement of adjusted EPS growth targets.

In setting the adjusted EPS growth targets, the Compensation and People Committee considered the following inputs:

•	Flex’s historical EPS growth performance;
•	Peer company (both compensation and US-based TSR peers) historical non-GAAP EPS growth performance;
•	the Company’s long-term financial strategy; and
•	the Company’s investor guidance for fiscal year 2025.

Performance will be measured over a three-year period in three discrete annual measurements, as illustrated below. Performance during each of the three years is averaged in the end, determining the final percentage of shares vesting (as a percent of target).

Adjusted EPS growth rates will be calculated using non-GAAP adjustments summarized on page 49 of this proxy statement. Adjusted EPS used for purposes of adjusted EPS growth PSU performance calculations will exclude the impact of extraordinary items or events that have an unanticipated impact, corporate transactions (including acquisitions or dispositions), and other unusual or nonrecurring items. For purposes of adjusted EPS, the impact of unplanned share repurchases attributable to corporate transactions (including acquisitions or dispositions) will also be excluded. The

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rationale for excluding the impact of significant items or events that have an unanticipated impact is to focus participants on factors within their control, and preserve the incentive orientation of the plan in the face of significant, unforeseen business disruptions or other events. The objective of excluding the impact of M&A is to measure performance on the same basis and business composition as in place at the start of the performance period. See also Annex A to this proxy statement for a reconciliation of GAAP to non-GAAP financial measures.

Grants During Fiscal Year 2025

The Compensation and People Committee and the Board considered the following factors when determining the value of the fiscal year 2025 NEO equity awards:

•	Peer group compensation data for similarly situated executives;
•	Future potential to contribute to the Company’s growth and potential to grow in current role and expand scope of responsibility and contribution over time; and
•	Individual performance and internal equity.

Awards Granted under FY25 Long-Term Incentive Compensation Program

The table below summarizes the approved fiscal year 2025 PSU and service-based RSU awards granted in June 2025 to our NEOs under our long-term incentive compensation program.

NEO(1)	Target rTSR-Based PSUs (Shares)	Target Adjusted EPS Growth- Based PSUs (Shares)	Service-Based RSUs (Shares)	Target Total Equity Award Value ($)
Revathi Advaithi	82,108	82,108	164,216	10,500,000
Paul R. Lundstrom(2)	19,354	19,354	38,708	2,475,000
Jaime Martinez	3,597	3,597	7,194	460,000
Hooi Tan	17,985	17,985	35,971	2,300,000
Michael P. Hartung	14,075	14,075	28,151	1,800,000
Scott Offer	14,075	14,075	28,151	1,800,000
(1)	Mr. Krumm, who was appointed Chief Financial Officer effective January 6, 2025, did not participate in the fiscal year 2025 long-term incentive compensation program. See “Compensation Arrangements for Chief Financial Officer - Mr. Krumm” section below.
(2)	Mr. Lundstrom resigned from his position effective July 31, 2025 and forfeited the awards granted to him under the fiscal year 2025 long-term incentive compensation program.

The target award values shown above vary from the values shown in the Summary Compensation Table and Grants of Plan-Based Awards Table because the accounting cost of our rTSR PSUs is based on a Monte Carlo valuation. The target award value is determined and then allocated among various award types. The number of shares is calculated by dividing the target value by the share price on the grant date, rounded down to the nearest whole share. The actual value to be earned will depend on Flex’s multi-year TSR performance versus the TSR peer group, its adjusted EPS growth performance, as well as its stock price performance.

Other Long-Term Incentive Compensation Awards Granted during FY25

In addition to the annual awards granted in June 2025 to our then-serving NEOs reflected in the above table, the Board, upon the recommendation of the Compensation and People Committee, approved long-term share-based awards for certain NEOs as reflected in the below table and further described below.

NEO	Award Type	Target Shares	Award Target Value ($)
Kevin Krumm(1)	Service-Based RSUs	143,245	$5,800,000
Hooi Tan(2)	Service-Based RSUs	72,578	$2,300,000
	EPS Growth PSUs	72,578	$2,300,000
Michael P. Hartung(3)	Service-Based RSUs	72,578	$2,300,000
	EPS Growth PSUs	72,578	$2,300,000
	Service-Based RSUs	15,797	$500,000
Jaime Martinez(4)	Service-Based RSUs	9,478	$300,000

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(1)	Reflects RSU award granted on January 6, 2025 in connection with Mr. Krumm’s hiring. See “Compensation Arrangements for Chief Financial Officer - Mr. Krumm” section below.
(2)	Reflects RSU and PSU awards granted on September 25, 2024. See “Supplemental Equity Awards – Mr. Hartung and Mr. Tan” section below.
(3)	Reflects (i) RSU and PSU awards granted on September 25, 2024 (see “Supplemental Equity Awards – Mr. Hartung and Mr. Tan” section below) and (ii) RSU award granted on August 15, 2024 in connection with Mr. Hartung’s promotion to the role of Chief Commercial Officer (see “Compensation Arrangements in connection with Promotion of Chief Commercial Officer - Mr. Hartung” section below).
(4)	Reflects RSU award granted on August 15, 2024 in connection with Mr. Martinez’s service during fiscal year 2025 as Interim Chief Financial Officer. See “Compensation Arrangements for Interim Chief Financial Officer – Mr. Martinez” section below.

The intended award value above was calculated as the target number of shares multiplied by the share price on the date of grant. The actual value of the PSUs to be earned will depend on adjusted EPS growth performance.

Supplemental Equity Awards — Mr. Hartung and Mr. Tan

As previously disclosed, on September 25, 2024, Mr. Hartung and Mr. Tan, following Mr. Hartung’s promotion and expansion of Mr. Tan’s role, each received grants of one-time supplemental equity awards (the “Supplemental Equity Awards”) designed to deliver long-term outstanding shareholder returns and support their long-term retention. The Compensation and People Committee and the Board determined that granting these awards was in the best interests of the Company and its shareholders, The amounts and terms of these awards were carefully tailored to fit the Company’s long-term objectives regarding executive retention and shareholder value creation. They were approved with the advice and input from the independent compensation consultant, which included a review of relevant benchmarking data.

The Supplemental Equity Awards for Mr. Hartung and Mr. Tan each have a grant date fair value at target of $4,600,000, 50% of which consists of performance-based restricted share units (“Supplemental PSUs”) and 50% of which consists of service-based restricted share units (“Supplemental RSUs”), as further described below.

The number of Supplemental PSUs earned, if any, will be based on the level of performance achieved against adjusted earnings per share growth (“EPS Growth”) performance goals during the three-year performance period of the Company’s fiscal years 2025 through 2027 (three-year compound annual growth rate, or CAGR), with payouts ranging from 0% to 200% of the target Supplemental PSUs granted. These performance goals are more rigorous than the average annual adjusted EPS Growth goals under the fiscal year 2025 long-term incentive program and are therefore stretch goals. To encourage long-term retention, in addition to the performance-based vesting condition, the Supplemental PSUs are subject to a service-based vesting condition extending beyond the end of the three-year performance period, which must be satisfied for any of the earned Supplemental PSUs to vest. Specifically, earned Supplemental PSUs, if any, will vest in two equal installments on the first and second anniversaries of the completion of the performance period, or March 31, 2028 and March 31, 2029, respectively, subject in each case to continued employment through the applicable vesting date. The Committee and the Board believe that the Supplemental Equity Awards’ overall five-year performance/service period supports the Company’s retention objectives, while aligning the awards with the long-term views of our shareholders.

The Supplemental RSUs will cliff vest on the third anniversary of the grant date, subject to continued employment through that vesting date, providing an enhanced long-term retention incentive, as compared to the three-year graded vesting schedule applicable to RSUs granted under the Company’s annual long-term incentive program.

To further enhance their retentive effect, the Supplemental Equity Awards are subject to continued service requirements that are more restrictive than those applicable to the Company’s standard equity awards. Unlike other outstanding equity awards held by such executive officers, if the executive officer retires, such retirement will not entitle him to acceleration or continued vesting of the PSUs and RSUs granted as Supplemental Equity Awards. Moreover, unlike other outstanding equity awards, if the executive officer’s employment is terminated (i) by the Company without “cause” or (ii) due to a voluntary termination for “good reason” (as each such term is defined in the Company’s Executive Severance Plan), in either case absent a change of control of the Company, such termination will not entitle him to acceleration or continued vesting of any PSUs or RSUs granted as Supplemental Equity Awards. The treatment of the Supplemental Equity Awards upon the executive officer’s death or disability, or in connection with a change of control of the Company, will be the same as for other awards of PSUs and RSUs granted to the Company’s executive officers.

See “Leadership Transition Compensation Arrangements” section below for information on service-based RSU awards granted during fiscal year 2025 to Mr. Krumm, Mr. Hartung and Mr. Martinez in connection with their respective hiring, promotion and Interim CFO service.

Payouts of Prior PSUs

The performance period for the rTSR PSUs granted in fiscal year 2022 ended in fiscal year 2025. The fiscal year 2022 TSR PSU grants measured our TSR versus a custom peer group from June 9, 2021 (the grant date) through June 10, 2024 (the performance period end), using a trailing 20-day average trading price for both the beginning and the end of the performance period. Performance is measured over three discrete measurement periods—of 12-, 24-, and 36- months—within each three-year cycle, and final performance was an average of the three measurement periods. The average percentile ranking for the three measurement periods was 65.59%, which was between target and maximum, resulting in a 162% of target payout for this award.

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The performance period for the adjusted EPS growth-based PSUs granted in fiscal year 2023 ended in fiscal year 2025. Vesting was based on the Company’s adjusted EPS growth, measured over a three-year period (April 1, 2022 through March 31, 2025) in three discrete annual fiscal year measurements during the three-year performance period, and averaged with respect to all three adjusted EPS measurement periods. Our fiscal year 2023 to 2025 adjusted EPS growth maximum goal was 12%. The actual adjusted EPS growth average was 14.7% (excluding Nextracker) over the three-year performance period, resulting in a maximum 200% of target payout for this award.

Timing of Equity Award Grants

The Compensation and People Committee approves all equity awards granted to our NEOs on or before the grant date. Annual equity awards are typically granted to our NEOs in June following the completion and release of financial results for the preceding fiscal year. The Compensation and People Committee may also grant equity awards at other times during the year due to special circumstances, including to new executive officers upon hire or promotion or a change in an executive officer’s role or scope of responsibilities.

As a matter of good corporate governance, we do not grant equity awards in anticipation of the release of material nonpublic information and, in any event, we do not time the release of material nonpublic information in coordination with grants of equity awards in a manner that intentionally benefits our NEOs.

Benefits

Non-qualified Deferred Compensation Awards

Each of the NEOs participates in the 2010 Deferred Compensation Plan (the “NQDC Plan”), intended to promote retention by providing a long-term savings opportunity on a tax-efficient basis. In addition to being eligible to defer voluntary contributions, Flex makes annual awards to the NEOs under the NQDC Plan, the key terms of which are summarized below.

NQDC Plan Design Element	Description
Annual Targeted Amount

•

Target amount is 30% of each participant’s base salary (for ongoing contributions), other than Mr. Martinez’s target amount which was 20% of his base salary.

•

Maximum amount is 37.5% (25% for Mr. Martinez) of each participant’s base salary, if the performance-based portion is funded at maximum.

•  Subject to approval of Compensation and People Committee

•  Subject to offsets for non-U.S. executives’ pension and other benefits

Targeted Contributions

•

50% of the targeted contributions (15% of salary at target) is based on the corporate funding level of the annual corporate bonus plan.

•

50% of the targeted contributions (15% of salary) is fixed and not tied to performance.

Vesting Schedule	• Flex’s contributions, together with earnings on those contributions, will vest in full after four years, provided the participant remains employed by the Company.
Investment of Balances

•

Deferred balances in a participant’s account are deemed to be invested in hypothetical investments designated by the participant.

•

 Investment options generally mirror those available under the Company’s tax-qualified 401(k) plan.

•

The appreciation, if any, in the account balances is due solely to the performance of these underlying investments.

Distribution Options

•

Vested balances may be distributed upon termination of employment either through a lump sum payment or in installments over a period of up to ten years, as elected by the participants.

•

Participants also may elect in-service distributions through a lump sum payment or in installments over a period of up to ten years.

The deferred account balances are unfunded and unsecured obligations of the Company, receive no preferential standing, and are subject to the same risks as any of the Company’s other general obligations.

The Company may make an additional discretionary matching contribution in connection with voluntary deferrals to reflect limitations on our matching contributions under our 401(k) plan.

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Company Deferred Compensation Awards for Fiscal Year 2025

During fiscal year 2025, Ms. Advaithi and Messrs. Hartung, Lundstrom, Offer and Tan each received deferred compensation awards with a value that was 27.8% of their respective fiscal year 2024 base salaries. Mr. Martinez received a deferred compensation award with a value that was 18.5% of his fiscal year 2024 base salary. The award values are reflected as Company contributions to the NEOs’ deferral accounts, with half of the contributions being based on the performance of the fiscal year 2024 Corporate annual incentive plan. Mr. Krumm received his initial deferred contribution of 50% of his base salary in connection with his hiring.

Voluntary Contributions

Under the NQDC Plan, participants may defer up to 70% of their base salary and bonus, net of certain statutory and benefit deductions. Participants are 100% vested in their own deferrals at all times.

Additional Information

For additional information about the NEOs’ contributions to their respective deferral accounts, Company contributions to the NEOs’ deferral accounts, earnings on the NEOs’ deferral accounts, withdrawals from the NEOs’ deferral accounts, and deferral account balances as of the end of fiscal year 2025, see the section titled “Executive Compensation—Nonqualified Deferred Compensation in Fiscal Year 2025.”

Executive Perquisites

Perquisites represent a small part of the overall compensation program for the NEOs. In fiscal year 2025, the Company paid premiums on long-term disability insurance for all of our NEOs.

Under our Corporate Aircraft Use Policy, we permit our CEO Ms. Advaithi to fly on a Company-provided aircraft for personal travel subject to availability, subject to an annual cap, above which reimbursement to the Company is required. We provide this benefit to Ms. Advaithi for additional security, as well as for efficiency, so she can use her travel time more productively for the Company. Our CEO is taxed on the value of this personal usage according to applicable tax rules. There is no tax gross-up paid on the income attributable to this value. During fiscal year 2025, the aggregate incremental cost to the Company for Ms. Advaithi’s personal aircraft use was $117,176, which is detailed in the Summary Compensation Table.

Relocation Assignments

In accordance with our executive relocation policy, we agreed to reimburse documented and reasonable expenses that Mr. Krumm incurred in connection with his relocation to the Austin, Texas area where Flex has corporate offices. In fiscal year 2025, these expenses were $32,325. Additional relocation expenses will be paid in fiscal year 2026 given that elements of his relocation were not completed by the end of fiscal year 2025. These benefits are quantified under the “All Other Compensation” column in the Summary Compensation Table.

401(k) Plan

Under our 401(k) plan, all of our U.S. employees, including our NEOs, are eligible to receive matching contributions. We also offer annual discretionary matching contributions based on Company performance and other economic factors as determined at the end of the fiscal year. For fiscal year 2025, we elected not to make discretionary contributions on behalf of any NEO.

Other Benefits

NEOs are eligible to participate in all of the Company’s employee benefit plans, such as medical, dental, vision, group life, disability, and accidental death and dismemberment insurance, in each case on the same basis as other U.S. employees, subject to applicable law.

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Leadership Transition Compensation Arrangements

Compensation Arrangements for Chief Financial Officer — Mr. Krumm

Mr. Krumm was appointed as the Company’s Chief Financial Officer effective January 6, 2025. As previously disclosed, in connection with his appointment, the Company entered into an offer letter with Mr. Krumm on November 18, 2024. Key terms of the offer letter are summarized below.

Pay Element	Value	Note
Annual Base Salary	$832,000
Annual Bonus Target	115% of base salary	• Actual payout levels for fiscal year 2025 pro-rated and dependent upon Company performance and in accordance with the terms of the annual incentive bonus plan
Target Annual LTI Grant	$2,900,000	• Mr. Krumm did not receive an annual LTI grant in fiscal year 2025. He will participate in the fiscal year 2026 LTI program. Annual LTI grant design is the same as for other NEOs.
Deferred Compensation Plan – Initial, One-Time Company Contribution	$416,000 (50% of base salary)	• Per the terms of our Deferred Compensation Plan, new executive officer hires are credited with an initial funding contribution equal to 50% of salary, which cliff vests on the fourth anniversary of funding date
Deferred Compensation Plan – Annual Company Contribution	Target is 30% of base salary	• Participation on the same terms as the other NEOs, as described in the section entitled “Benefits.” Half of the 30% contribution target will be performance-based (tied to the funding of our bonus plan).

In order to compensate Mr. Krumm for a portion of his in-cycle bonus and unvested equity awards that were forfeited from his former employer when he joined Flex, a buy-out was delivered with a total value of $9.3 million. The total value of buy-out compensation elements listed below was lower than the value of forfeited compensation at Mr. Krumm’s prior employer as of the date of his resignation. The buy-out was delivered in the form of a cash bonus and time-vested RSUs to offset Mr. Krumm’s forfeiting of substantial incentive value at his prior employer which was not replaced by Flex.

Pay Element	Value	Purpose and Explanation
Cash Sign-on	$3,500,000

•  Buy-out of forfeited cash bonus plus a portion of the value of equity scheduled to vest within 12 months of hire that was forfeited upon leaving prior employer

•  Mr. Krumm is required to repay this bonus if, within 24 months of the employment commencement date, either he voluntarily terminates his employment with the Company (other than for “good reason”) or the Company terminates his employment for “cause” (as such terms are defined in the Company’s Executive Severance Plan)

RSU Sign-on	$5,800,000

•  Partial buy-out of value of equity forfeited upon leaving prior employer

•  RSUs vest in three substantially equal annual installments on the first three anniversaries of the grant date, subject to continued employment through each vesting date

Total	$9,300,000

In addition, as discussed above, in connection with his relocation to the Austin, Texas area, the Company provided Mr. Krumm with relocation benefits under the Company’s standard executive relocation policy. Mr. Krumm’s termination benefits are the same as those of other NEOs.

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Compensation Arrangements in Connection with Promotion of Chief Commercial Officer — Mr. Hartung

As previously disclosed, on August 15, 2024, the Board, upon the Committee’s recommendation, approved the following compensation changes for Mr. Hartung in connection with his promotion to the role of Chief Commercial Officer: (i) an increase in the annual incentive bonus target from 100% to 110% of Mr. Hartung’s base salary, and (ii) a $500,000 increase in the target value of his long-term incentive award value for the 2025 fiscal year from $1.8 million to $2.3 million. Mr. Hartung received the above increase in long-term equity award value via a service-based RSU award granted on August 15, 2024 with a grant date fair value of $500,000, which will vest, subject to Mr. Hartung’s continued employment with the Company, in three equal installments on the first three anniversaries of the grant date. See section above titled “Other Long-Term Incentive Compensation Awards Granted during FY25.”

Compensation Arrangements for Interim Chief Financial Officer — Mr. Martinez

Mr. Martinez served as Interim Chief Financial Officer from August 1, 2024 until Mr. Krumm joined the company as Chief Financial Officer on January 6, 2025. Following the end of his tenure as Interim Chief Financial Officer, Mr. Martinez returned to his previous position as Senior Vice President, Finance. As previously disclosed, in connection with Mr. Martinez serving as Interim Chief Financial Officer, the Board, upon the recommendation of the Compensation and People Committee, approved the payment of a monthly cash payment incremental to his base salary of $50,000 while serving as Interim Chief Financial Officer and a one-time service-based RSU award with a grant date fair value of $300,000 which will vest in two equal installments on the first two anniversaries of the grant date, subject to continued employment. See section above titled “Other Long-Term Incentive Compensation Awards Granted during FY25.”

Arrangements for Former Chief Financial Officer — Mr. Lundstrom

Mr. Lundstrom resigned from his position with the Company effective July 31, 2024. He was not eligible for a fiscal year 2025 bonus payout and was not eligible for any separation payments under the terms of the Company’s Executive Severance Plan. All equity compensation awards that remained unvested upon his resignation date were forfeited.

Termination and Change of Control Arrangements

The Board and the Compensation and People Committee believe that severance and change of control arrangements are important components of the overall executive compensation program for our NEOs. Severance arrangements foster a stable work environment, and we use them primarily to attract and retain individuals with the requisite experience and ability to drive our success. Change of control provisions help to secure the continued employment and dedication of our NEOs, to reduce any concern that they might have regarding their own continued employment prior to or following a change of control of Flex and to promote continuity of management during a corporate transaction. Accordingly, we maintain certain arrangements, described below, pursuant to which the NEOs are entitled to certain severance and change of control protections. The benefits under these arrangements are described and quantified under the section titled “Executive Compensation—Potential Payments Upon Termination or Change of Control.” We are not a party to an employment agreement with any of our current NEOs.

During fiscal year 2025, the Compensation and People Committee, with the assistance of FW Cook, undertook a review of Flex’s existing severance and change of control arrangements in order to ensure that these arrangements remain effective and aligned with the market in which Flex competes for talent. As a result of that review, the Compensation and People Committee recommended to the Board that the Flex Ltd. Executive Severance Plan (the “Executive Severance Plan”), the offer letter with our CEO, and the Flex Ltd. 2017 Equity Incentive Plan (as amended and restated in 2023, and as subsequently amended, the “2017 Equity Incentive Plan”) be amended to better align the severance protections for participating Flex executives with market practices for an involuntary termination of employment without cause (and not as a result of death or disability) or for good reason (a “qualifying termination”) that occurs within 24 months after a change of control of Flex (which are described in more detail under the section below titled “Executive Compensation—Potential Payments Upon Termination or Change of Control-Double-Trigger Vesting Upon a Change of Control”). The Compensation and People Committee determined that no material changes were necessary to the general severance protections applicable to our NEOs for a qualifying termination independent of a change of control.

Accordingly, on March 5, 2025, the Board, upon the recommendation of the Compensation and People Committee, approved the amendment and restatement of the Executive Severance Plan, a corresponding amendment to the offer letter dated February 7, 2019 with our CEO, and an amendment to the 2017 Equity Incentive Plan to implement certain changes to the change of control provisions for our NEOs. Consistent with peer group and market practices and recognizing the importance of ensuring the focus and commitment of our executive team in the event of change of control, the amended and restated Severance Plan provides enhanced severance protections to our NEOs for a qualifying termination that occurs within 24 months after a change of control, and the amendment to the 2017 Plan establishes specific default rules for the

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treatment of Flex equity awards that are converted, assumed or replaced in connection with a change of control and that vest upon a qualifying termination within 24 months after the change of control. Prior to the amendment and restatement of the Executive Severance Plan and the amendment of her offer letter, our CEO did not participate in the Executive Severance Plan, and her severance protections instead were defined under her offer letter. Effective March 5, 2025, the CEO’s offer letter no longer defines any separate severance protections for the CEO and instead provides that the CEO is a participant in the amended and restated Executive Severance Plan.

The following chart describes the benefits that would be provided to our NEOs under the amended and restated Executive Severance Plan and the amended 2017 Equity Incentive Plan in the event of a qualifying termination generally (that is, a qualifying termination outside a change of control), and the benefits that would be provided in the event of a qualifying termination within 24 months after a change of control. Benefits under the Executive Severance Plan are contingent upon the participant entering into and complying with the terms of a transition agreement (“Transition Agreement”) and/or a release of claims, including any customary non-competition, non-solicitation, non-disclosure, non-disparagement, and cooperation provisions:

Executive Severance Plan Termination Benefit	General Severance Provisions (Qualifying Termination Outside a Change of Control)	Change of Control Severance Provisions (Qualifying Termination within 24 Months after a Change of Control)
Salary and Bonus

•

For the CEO, two years’ continued payment of base salary and two years of her target annual bonus amount

•

For the other NEOs, base salary continuation during the transition period provided in the Transition Agreement, and a pro-rated annual bonus for the fiscal year in which the transition period begins, based on actual performance through the end of the fiscal year

•

For the CEO, lump sum payment of 2.99 times the sum of base salary and target annual bonus amount

•

For the other NEOs, lump sum payment of two times the sum of base salary and target annual bonus amount

Equity and Deferred Compensation (NQDC) Vesting

•

For the CEO, two years’ continued vesting of outstanding equity awards and deferred compensation awards

•

For the other NEOs:

•

Outstanding equity awards (including, but not limited to, time-based RSUs and PSUs), and deferred compensation awards continue vesting during the transition period, and

•

Following the transition period, accelerated vesting of RSUs (but not PSUs) and deferred compensation awards that would have vested during the one-year period following the transition period, subject to the participant signing an additional release of claims and compliance with post-termination covenants under the Transition Agreement

• For the CEO and other NEOs, accelerated vesting of any unvested service-based equity awards in accordance with the 2017 Equity Incentive Plan and accelerated vesting of any unvested deferred compensation. PSU vesting will accelerate with funding based upon actual performance for completed periods during the measurement period and target performance for unfinished periods during the measurement period
Benefits Continuation	• For the CEO, benefits coverage continuation for two years • For the other NEOs, benefits coverage continuation for duration of transition period provided in the Transition Agreement	• For the CEO, benefits coverage continuation for three years • For the other NEOs, benefits coverage continuation for two years

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The following are death, disability and retirement benefits applicable for all NEOs with respect to RSU, PSU and NQDC awards.

Termination Scenario	Description of RSU, PSU and NQDC Treatment
Death or Disability

•

RSU and NQDC vesting will accelerate upon the occurrence of these events

•

PSU vesting will accelerate with funding based upon actual performance for completed periods during the measurement period and target performance for unfinished periods during the measurement period, and pro-rated for length of time employed during the performance period

Retirement

•

Retirement is defined as:

•  Sum of age and service credits is equal to at least 65

•  Minimum length of service is 5 years

•  Minimum age is 55

•

Unvested RSUs and NQDC would continue to vest, with PSUs vesting based on actual performance at the end of the performance cycle

•

Unvested PSUs would be pro-rated for length of time employed during the performance period

•

The retirement provision is not applicable to the supplemental RSU and PSU awards granted to Mr. Tan and Mr. Hartung on September 25, 2024

Executive Share Ownership Guidelines

We maintain robust share ownership guidelines in order to closely align the interests of senior management with those of our shareholders. The ownership guidelines for our NEOs are summarized below.

Ownership Guideline Design Element	Description
Targeted Ownership Value	• CEO – 6x salary • CFO – 3.5x salary • Other NEOs – 2.5x salary
Forms of Ownership Counted Toward Guideline	• All Ordinary Shares held outright by our executives • Unvested service-based RSUs
Compliance Period

•  Five years for new hires or newly promoted executives

•  If an executive’s stock ownership requirement is increased, a three-year compliance transition period will be provided to acquire the incremental shares

Unearned performance-based equity awards and shares underlying unexercised stock options (whether vested or unvested, whether time- or performance-based and whether in-the-money or not) do not count as stock owned for purposes of the guidelines.

Our Compensation and People Committee and our Nominating, Governance and Public Responsibility Committee both monitor the share ownership of management. The Company has determined that the NEOs are in compliance with the applicable ownership requirements.

Executive Incentive Compensation Recoupment Policy

Effective October 2, 2023, our Board, upon the recommendation of the Compensation and People Committee, adopted an amended and restated Executive Incentive Compensation Recoupment Policy (the “Recoupment Policy”), as required by the Dodd-Frank Wall Street Reform & Consumer Protection Act and corresponding listing standards recently adopted by Nasdaq regarding compensation recovery.

Our Recoupment Policy applies in the event we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the federal securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “Financial Restatement”). Pursuant to our Recoupment Policy, we will promptly recover any erroneously awarded incentive-based compensation, on a no-fault basis, received by any current or former executive officer of the Company, including our NEOs, during the three completed fiscal years immediately preceding the date on which we are required to prepare a Financial Restatement.

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In addition to erroneously awarded incentive-based compensation, under our Recoupment Policy, the Compensation and People Committee, as administrator of our Recoupment Policy, may, to the extent it deems appropriate, cancel outstanding equity awards, including time- or performance-based awards, where the Board or the Compensation and People Committee took into account the financial performance of the Company in granting such awards and the financial results were subsequently reduced due to a Financial Restatement. The Recoupment Policy also provides that incentive compensation may be recovered from certain other direct reports of our CEO under certain specified circumstances if deemed appropriate by the Compensation and People Committee.

A copy of the Recoupment Policy is included as Exhibit 97.01 to our Annual Report on Form 10-K for the fiscal year ended March 31, 2025.

Prohibition on Hedging and Pledging of Company Securities

We have an insider trading policy (“Insider Trading Policy”) that prohibits short-selling, trading in options or other derivatives on our shares, and engaging in hedging transactions by all employees (including executive officers) and directors. Our insider trading policy also prohibits our employees (including executive officers) and directors from using our shares as collateral for margin accounts or pledging our shares as collateral for loans. We believe that the Insider Trading Policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, and listing standards applicable to us. A copy of our Insider Trading Policy is included as Exhibit 19.01 to our Annual Report on Form 10-K for the fiscal year ended March 31, 2025.

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Compensation Risk Assessment

With the assistance of FW Cook, the Compensation and People Committee reviewed our compensation policies and practices and determined that our compensation programs do not encourage excessive or inappropriate risk-taking. The Compensation and People Committee believes that the design and mix of our compensation programs appropriately encourage our executive and senior officers to focus on the creation of long-term shareholder value. In its review, the Compensation and People Committee noted the following features:

•	The Company’s pay levels are generally aligned with market.
•	The Company’s compensation programs utilize best practices designed to mitigate risk, including:
•	Balanced mix of short-term cash and long-term equity pay;
•	Incentive programs that pay out based on a mix of performance metrics over varying time frames;
•	Long-term incentive program that includes both service-based RSUs and performance-based PSUs;
•	Incentive programs that have payout caps and reasonable leverage;
•	Share ownership guidelines and anti-hedging/pledging policies that encourage long-term equity ownership;
•	Compensation and People Committee having the ability to exercise discretion over formulaic incentive plan outcomes; and
•	Board-adopted incentive compensation recoupment policy.

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Executive Compensation

The following table sets forth the fiscal years 2023, 2024 and 2025 compensation for:

•	Revathi Advaithi, our Chief Executive Officer;
•	Kevin Krumm, our Chief Financial Officer;
•	Paul R. Lundstrom, our former Chief Financial Officer;
•	Jaime Martinez, our former Interim Chief Financial Officer; and
•	Hooi Tan, Michael P. Hartung and Scott Offer.

The executive officers included in the Summary Compensation Table are referred to in this proxy statement as our NEOs. A detailed description of the plans and programs under which our NEOs received the following compensation can be found in the section titled “Compensation Discussion and Analysis” of this proxy statement. Additional information about these plans and programs is included in the additional tables and discussions that follow the Summary Compensation Table.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(4)	Bonus ($)(5)	Share Awards ($)(6)	Non-Equity Incentive Plan Compensation ($)(7)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(8)	All Other Compensation ($)(9)	Total ($)(10)
Revathi Advaithi Chief Executive Officer	2025	1,326,183	—	11,353,074	3,156,726	80,649	505,504	16,422,136
	2024	1,325,000	—	11,382,142	1,858,313	73,545	479,251	15,118,250
	2023	1,325,000	—	11,020,718	2,815,671	26,607	409,914	15,597,911
Kevin Krumm Chief Financial Officer(1)	2025	198,545	3,500,000	5,799,990	310,584	2,706	457,217	10,269,043
Paul R. Lundstrom Former Chief Financial Officer	2025	245,000	—	2,676,077	—	13,773	7,452	2,942,302
	2024	735,000	—	2,682,924	727,650	223,232	263,308	4,632,114
	2023	731,250	—	2,727,636	1,041,267	—	229,482	4,729,635
Jaime Martinez Interim Chief Financial Officer(2)	2025	390,564	300,000	797,336	259,451	13,701	81,757	1,842,810
Hooi Tan Chief Operating Officer(3)	2025	723,333	—	7,086,812	1,148,812	16,785	234,150	9,209,893
	2024	700,000	—	2,167,992	731,500	56,846	270,977	3,927,315
	2023	700,000	—	1,983,721	991,683	37	169,244	3,844,685
Michael P. Hartung President, Chief Commercial Officer	2025	735,000	—	7,046,151	1,099,657	44,469	223,156	9,148,433
	2024	735,000	—	1,951,184	548,237	37,816	262,672	3,534,909
	2023	731,250	—	1,983,721	1,152,627	14,675	228,846	4,111,119
Scott Offer Executive Vice President, General Counsel	2025	663,000	—	1,946,182	957,306	58,502	202,292	3,827,282
	2024	663,000	—	1,951,184	563,550	81,251	239,141	3,498,126
	2023	659,000	—	1,983,721	853,878	—	207,288	3,703,887
(1)	Mr. Krumm was appointed as Chief Financial Officer effective January 6, 2025.
(2)	Mr. Martinez served as the Company’s Interim Chief Financial Officer from August 1, 2024 until January 5, 2025.
(3)	A portion of Mr. Tan’s compensation in fiscal year 2025 was paid in Singapore dollars. We converted such amounts to U.S. dollars using a conversion rate of 1.34, which is the average of the monthly translation rates for fiscal year 2025.
(4)	Includes amounts contributed by executive to deferred compensation plan and 401(k) savings plan accounts. For Mr. Tan, the amount includes the amount executive contributed to the Singapore Provident fund. The reported salary amounts in any year may differ from the annual base salary amount reported due to the timing of payroll periods and/or the effective date in a change in base salary.
(5)	The amount shown for Mr. Krumm is a sign-on bonus paid upon commencement of employment with the Company, which he is required to repay if, within 24 months of the employment commencement date, he either voluntarily terminates his employment with the Company (other than for “good reason”) or the Company terminates his employment for “cause” (as such terms are defined in the Company’s Executive Severance Plan). The amount shown for Mr. Martinez is the monthly cash payment incremental to his base salary that he received while he served in the Interim Chief Financial Officer role.

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(6)	Share awards consist of service-based RSUs, adjusted EPS growth PSUs and rTSR PSUs. The amounts in this column do not reflect compensation actually received by the NEOs, nor do they reflect the actual value that will be realized by the NEOs. Instead, the amounts reflect the grant date fair value for grants made by us in fiscal years 2023, 2024 and 2025, calculated in accordance with FASB ASC Topic 718. The adjusted EPS growth and rTSR PSUs included in this column are at the target number of shares as follows for fiscal year 2025: 164,216 PSUs or $6,103,088 for Ms. Advaithi; 38,708 PSUs or $1,438,582 for Mr. Lundstrom; 7,194 PSUs or $267,365 for Mr. Martinez; 108,548 PSUs or $3,636,822 for Mr. Tan; 100,728 PSUs or $3,346,192 for Mr. Hartung; and 28,150 PSUs or $1,046,195 for Mr. Offer. The maximum number of shares for the adjusted EPS growth PSUs are as follows for fiscal year 2025: 164,216 PSUs or $5,249,986 for Ms. Advaithi; 38,708 PSUs or $1,237,495 for Mr. Lundstrom; 7,194 PSUs or $229,992 for Mr. Martinez; 181,126 PSUs or $5,749,955 for Mr. Tan; 173,306 PSUs or $5,499,949 for Mr. Hartung; and 28,150 PSUs or $899,956 for Mr. Offer. For additional information regarding the assumptions made in calculating the amounts reflected in this column, see Note 5 to our audited consolidated financial statements, “Share-Based Compensation,” included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2025.
(7)	The amounts in this column represent incentive cash bonuses earned in fiscal year 2025. For additional information, see the section titled “Compensation Discussion and Analysis—Fiscal Year 2025 Executive Compensation—Incentive Bonus Plan” of this proxy statement.
(8)	The amounts in this column represent the above-market earnings on the vested portions of the nonqualified deferred compensation accounts of our NEOs. None of our NEOs participated in any defined benefit or actuarial pension plans in any period presented. For additional information, see the table below entitled “Nonqualified Deferred Compensation in Fiscal Year 2025.” Amounts previously reported in this column of the Summary Compensation Table for fiscal year 2024 were inadvertently understated as a result of a vendor administrative issue. Accordingly, the amounts reported in this column have been updated to include the previously understated amounts for fiscal year 2024 of $7,153 for Ms. Advaithi; $1,908 for Mr. Lundstrom; $3,635 for Hartung; and $1,761 for Mr. Offer, respectively.
(9)	The following table provides a breakdown of compensation included in the “All Other Compensation” column for fiscal year 2025.

Name	Pension/ Savings Plan Company Match Expenses/ Social Security ($)(1)	Medical/ Enhanced Long-Term Disability ($)(2)	Tax Preparation Expenses ($)(3)	Personal Aircraft Usage ($)(4)	Other ($)(5)	Total ($)
Revathi Advaithi	381,488	6,841	—	117,176	—	505,504
Kevin Krumm	422,933	1,959	—	—	32,325	457,217
Paul R. Lundstrom	6,450	1,002	—	—	—	7,452
Jaime Martinez	80,080	1,678	—	—	—	81,757
Hooi Tan	206,499	—	12,181	—	15,470	234,150
Michael P. Hartung	217,763	5,394	—	—	—	223,156
Scott Offer	197,716	4,576	—	—	—	202,292
(1)

The amounts in this column represent the Company’s regular employer matching contributions to the 401(k) saving plan accounts and employer contributions to the deferral accounts (i.e., deferred compensation awards) under the deferred compensation plan.

•  401(k) contributions for Ms. Advaithi and Messrs. Krumm, Lundstrom, Martinez, Hartung, and Offer were $13,800, $6,933, $6,450, $8,303, $13,800 and $13,734, respectively. The amount of $16,388 for Mr. Tan represents the contribution to the Singapore Provident fund.

•  Deferred compensation plan awards for Ms. Advaithi and Messrs. Martinez, Hartung, and Offer were $367,688, $71,776, $203,963 and $183,983, respectively. Mr. Krumm received a one-time seed-contribution of $416,000 upon hire.

(2)	The amounts in this column represent the Company’s contributions to the executive long-term disability program, which provides additional benefits beyond the basic employee long-term disability program.
(3)	The amount in this column represents Mr. Tan’s expenses related to tax preparation assistance regarding his relocation.
(4)	Represents the aggregate incremental cost to the Company for the personal use of corporate aircraft by Ms. Advaithi, who may be accompanied by her spouse and other family members and guests. This is calculated using an hourly rate for each flight hour based on the variable operating costs to the Company, including fuel, maintenance, crew travel expenses, catering, landing fees, and other miscellaneous variable costs. Since corporate aircraft are primarily used for business travel, we do not include costs that the Company would have incurred regardless of whether there was any personal aircraft usage, such as depreciation, hanger rental, and insurance costs.
(5)	The amounts in this column represent Mr. Krumm’s relocation expenses incurred in fiscal year 2025 and Mr. Tan’s expenses related to visa/ immigration services.

(10)	Total amounts may not add up due to rounding.

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Grants of Plan-Based Awards in Fiscal Year 2025

The following table presents information about non-equity incentive plan awards and RSU and PSU awards that we granted in our 2025 fiscal year to our NEOs. We did not grant any stock options to our NEOs during our 2025 fiscal year.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Share Awards: Number	Grant Date Fair Value
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	of Shares of Stock or Units (#)(3)	of Share Awards ($)(4)
Revathi Advaithi	6/12/2024	(5)				41,054	82,108	164,216		2,624,993
	6/12/2024	(6)				20,527	82,108	164,216		3,478,095
	6/12/2024								164,216	5,249,986
			808,913	2,186,250	4,372,500
Kevin Krumm	1/6/2025								143,245	5,799,990
Paul R. Lundstrom	6/12/2024	(5)				9,677	19,354	38,708		618,747
	6/12/2024	(6)				4,839	19,354	38,708		819,835
	6/12/2024								38,708	1,237,495
			299,145	808,500	1,617,000
Jaime Martinez	6/12/2024	(5)				1,798	3,597	7,194		114,996
	6/12/2024	(6)				899	3,597	7,194		152,369
	6/12/2024								7,194	229,992
	8/15/2024								9,478	299,979
			299,145	808,500	1,617,000
Hooi Tan	6/12/2024	(5)				8,992	17,985	35,970		574,980
	6/12/2024	(6)				4,496	17,985	35,970		761,845
	6/12/2024								35,971	1,149,993
	9/25/2024	(7)				36,289	72,578	145,156		2,299,997
	9/25/2024								72,578	2,299,997
			284,900	770,000	1,540,000
Michael P. Hartung	6/12/2024	(5)				7,037	14,075	28,150		449,978
	6/12/2024	(6)				3,518	14,075	28,150		596,217
	6/12/2024								28,151	899,987
	8/15/2024								15,797	499,975
	9/25/2024	(7)				36,289	72,578	145,156		2,299,997
	9/25/2024								72,578	2,299,997
			251,370	735,000	1,470,000
Scott Offer	6/12/2024	(5)				7,037	14,075	28,150		449,978
	6/12/2024	(6)				3,518	14,075	28,150		596,217
	6/12/2024								28,151	899,987
			245,310	663,000	1,326,000
(1)	These amounts show the range of possible payouts under our cash incentive programs for fiscal year 2025. The amounts correspond to the range of possible payouts under the incentive bonus plan. The maximum payment represents 200% of the target payment. The threshold payment represents 37.2% of target payout levels for all NEOs other than Mr. Hartung, for whom the threshold payment represents 34.2%. For the annual incentive bonus plan, the amounts actually earned for fiscal year 2025 are reported as Non-Equity Incentive Plan Compensation in the Summary Compensation Table. For additional information, see the section titled “Compensation Discussion and Analysis—Fiscal Year 2025 Executive Compensation—Incentive Bonus Plan” of this proxy statement.
(2)	Shows the range of estimated future vesting of the adjusted EPS growth and rTSR PSUs granted in fiscal year 2025 under the 2017 Equity Incentive Plan. The adjusted EPS growth PSUs granted on June 12, 2024 cliff vest after three years, with the vesting based upon a yearly EPS measurement period and averaged over the performance period. The PSUs granted on September 25, 2024 vest in two equal installments on the first and second anniversaries of the completion of the three-year performance period which is based upon a three-year compound annual growth rate, or CAGR. The maximum payout for each executive officer represents 200% of the target payout levels. The threshold payout for these PSUs for each NEO represents 50% of the target payout. The rTSR PSUs cliff vest after three years, with vesting based on the percentile rank of the Company’s TSR relative to the return of the Company’s TSR peer group. The maximum payout for each executive officer represents 200% of the target payout. The threshold payout for the rTSR PSUs for each NEO represents 25% of target payout. For additional information, see the section titled “Compensation Discussion and Analysis—Fiscal Year 2025 Executive Compensation—Long-Term Share-Based Incentive Compensation” of this proxy statement.

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(3)	Shows the number of service-based RSUs granted in fiscal year 2025 under the 2017 Equity Incentive Plan. For each NEO, the RSUs vest in three annual installments at a rate of 33% per year, other than (i) the RSUs granted on August 15, 2024 to Mr. Martinez which vest in two equal annual installments and (ii) the RSUs granted on September 25, 2024 to Mr. Tan and Mr. Hartung which cliff vest on the third anniversary of the grant date, and provided in all cases that the executive continues to remain employed on the vesting dates. For additional information, see the section titled “Compensation Discussion and Analysis—Long-Term Share-Based Incentive Compensation” of this proxy statement.
(4)	This column shows the grant date fair value of service-based RSUs, adjusted EPS growth PSUs and rTSR PSUs, at the target level, under FASB ASC Topic 718 granted to our NEOs in fiscal year 2025. The grant date fair value is the amount that we will expense in our financial statements over the awards’ vesting schedule. For service-based RSUs and adjusted EPS growth PSUs, the grant date fair value is the closing price of our Ordinary Shares on the grant date. For rTSR PSUs where vesting is contingent on meeting a market condition, the grant date fair value was calculated using a Monte Carlo simulation. Additional information on the valuation assumptions is included in Note 5 of our audited consolidated financial statements, “Share-Based Compensation,” included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2025.
(5)	This row shows the adjusted EPS growth PSUs.
(6)	This row shows the rTSR PSUs.
(7)	This row shows the PSUs based on a three-year CAGR granted to Mr. Tan and Mr. Hartung on September 25, 2024.

Outstanding Equity Awards at 2025 Fiscal Year-End

The following table presents information about outstanding share awards held by our NEOs as of March 31, 2025. The table shows information about: (i) service-based RSUs and (ii) PSUs. Mr. Lundstrom had no outstanding equity awards as of March 31, 2025.

The market value of the share awards is based on the closing price of our Ordinary Shares as of March 31, 2025, which was $33.08. For PSUs, the number of unearned shares and the market values shown assume all performance criteria are met at threshold, target or maximum depending on performance through March 31, 2025. For additional information on our equity incentive programs, see the section titled “Compensation Discussion and Analysis—Long-Term Share-Based Incentive Compensation” of this proxy statement.

	Share Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Revathi Advaithi	128,017	(2)	4,234,802	384,050	(9)	12,704,374
	170,042	(2)	5,624,989	255,062	(10)	8,437,451
	164,216	(2)	5,432,265	164,216	(11)	5,432,265
	384,050	(3)	12,704,374	127,531	(12)	4,218,725
				82,108	(13)	2,716,133
Kevin Krumm	143,245	(4)	4,738,545
Jaime Martinez	4,546	(5)	150,382	13,638	(9)	451,145
	7,391	(5)	244,494	11,088	(10)	366,791
	7,194	(5)	237,978	7,194	(11)	237,978
	9,478	(5)	313,532	5,544	(12)	183,396
	13,638	(3)	451,145	3,597	(13)	118,989
Hooi Tan	23,043	(6)	762,262	69,130	(9)	2,286,820
	32,389	(6)	1,071,428	48,582	(10)	1,607,093
	35,971	(6)	1,189,921	35,970	(11)	1,189,888
	72,578	(6)	2,400,880	24,291	(12)	803,546
	69,130	(3)	2,286,820	17,985	(13)	594,944
				72,578	(14)	2,400,880
Michael P. Hartung	23,043	(7)	762,262	69,130	(9)	2,286,820
	29,149	(7)	964,249	43,724	(10)	1,446,390
	28,151	(7)	931,235	28,150	(11)	931,202
	15,797	(7)	522,565	21,862	(12)	723,195
	72,578	(7)	2,400,880	14,075	(13)	465,601
	69,130	(3)	2,286,820	72,578	(14)	2,400,880

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	Share Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Scott Offer	23,043	(8)	762,262	69,130	(9)	2,286,820
	29,149	(8)	964,249	43,724	(10)	1,446,390
	28,151	(8)	931,235	28,150	(11)	931,202
	69,130	(3)	2,286,820	21,862	(12)	723,195
				14,075	(13)	465,601
(1)	This column includes rTSR PSUs and adjusted growth EPS PSUs granted in fiscal years 2023, 2024 and 2025 under the 2017 Equity Incentive Plan. Vesting of the rTSR PSUs granted in fiscal years 2023, 2024 and 2025 is based on the Company’s TSR relative to the return of the Company’s TSR peer group over the 3-year performance period. Vesting of the adjusted EPS growth PSUs granted in fiscal years 2023, 2024 and 2025 to all NEOs is based upon the Company’s adjusted EPS growth over the yearly measurement period and averaged over the 3-year performance period. Vesting of the adjusted EPS growth PSUs granted in fiscal year 2025 to Mr. Tan and Mr. Hartung is based upon the Company’s three-year compound annual growth rate, or CAGR.
(2)	128,017 shares vest on June 1, 2025; 170,042 shares vest at a rate of 85,021 shares per year for two years, with the first vesting date on June 14, 2025; and 164,216 shares vest at a rate of 54,738 shares per year for three years, with the first vesting date on June 12, 2025.
(3)	Actual results for adjusted growth EPS PSUs to pay out on May 9, 2025.
(4)	143,245 shares vest at a rate of 47,748 shares per year for three years, with the first vesting date on January 6, 2026.
(5)	4,546 shares vest on June 10, 2025; 7,391 shares vest at a rate of 3,696 shares per year for two years, with the first vesting date on June 15, 2025; 7,194 shares vest at a rate of 2,398 shares per year for three years, with the first vesting date on June 12, 2025; and 9,478 shares vest at a rate of 4,739 shares per year for two years, with the first vesting date on August 15, 2025.
(6)	23,043 shares vest on June 1, 2025; 32,389 shares vest at a rate of 16,194 shares per year for two years, with the first vesting date on June 14, 2025; 35,971 shares vest at a rate of 11,990 shares per year for three years, with the first vesting date on June 12, 2025; and 72,578 shares vest on September 25, 2027.
(7)	23,043 shares vest on June 1, 2025; 29,149 shares vest at a rate of 14,575 shares per year for two years, with the first vesting date on June 14, 2025; 28,151 shares vest at a rate of 9,383 shares per year for three years, with the first vesting date on June 12, 2025; 15,797 shares vest at a rate of 5,265 shares per year for three years, with the first vesting date on August 15, 2025; and 72,578 shares vest on September 25, 2027.
(8)	23,043 shares vest on June 1, 2025; 29,149 shares vest at a rate of 14,575 shares per year for two years, with the first vesting date on June 14, 2025; and 28,151 shares vest at a rate of 9,383 shares per year for three years, with the first vesting date on June 12, 2025.
(9)	Unvested rTSR PSUs to vest on June 1, 2025 assuming a maximum payout.
(10)	Unvested rTSR PSUs to vest on June 14, 2026 assuming a maximum payout.
(11)	Unvested rTSR PSUs to vest on June 12, 2027 assuming a maximum payout.
(12)	Unvested adjusted EPS growth PSUs to vest in May 2026 assuming a target payout.
(13)	Unvested adjusted EPS growth PSUs to vest in May 2027 assuming a target payout.
(14)	Unvested adjusted EPS growth PSUs to vest 50% on March 31, 2028 and 50% on March 31, 2029, assuming a target payout.

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Shares Vested in Fiscal Year 2025

The following table presents information for each of our NEOs regarding the number of shares acquired upon the vesting of share awards in the form of RSUs and PSUs during fiscal year 2025 and the value realized, in each case before payment of any applicable withholding tax and broker commissions. There were no option exercises by our NEOs in 2025 and the NEOs do not hold any unexercised options.

	Share Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Revathi Advaithi	936,232	29,005,791
Kevin Krumm	—	—
Paul R. Lundstrom	219,203	6,795,761
Jaime Martinez	14,735	468,527
Hooi Tan	96,172	2,997,329
Michael P. Hartung	170,839	5,291,356
Scott Offer	182,259	5,640,387
(1)	The amounts in this column reflect the aggregate dollar amount realized upon the vesting of RSUs and PSUs determined by multiplying the number of Ordinary Shares underlying such awards by the market value of the underlying shares on the vesting date.

Pension Benefits in Fiscal Year 2025

Our NEOs do not receive any compensation in the form of pension benefits.

Nonqualified Deferred Compensation in Fiscal Year 2025

Each of our NEOs participates in our 2010 Deferred Compensation Plan. Our deferred compensation program is intended to promote retention by providing a long-term savings opportunity on a tax-efficient basis. Under the 2010 Deferred Compensation Plan, participating officers may defer up to 70% of their base salary and bonus, net of certain statutory and benefit deductions. The Company may make a discretionary matching contribution for these deferrals to reflect limitations on our matching contribution under our 401(k) plan. Under this plan, we may also make annual contributions, in amounts up to 37.5% (up to 25% in the case of Mr. Martinez) of each participant’s base salary (subject to offsets for non-U.S. executives’ pension and other benefits), which will cliff vest after four years. For these annual contributions, 50% of the funding is paid as a percent of base salary and the remaining 50% is performance-based, up to a maximum of 150%. Amounts credited to the deferral accounts are deemed to be invested in hypothetical investments selected by a participant or an investment manager on behalf of each participant. Participants in the 2010 Deferred Compensation Plan may receive their vested deferred compensation balances upon termination of employment at such time as is specified in their deferral agreements, which may include a lump sum payment or installments payments made over a period of years. Participants also may elect in-service distributions through a lump sum payment or in installments over a period of up to ten years.

Under our deferred compensation plan, we entered into trust agreements providing for the establishment of irrevocable trusts into which we are required to deposit cash or other assets as specified in the applicable deferral agreement, equal to the aggregate amount required to be credited to the participant’s deferral account, less any applicable taxes to be withheld. The deferred account balances of the participants in our deferred compensation plan are unfunded and unsecured obligations of the Company, receive no preferential standing, and are subject to the same risks as any of our other general obligations.

For a discussion of the contributions granted to each of the NEOs and their vesting terms, including vesting upon the executive’s termination or a change of control of the Company, see the sections titled “Compensation Discussion and Analysis—Fiscal Year 2025 Executive Compensation—Deferred Compensation Awards” of this proxy statement and “Executive Compensation—Potential Payments Upon Termination or Change of Control” below.

The following table presents information for fiscal year 2025 about: (i) contributions to the NEOs’ deferred compensation plan accounts by the executive; (ii) contributions to the NEOs’ deferred compensation plan accounts by the Company; (iii) aggregate earnings (or losses) on the deferred compensation plan accounts; (iv) aggregate withdrawals and distributions from the deferred compensation plan accounts; and (v) the deferred compensation plan account balances as of the end of the fiscal year. For fiscal year 2025, Ms. Advaithi and Messrs. Hartung, Tan, Lundstrom and Offer each received deferred cash awards with a value that averaged approximately 28% of their respective fiscal year 2024 base salaries, and Mr. Martinez received a deferred cash award with a value of 18.5% of his fiscal year 2024 salary.

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Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings (Losses) in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Fiscal Year-End ($)(4)
Revathi Advaithi	—	367,688	80,649	(281,161)	1,797,871
Kevin Krumm	—	416,000	2,706	—	418,706
Paul R. Lundstrom	—	247,831	221,324	—	1,180,160
Jaime Martinez	—	71,776	13,701	—	297,377
Hooi Tan	—	194,250	16,785	(58,211)	661,971
Michael P. Hartung	—	203,963	44,469	(58,378)	1,018,631
Scott Offer	76,908	183,983	58,502	(153,832)	949,377
(1)	Reflects the salary payments deferred by our NEOs during the fiscal year. These amounts are included in the Summary Compensation Table under the “Salary” column, as applicable.
(2)	These amounts represent contributions under the 2010 Deferred Compensation Plan. These awards cliff vest after four years. These amounts, including any earnings or losses thereon, will be reported under the “All Other Compensation” column of the Summary Compensation Table. For additional information on these contributions and their vesting terms, including vesting upon the executive’s termination or change of control of the Company, see the sections titled “Compensation Discussion and Analysis—Fiscal Year 2025 Executive Compensation—Deferred Compensation Awards” and “Executive Compensation—Potential Payments Upon Termination or Change of Control” of this proxy statement.
(3)	Reflects earnings (or losses) for each NEO on both the vested and unvested portions of the executive’s deferred compensation account(s). The above-market portion of the earnings on the vested portion of the executive’s deferred compensation account(s) is included under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column in the Summary Compensation Table.
(4)	The amount in this column with respect to Mr. Lundstrom is as of July 31, 2024, his resignation date. The amount in this column with respect to Mr. Offer includes the sum of the amounts that Mr. Offer deferred in prior years and previously reported as compensation in the Summary Compensation Table in respect of the applicable year (i.e., $412,906). No other NEOs are voluntarily contributing to the 2010 Deferred Compensation Plan. The aggregate balance at fiscal year-end through 2024 is in the amounts of $1,630,695 for Ms. Advaithi, $1,182,068 for Mr. Lundstrom, $211,900 for Mr. Martinez, $509,146 for Mr. Tan, $828,577 for Mr. Hartung, and $860,723 for Mr. Offer.

Potential Payments Upon Termination or Change of Control

As described in the section titled “Compensation Discussion and Analysis” of this proxy statement, our NEOs do not have employment agreements with us. Our NEOs are eligible for certain termination and change of control benefits under the Executive Severance Plan, the 2010 Deferred Compensation Plan and the 2017 Equity Incentive Plan.

Acceleration of Vesting of Deferred Compensation

If the employment of any participant in the 2010 Deferred Compensation Plan is involuntarily terminated by the Company without cause or is terminated by the executive with good reason within two years following a change of control (as defined in the 2010 Deferred Compensation Plan), the entire unvested portion of the deferred compensation account of the NEO will vest.

Acceleration of Vesting of Equity Awards

The number of unvested equity awards held by each NEO as of March 31, 2025 is listed above in the Outstanding Equity Awards at 2025 Fiscal Year-End table. All unvested outstanding equity awards held by our NEOs at the end of fiscal year 2025 were granted under the 2017 Equity Incentive Plan.

Subject to any waiver by the Compensation and People Committee, all unvested RSU awards, PSU awards and unvested stock options held by a plan participant will be forfeited if the participant ceases to provide services to the Company, except for certain termination reasons such as retirement, death, disability, or involuntary termination without cause or for “good reason” (as defined in the Executive Severance Plan) within 24 months after a change of control.

Treatment of Certain Awards Upon Retirement

Certain award agreements for RSUs, rTSR PSUs, and adjusted EPS growth PSUs granted under our 2017 Equity Incentive Plan provide that if a plan participant ceases to provide services to the Company due to a qualifying retirement (meaning a voluntary termination of service after the participant has attained the age of fifty-five (55) years; completed at least five (5) years of service as an employee of the Company; and the sum of age and service is equal to at least 65), then the award will not terminate. RSUs would continue to vest, and a pro-rata number for the length of time employed during the performance period shall be issued to the participant at the end of the performance cycle for rTSR PSUs and adjusted EPS growth PSUs Supplemental equity awards granted to Mr. Tan, Mr. Hartung and Mr. Martinez, as applicable, during fiscal year 2025 restrict the accelerated vesting of PSUs and RSUs upon retirement. Among our NEOs, Messrs. Hartung and Offer meet the retirement criteria.

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Treatment of Certain Awards Upon Death or Disability

Certain award agreements for RSUs, rTSR PSUs, and adjusted EPS growth PSUs granted under our 2017 Equity Incentive Plan provide that if a plan participant ceases to provide services to the Company due to death or disability, then the awards will accelerate after the qualifying termination. RSUs will immediately vest. rTSR PSUs and adjusted EPS growth PSUs will be prorated and immediately vest as follows: completed cycles will vest based on actual performance and unfinished cycles will vest at target.

Double-Trigger Vesting Upon a Change of Control

The 2017 Equity Incentive Plan is a “double trigger” equity plan, meaning that unvested equity awards vest immediately only if (i) there is a change of control of the Company and (ii)(x) such awards are not converted, assumed or replaced by the successor or survivor corporation or (y) such awards are converted, assumed or replaced by the successor or survivor corporation, and the participant incurs an involuntarily termination of service as described below.

Under the terms of the 2017 Equity Incentive Plan, unless otherwise provided in the applicable award agreement or other agreement between the Company and the participant, in the event of a change of control of the Company (as defined in the 2017 Equity Incentive Plan) in which the participant’s awards are not converted, assumed, or replaced by a successor or survivor corporation, or a parent or subsidiary thereof, then all forfeiture restrictions on such awards will lapse immediately prior to the change of control and, following the consummation of such a change of control, all such awards will terminate and cease to be outstanding.

Under the terms of the 2017 Equity Incentive Plan, as amended effective March 5, 2025 with respect to both then-outstanding and future awards, where awards under the 2017 Equity Incentive Plan are assumed or continued after a change of control, those awards will be treated as follows in the event of a participant’s “Involuntary Termination of Service” within 24 months after the change of control:

•	Outstanding equity awards with vesting based solely upon continued employment (or other service), such as RSUs, will vest in full immediately upon the participant’s Involuntary Termination of Service (and any stock options or stock appreciation rights will become fully exercisable and remain exercisable for 90 days after the Involuntary Termination of Service, but not beyond the latest date that the stock option or stock appreciation right could have expired in accordance with its original terms under any circumstances); and
•	Outstanding equity awards with vesting based in whole or in part upon the achievement of performance goals, such as rTSR PSUs and EPS growth PSUs, will vest in full (i) at the “target” level of performance, to the extent that the applicable performance period (or any portion of the performance period that is designated as a separate measurement period) has not been completed as of the participant’s Involuntary Termination of Service, or (ii) based upon the actual level of achievement of the applicable performance goals during the applicable performance period (or any portion of the performance period that is designated as a separate measurement period), to the extent that such period has been completed as of the participant’s Involuntary Termination of Service.

For purposes of “double-trigger” vesting of equity awards in connection with a change of control, an “Involuntary Termination of Service” means (a) the termination of the participant’s service by Flex (or any successor or survivor corporation, or a parent or subsidiary thereof) without “cause” (as defined in the 2017 Equity Incentive Plan) and not as a result of the participant’s death or disability, or (b) where the participant, such as each of the NEOs, is a party to an arrangement, such as the Executive Severance Plan, that defines “good reason” with respect to the participant, the participant’s termination of service for “good reason” as so defined.

Executive Severance Plan

The Executive Severance Plan covers all of the NEOs (including, effective March 5, 2025, our CEO) and certain other senior level employees of the Company. Under the Executive Severance Plan, in the event of a qualifying termination of employment by the Company without “cause” (and not as a result of death or disability) or by a participant for “good reason” (each such term as defined in the Executive Severance Plan), the participant will receive the following benefits, subject to the participant entering into and complying with the terms of a Transition Agreement and/or a release of claims, including any customary non-competition, non-solicitation, non-disclosure, non-disparagement, and cooperation provisions:

General Severance Provisions (Qualifying Termination Outside a Change of Control):

•	For the CEO, two years’ continued payment of base salary and two years of her target annual bonus amount, or for the other NEOs, base salary continuation during the transition period provided in the Transition Agreement and a pro-rated annual bonus for the fiscal year in which the transition period begins, based on actual performance through the end of the fiscal year;

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•	For the CEO, two years’ continued vesting of outstanding equity awards and deferred compensation awards, or for the other NEOs, continued vesting of outstanding equity awards during the transition period and accelerated vesting following the transition period of RSUs and deferred compensation awards that would have vested during the one-year period following the transition period; and
•	Benefits coverage continuation for two years (for the CEO) or during the transition period (for the other NEOs).

Change of Control Severance Provisions (Qualifying Termination Within 24 Months After a Change of Control):

•	The sum of the participant’s base salary and target annual bonus multiplied by 2.99 (for the CEO) or by two (for the other NEOs), payable in a single lump sum;
•	Accelerated vesting of the participant’s outstanding equity awards in accordance with the terms and conditions of the 2017 Equity Incentive Plan and any unvested deferred compensation awards; and
•	Continued employee benefits coverage for three years (for the CEO) or for two years (for the other NEOs).

There are no tax gross-ups in the Executive Severance Plan.

Potential Payments Upon Termination or Change of Control as of March 31, 2025

The following table and accompanying notes show the estimated payments and benefits that would have been provided to each NEO as a result of (i) the accelerated vesting of deferred compensation in the case of a change of control with a termination of employment, (ii) the accelerated vesting of restricted and performance share unit awards in the event of a change of control if such awards are not assumed by the successor company in connection with the change of control, (iii) involuntary termination without cause or voluntary termination for good reason under the Company’s Executive Severance Plan, (iv) retirement, or (v) death or disability.

Calculations for this table assume that the triggering event took place on March 31, 2025, the last business day of fiscal year 2025, and are based on the price per share of our Ordinary Shares on such date, which was $33.08. The following table does not include potential payouts under our NEOs’ nonqualified deferred compensation plans relating to vested benefits. Mr. Lundstrom who resigned on July 31, 2024 is excluded from this table.

Name	Change in Control with Termination ($)(1)	Change in Control and No Assumption of Award ($)(2)	Involuntary Termination without Cause or Voluntary Termination for Good Reason ($)(3)	Retirement ($)(4)	Death or Disability ($)(5)
Revathi Advaithi
Base Salary Continuation	3,961,750	—	2,650,000	—	—
Benefits Continuation	97,919	—	65,280	—	—
Bonus Payments	6,536,888	—	4,372,500	—	3,156,726
Vesting of Deferred Compensation	1,419,527	—	934,938	—	1,797,871
Vesting of Service-based RSUs	15,292,057	15,292,057	13,481,291	—	15,292,057
Vesting of Performance-based RSUs	42,285,172	42,285,172	35,947,529	—	31,939,435
Total(6)	69,593,312	57,577,229	57,451,537	—	52,186,089
Kevin Krumm
Base Salary Payment Continuation	1,664,000	—	832,000	—	—
Benefits Continuation	56,647	—	28,323	—	—
Bonus Payments	1,913,600	—	310,584	—	310,584
Vesting of Deferred Compensation	—	—	—	—	418,706
Vesting of Service-based RSUs	4,738,545	4,738,545	3,159,008	—	4,738,545
Total(6)	8,372,791	4,738,545	4,329,915	—	5,467,835
Jaime Martinez
Base Salary Payment Continuation	900,000	—	450,000	—	—
Benefits Continuation	49,850	—	24,925	—	—
Bonus Payments	495,000	—	259,451	—	259,451
Vesting of Deferred Compensation	223,536	—	122,330	—	297,377
Vesting of Service-based RSUs	946,386	946,386	867,060	—	946,386
Vesting of Performance-based RSUs	1,654,926	1,654,926	827,099	—	1,208,093
Total(6)	4,269,698	2,601,312	2,550,866	—	2,711,306

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Name	Change in Control with Termination ($)(1)	Change in Control and No Assumption of Award ($)(2)	Involuntary Termination without Cause or Voluntary Termination for Good Reason ($)(3)	Retirement ($)(4)	Death or Disability ($)(5)
Hooi Tan
Base Salary Payment Continuation	1,470,000	—	735,000	—	—
Benefits Continuation	61,923	—	30,961	—	—
Bonus Payments	1,617,000	—	1,148,812	—	1,148,812
Vesting of Deferred Compensation	467,520	—	190,313	—	661,971
Vesting of Service-based RSUs	5,424,491	5,424,491	2,626,949	—	5,424,491
Vesting of Performance-based RSUs	10,392,225	10,392,225	4,192,504	—	6,166,862
Total(6)	19,433,159	15,816,717	8,924,539	—	13,402,136
Michael P. Hartung
Base Salary Payment Continuation	1,470,000	—	735,000	—	—
Benefits Continuation	49,295	—	24,648	—	—
Bonus Payments	1,617,000	—	1,099,657	—	1,099,657
Vesting of Deferred Compensation	808,757	—	539,947	1,018,631	1,018,631
Vesting of Service-based RSUs	5,581,191	5,581,191	2,695,689	3,180,311	5,581,191
Vesting of Performance-based RSUs	9,849,372	9,849,372	4,192,504	5,669,647	5,942,061
Total(6)	19,375,615	15,430,563	9,287,445	9,868,589	13,641,541
Scott Offer
Base Salary Payment Continuation	1,326,000	—	663,000	—	—
Benefits Continuation	35,420	—	17,710	—	—
Bonus Payments	1,326,000	—	957,306	—	957,306
Vesting of Deferred Compensation	757,645	—	491,589	949,377	949,377
Vesting of Service-based RSUs	2,657,746	2,657,746	2,347,324	2,657,746	2,657,746
Vesting of Performance-based RSUs	7,448,491	7,448,491	4,192,504	5,669,647	5,669,647
Total(6)	13,551,303	10,106,238	8,669,432	9,276,771	10,234,076

(1)	The amounts shown represent the estimated value of compensation paid in the event of a participant’s qualifying termination within 24 months after a change of control. In regard to equity, RSUs will immediately vest in full and PSUs will immediately vest as follows: completed cycles will vest based on actual performance and unfinished cycles will vest at target. All amounts shown in this column represent the intrinsic value of the awards based on the closing price of our Ordinary Shares on March 31, 2025, the assumed date of the double-trigger event.
(2)	The amounts shown represent the estimated value of the accelerated vesting of RSUs and PSUs following a change of control under the terms of the 2017 Equity Incentive Plan, which assumes that such RSUs and PSUs are not assumed or replaced by the successor corporation or its parent. RSUs will immediately vest in full and PSUs will immediately vest as follows: completed cycles will vest based on actual performance and unfinished cycles will vest at target. All amounts shown in this column represent the intrinsic value of the awards based on the closing price of our Ordinary Shares on March 31, 2025, the assumed date of the change of control event.
(3)	The amounts presented represent the estimated value of payments under the Executive Severance Plan contingent upon the participant entering into and adhering to a Transition Agreement and/or a release of claims. The table above illustrates a 12-month transition period (24 months for the CEO) for demonstration purposes; the actual transition period may vary. For PSUs, the reported amounts assume that completed cycles will vest based on the actual performance of those cycles, while uncompleted cycles will vest at target during the transition period.
(4)	For termination of service due to retirement, (i) RSUs will continue to vest until fully vested; (ii) the PSUs will not terminate; and (iii) a pro-rata number of vested shares shall be issued to the executive upon the vesting of the award pursuant to achieving the performance criteria at the end of the original performance period. The amounts reported assume completed cycles will vest based on actual performance of completed cycles and at target of unfinished cycles will vest at target. As of the fiscal year ended March 31, 2025, among our NEOs, Mr. Hartung and Mr. Offer were retirement eligible.
(5)	For termination of service due to death or disability, (i) unvested RSUs will immediately vest in full, and (ii) PSUs will be pro-rated and immediately vest as follows: completed cycles will vest based on actual performance and unfinished cycles will vest at target.
(6)	Total amounts may not add up due to rounding.

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CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of SEC Regulation S-K, we are providing the following disclosure about the median annual total compensation of our employees in relation to the annual total compensation of our Chief Executive Officer.

For the fiscal year ended March 31, 2025, we had revenues of $25.8 billion. Flex’s physical infrastructure includes approximately 100 facilities in approximately 30 countries, staffed by approximately 148,000 employees, providing customers with truly global scale and strategic geographic distribution capabilities to meet their market needs. To better understand the following pay ratio disclosure, it is important to recognize that our compensation programs are designed to reflect local market practices across our global operations. We offer market-based competitive wages and benefits in all geographies in which we operate. Our CEO’s compensation is structured to align pay with performance, with pay levels set in line with our peers that are companies of similar size and scale complexity.

Fiscal Year 2025 Pay Ratio

•	The annual total compensation of our median employee among all non-contractor employees (excluding the CEO) was $11,276.
•	Our CEO’s annual total compensation, as reported in the Summary Compensation Table, was $16,422,136.

Based on this information, the ratio of the annual total compensation of our CEO relative to the annual total compensation of our median employee was 1,456 to 1.

The pay ratio disclosed above is a reasonable estimate, calculated in a manner consistent with the SEC rules based on our payroll and employment records and the methodologies described below. The SEC rules for identifying the median compensated employee and calculating the pay ratio allow companies to use different methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio disclosed by other companies may not be comparable to the pay ratio disclosed above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios. Moreover, there are a number of factors that make a meaningful comparison of pay ratios difficult, such as industry-specific pay differentials, the geographic location of employee populations, and the size and nature of a company’s manufacturing operations.

Identification of the Median Employee

For purposes of identifying our median employee, we used target total annual cash compensation multiplied by the FTE % factor as reflected in our global human resources information system as of March 31, 2025, such that those that only work part-time were included at the part-time pay rate and not converted to a full-time equivalent pay level. We excluded contractors and agency workers from the selection of median employee. We selected this compensation approach because it captures both base salary as well as bonuses and other cash payments that may be provided to employees in our varying work geographies. We measured actual compensation for the median employee using the 12-month period ended March 31, 2025. No cost-of-living adjustments were made.

Our median employee is a full-time, salaried employee working in Mexico. The employee’s annual total compensation in 2025 was $11,276. For purposes of this disclosure, we converted the employee’s total compensation from Mexican Pesos to U.S. dollars using the exchange rate 20.28 MXN to 1 USD as of March 31, 2025.

Calculation of Median Employee’s Compensation and CEO’s Annualized Compensation

In determining the annual total compensation in 2025 of approximately $11,276 for our median employee, as required by SEC rules, we calculated the employee’s compensation in accordance with Item 402(c)(2)(x) of Regulation S-K, consistent with how we determine our CEO’s total compensation for fiscal year 2025 in the Summary Compensation Table.

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Pay Versus Performance

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of SEC Regulation S-K, we are providing the following information regarding the relationship between executive compensation actually paid (CAP) and certain financial performance measures of the Company for the fiscal years shown.

					Value of Initial Fixed $100 Investment Based on:
Fiscal Year (a)	Summary Compensation Table Total ($) (b)	Compensation Actually Paid to CEO ($) (c)	Average Summary Compensation Table Total for Non-CEO NEOs ($) (d)	Average Compensation Actually Paid to Non-CEO NEOs ($) (e)	Flex TSR ($) (f)	Peer Group TSR ($) (g)	GAAP Net Income ($ Millions) (h)	Adjusted EPS ($) (i)
2025	16,422,136	26,845,235	6,206,627	5,141,893	543	573	838	2.65
2024	15,118,250	48,297,494	3,898,116	10,135,211	470	477	872	2.15
2023	15,597,911	30,258,936	4,097,332	7,197,637	275	301	793	2.36
2022	14,375,624	16,510,494	4,015,753	4,098,165	221	218	936	1.96
2021	11,897,879	31,441,187	4,577,458	8,040,590	219	193	613	1.57

Column (b). Reflects compensation amounts reported in the “Summary Compensation Table” for Revathi Advaithi, the CEO for the respective years shown.

Column (c). “Compensation actually paid” to the CEO in each of FY25, FY24, FY23, FY22 and FY21 reflects the respective amounts set forth in column (b) of the table above, adjusted as set forth in the table below, as determined in accordance with SEC rules. The dollar amounts reflected in column (b) of the table above do not reflect the actual amount of compensation earned by or paid to our CEO during the applicable year. For information regarding the decisions made by the Compensation and People Committee in regard to the CEO’s compensation for each fiscal year, please see the “Compensation Discussion and Analysis” sections of the proxy statements reporting pay for the fiscal years covered in the table above.

Fiscal Year CEO	2021	2022	2023	2024	2025
SCT Total Compensation ($)	$11,897,879	$14,375,624	$15,597,911	$15,118,250	$16,422,136
Less: Stock Award Values Reported in SCT for the Covered Year ($)	$8,970,983	$10,484,149	$11,020,718	$11,382,142	$11,353,074
Plus: Fair Value for Stock Awards Granted in the Covered Year ($)	$16,629,811	$11,372,194	$16,892,976	$17,276,728	$12,272,574
Change in Fair Value of Outstanding Unvested Stock Awards from Prior Years ($)	$11,080,893	$1,275,446	$10,802,925	$23,895,484	$7,390,003
Change in Fair Value of Stock Awards from Prior Years that Vested in the Covered Year ($)	$874,347	$(28,621)	$(1,987,549)	$3,462,720	$2,194,246
Less: Fair Value as of Prior Fiscal Year End of Stock Awards Forfeited during the Covered Year ($)	$0	$0	$0	$0	$0
Less: Aggregate Change in Actuarial Present Value of Accumulated Benefit Under Pension Plans ($)	$70,759	$0	$26,607	$73,545	$80,649
Plus: Aggregate Service Cost and Prior Service Cost for Pension Plans ($)	$0	$0	$0	$0	$0
Compensation Actually Paid ($)	$31,441,187	$16,510,494	$30,258,936	$48,297,494	$26,845,235

Equity Valuations:

•	EPS-based PSU grant date fair values are calculated using the stock price as of the date of grant and are assumed at target performance, while TSR-based PSU grant date fair values are calculated using the Monte Carlo fair value, developed in accordance with FASB ASC 718, and are also assumed at target performance.
	•	The EPS-based PSUs are valued after the grant date assuming estimated performance results as of the end of each measurement date and Flex’s stock price on that date, while the value of TSR-based PSUs assume target-level performance and are multiplied by the corresponding Monte Carlo value.
•	Time-based RSUs are valued after grant based on Flex’s stock price on each measurement date, in accordance with FASB ACS 718.
	•	For all time-based RSUs, the vest date fair value is equal to the number of units that actually vest and Flex’s stock price on that date.

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Fiscal Year	2021	2022	2023	2024	2025
Non-CEO NEOs	See Column (d) Note	See Column (d) Note	See Column (d) Note	See Column (d) Note	See Column (d) Note
SCT Total Compensation ($)	$4,577,458	$4,015,753	$4,097,332	$3,898,116	$6,206,627
Less: Stock Award Values Reported in SCT for the Covered Year ($)	$2,945,442	$2,262,366	$2,169,700	$2,188,321	$4,225,425
Plus: Fair Value for Stock Awards Granted in the Covered Year ($)	$3,982,037	$2,453,994	$3,325,800	$3,321,609	$3,768,606
Change in Fair Value of Outstanding Unvested Stock Awards from Prior Years ($)	$1,587,667	$165,239	$2,187,616	$4,471,749	$709,604
Change in Fair Value of Stock Awards from Prior Years that Vested in the Covered Year ($)	$2,003,436	$(270,811)	$(239,733)	$731,844	$(73,967)
Less: Fair Value as of Prior Fiscal Year End of Stock Awards Forfeited during the Covered Year ($)	$(870,216)	$0	$0	$0	$(1,218,563)
Less: Aggregate Change in Actuarial Present Value of Accumulated Benefit Under Pension Plans ($)	$294,349	$3,645	$3,678	$99,786	$24,990
Plus: Aggregate Service Cost and Prior Service Cost for Pension Plans ($)	$0	$0	$0	$0	$0
Compensation Actually Paid ($)	$8,040,590	$4,098,165	$7,197,637	$10,135,211	$5,141,893

Equity Valuations: equity valuation assumptions are the same as those stated above under the CEO table.

Column (d). The following non-CEO NEOs (collectively, the “Non-CEO NEOs”) are included in the average figures shown:

•	FY21: Francois P. Barbier, Christopher Collier, Michael P. Hartung, Paul Humphries, Paul R. Lundstrom, and Scott Offer
•	FY22: Francois P. Barbier, Michael P. Hartung, Paul R. Lundstrom, and Scott Offer
•	FY23: Michael P. Hartung, Paul R. Lundstrom, Scott Offer, and Hooi Tan
•	FY24: Michael P. Hartung, Paul R. Lundstrom, Scott Offer, and Hooi Tan
•	FY25: Kevin Krumm, Michael P. Hartung, Scott Offer, Hooi Tan, Paul R. Lundstrom and Jaime Martinez

Column (e). Average “compensation actually paid” for our Non-CEO NEOs in each of FY25, FY24, FY23, FY22 and FY21 reflects the respective amounts set forth in column (d) of the table above, adjusted as set forth in the table below, as determined in accordance with SEC rules. The dollar amounts reflected in column (d) of the table above do not reflect the actual amount of compensation earned by or paid to our Non-CEO NEOs during the applicable year. For information regarding the decisions made by our Compensation and People Committee in regards to the Non-CEO NEOs’ compensation for each fiscal year, please see the “Compensation Discussion and Analysis” sections of the proxy statements reporting pay for the fiscal years covered in the table above.

Column (f). For the relevant fiscal year, represents the cumulative total shareholder return (TSR) of Flex for the measurement periods ending on March 31 of each of 2025, 2024, 2023, 2022 and 2021, respectively.

Column (g). For the relevant fiscal year, represents the cumulative TSR of the peer group consisting of Benchmark Electronics, Celestica Inc., Jabil Inc., and Sanmina Corporation (“Peer Group TSR”) for the measurement periods ending on March 31 of each of 2025, 2024, 2023, 2022 and 2021, respectively.

Column (h). Reflects “Net Income” in the Company’s Consolidated Income Statements included in the Company’s Annual Reports on Form 10-K for each of the years ended March 31, 2025, 2024, 2023, 2022 and 2021, respectively.

Column (i). Company-selected Measure is Adjusted Earnings Per Share (EPS) which is described below. Adjusted EPS is a non-GAAP financial measure. See Annex A to this proxy statement for a reconciliation of GAAP to non-GAAP financial measures.

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Flex’s Pay for Performance Alignment

Below are graphs showing the relationship of “compensation actually paid” to our Chief Executive Officer and other NEOs in FY21, FY22, FY23, FY24 and FY25 to (1) TSR of both Flex and the Peer Group TSR, (2) Flex’s Adjusted EPS, and (3) Flex’s Net Income.

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Listed below are the performance measures which in our assessment represent the most important financial performance measures we use to link compensation actually paid to our NEOs, for FY25, to Company performance.

Measure	Nature
Stock Price	Financial
Relative TSR	Financial
Adjusted EPS Growth	Financial

“Compensation actually paid” (also referred to as “CAP”), as required under SEC rules, reflects adjusted values to unvested and vested equity awards during the years shown in the tables based on year-end stock prices, various accounting valuation assumptions, and projected performance modifiers but does not reflect actual amounts paid out for those awards. For a discussion of how our Compensation and People Committee assessed Flex’s performance and our NEOs’ pay each year, see the “Compensation Discussion and Analysis” section in this proxy statement and in the proxy statements for FY21 - FY24.

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Proposal No. 4: Ordinary Resolution to Authorize Ordinary Share Issuances

We are incorporated in the Republic of Singapore. Under Singapore law, our directors may only issue Ordinary Shares and make or grant offers, agreements, options, performance shares, performance units, restricted share units, or other compensatory equity awards that might or would require the issuance of Ordinary Shares with the prior approval of our shareholders.

We are submitting this proposal because we are required to do so under the laws of Singapore before we can issue any Ordinary Shares in connection with our equity compensation plans, possible future strategic transactions, or public and private offerings (other than shares issuable on exercise or settlement of outstanding options, performance shares, performance units, restricted share units and other instruments convertible into or exercisable for Ordinary Shares that were granted under previously-approved share issue mandates). Our current authorization, approved by shareholders at our 2024 annual general meeting, will expire at the conclusion of the 2025 annual general meeting. As a result, we are presenting this proposal to renew the Board’s authority to issue Ordinary Shares on the terms set forth below.

We are seeking approval to authorize our Board to issue up to a maximum of 20% of the total number of issued Ordinary Shares of the Company as of the date of the passing of such resolution (equal to a total of 373,703,336 Ordinary Shares as of June 9, 2025 on the basis that no additional Ordinary Shares are issued or repurchased before the 2025 annual general meeting). If this proposal is approved, and unless revoked or varied by the Company in a general meeting, the authorization would be effective from the date of the 2025 annual general meeting and continue until the earlier of (i) the conclusion of the 2026 annual general meeting or (ii) the expiration of the period within which the 2026 annual general meeting is required by law to be held. Under the Singapore Companies Act, the 2026 annual general meeting is required to be held within six months after the date of our 2026 fiscal year end (except that Singapore law allows for a one-time application for an extension of up to a maximum of 60 days to be made with the Singapore Accounting and Corporate Regulatory Authority, which may be granted at the discretion of that authority).

To be clear, we are not asking our shareholders to approve a specific issuance of shares. Instead, approval of this resolution will only grant our Board the authority so that it may from time to time during the validity period of the proposed share issuance mandate allot and issue, and grant rights to acquire, Ordinary Shares on the terms and in the manner set forth in this proposal.

Our Board believes that approving this resolution is advisable and in the best interests of the Company and our shareholders. In the past, the Board has issued shares or made agreements that would require the issuance of new Ordinary Shares in the following situations:

•	in connection with strategic transactions and acquisitions;
•	pursuant to public and private offerings of our Ordinary Shares or instruments convertible into our Ordinary Shares; and
•	in connection with our equity compensation plans and arrangements.

If this proposal is not approved, we would not be permitted to issue any new Ordinary Shares, including shares issuable pursuant to compensatory equity awards (other than shares issuable on exercise or settlement of outstanding options, performance shares, performance units, restricted share units and other instruments convertible into or exercisable for Ordinary Shares, which were previously granted when the previous shareholder approved share issue mandates were in force). If we are unable to rely upon equity as a component of compensation, we would have to review our compensation practices, and would likely have to substantially increase cash compensation to retain key personnel.

Our Board expects that we will continue to issue Ordinary Shares and grant options, performance shares, performance unit awards, and restricted share unit awards in the future under circumstances similar to those in the past. Our Board believes that it is advisable and in the best interests of the Company and our shareholders for our shareholders to provide this general authorization, subject to the aggregate cap described above, because then we can avoid the delay and expense of obtaining shareholder approval at a later date and will have greater flexibility to pursue strategic transactions and acquisitions and to raise additional capital through public and private offerings of our Ordinary Shares and instruments convertible into our Ordinary Shares.

If this proposal is approved, our directors would be authorized to, during the period described above and subject to the aggregate cap described above, issue Ordinary Shares and make or grant offers, agreements, options, performance shares, performance units, restricted share units, or other compensatory equity awards that might or would require the issuance of Ordinary Shares subject only to our Constitution, applicable Singapore laws and the rules of Nasdaq. The issuance of a large number of Ordinary Shares could be dilutive to existing shareholders or reduce the trading price of our Ordinary Shares on Nasdaq.

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We are not submitting this proposal in response to a threatened takeover. However, in the event of a hostile attempt to acquire control of the Company, we could seek to impede the attempt by issuing Ordinary Shares, which may dilute the voting power of our existing shareholders. This could also have the effect of impeding the efforts of our shareholders to replace an incumbent director with a new director of their choice. These potential effects could limit the opportunity for our shareholders to dispose of their Ordinary Shares at the premium that may be available in takeover attempts.

We note that because we are a Nasdaq-listed company, our shareholders continue to benefit from the protections afforded to them under the rules of Nasdaq, including those rules that limit our ability to issue shares in specified circumstances without obtaining shareholder approval. This authorization for our directors to issue Ordinary Shares is required as a matter of Singapore law and is not otherwise required for other Nasdaq-listed companies. Accordingly, approval of this resolution would merely place us on equal footing with other Nasdaq-listed companies.

The Board recommends a vote “FOR” the resolution to authorize Ordinary Share issuances.

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Proposal No. 5: Ordinary Resolution to Renew the Share Purchase Mandate

Our purchases or acquisitions of our Ordinary Shares must be made in accordance with, and in the manner prescribed by, the Singapore Companies Act, the applicable listing rules of Nasdaq and such other laws and regulations as may apply from time to time.

Singapore law requires that we obtain shareholder approval of a “general and unconditional share purchase mandate” given to our directors if we wish to purchase or otherwise acquire our Ordinary Shares. This general and unconditional mandate is referred to in this proxy statement as the Share Purchase Mandate, and it allows our directors to exercise all of the Company’s powers to purchase or otherwise acquire our issued Ordinary Shares on prescribed terms of the Share Purchase Mandate.

Our shareholders approved a renewal of the Share Purchase Mandate at the annual general meeting of shareholders held in 2024, which will expire on the date of the 2025 annual general meeting. Accordingly, we are seeking approval from our shareholders at the 2025 annual general meeting for another renewal of the Share Purchase Mandate. Pursuant to the Singapore Companies Act, share repurchases under our share repurchase plans were subject to an aggregate limit of 20% of our issued Ordinary Shares outstanding as of the date of the annual general meeting held on August 8, 2024. On August 8, 2024, the Board authorized the repurchase of up to an aggregate of $1.7 billion of Ordinary Shares of the Company to be conducted in tranches. Until the 2025 annual general meeting, any repurchases would be made under the Share Purchase Mandate renewed at the 2024 annual general meeting. As of the date of the 2025 annual general meeting, any repurchases may only be made if the shareholders approve the proposed renewal of the Share Purchase Mandate. The share purchase program does not obligate the Company to repurchase any specific number of shares and may be suspended or terminated at any time without prior notice.

If renewed by shareholders at the 2025 annual general meeting, the authority conferred by the Share Purchase Mandate will, unless varied or revoked by our shareholders at a general meeting, continue in force until the earlier of the date of the 2026 annual general meeting or the date by which the 2026 annual general meeting is required by law to be held. Under the Singapore Companies Act, the 2026 annual general meeting is required to be held within six months after the date of our 2026 fiscal year-end (except that Singapore law allows for a one-time application for an extension of up to a maximum of 60 days to be made with the Singapore Accounting and Corporate Regulatory Authority, which may be granted at the discretion of that authority).

The authority and limitations placed on our share purchases or acquisitions under the proposed Share Purchase Mandate, if renewed at the 2025 annual general meeting, are summarized below.

Limit on Allowed Purchases

We may only purchase or acquire Ordinary Shares that are issued and fully paid up. The prevailing limitation under the Singapore Companies Act that is currently in force does not permit us to purchase or acquire more than 20% of the total number of our issued Ordinary Shares outstanding at the date of the annual general meeting. Any of our Ordinary Shares that are held as treasury shares will be disregarded for purposes of computing this 20% limitation. For this purpose, a reference herein to treasury shares in computing the 20% limitation includes a reference to any Ordinary Shares held by our subsidiaries under the limited exceptions in Sections 21(4B) and 21(6C) of the Singapore Companies Act, if applicable.

We are seeking approval for our Board of Directors to authorize the purchase or acquisition of our issued Ordinary Shares not exceeding 20% of our total number of issued Ordinary Shares outstanding as of the date this proposal is approved (excluding any Ordinary Shares that are held as treasury shares as at that date).

Purely for illustrative purposes, on the basis of 373,703,336 issued Ordinary Shares outstanding as of June 9, 2025, and assuming no additional Ordinary Shares are issued or repurchased on or prior to the date of the 2025 annual general meeting, based on the prevailing 20% limit, we would be able to purchase not more than 74,740,667 issued Ordinary Shares pursuant to the proposed renewal of the Share Purchase Mandate.

During fiscal year 2025, we repurchased approximately 38.5 million shares for an aggregate purchase price of approximately $1.257 billion under the Share Purchase Mandate and retired approximately 32.9 million of these shares.

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Duration of Share Purchase Mandate

Purchases or acquisitions of Ordinary Shares may be made, at any time and from time to time, on and from the date the Share Purchase Mandate is approved until the earlier of:

•	the date on which our next annual general meeting is held or required by law to be held; or
•	the date on which the authority conferred by the Share Purchase Mandate is revoked or varied by our shareholders at a general meeting.

Manner of Purchases or Acquisitions of Ordinary Shares

Purchases or acquisitions of Ordinary Shares may be made by way of:

•	market purchases on Nasdaq or any other stock exchange on which our Ordinary Shares may at the time be listed and quoted, through one or more duly licensed dealers appointed by us for that purpose; and/or
•	off-market purchases (if effected other than on Nasdaq or, as the case may be, any other stock exchange on which our Ordinary Shares are then listed and quoted), in accordance with an equal access scheme as prescribed by the Singapore Companies Act.

If we decide to purchase or acquire our Ordinary Shares in accordance with an equal access scheme, our directors may impose any terms and conditions as they see fit and as are in our interests, so long as the terms are consistent with the Share Purchase Mandate, the applicable rules of Nasdaq, the provisions of the Singapore Companies Act and other applicable laws. In addition, an equal access scheme must satisfy all of the following conditions:

•	offers for the purchase or acquisition of Ordinary Shares must be made to every person who holds Ordinary Shares to purchase or acquire the same percentage of their Ordinary Shares;
•	all holders of our Ordinary Shares must be given a reasonable opportunity to accept the offers made; and
•	the terms of all of the offers must be the same (except differences in consideration that result from offers relating to Ordinary Shares with different accrued dividend entitlements and differences in the offers solely to ensure that each person is left with a whole number of Ordinary Shares).

Purchase Price

The maximum purchase price (excluding brokerage, commission, applicable goods and services tax and other related expenses of the purchase or acquisition) to be paid for each Ordinary Share will be determined by our directors. That price must not exceed:

•	in the case of a market purchase, the highest independent bid or the last independent transaction price, whichever is higher, of our Ordinary Shares quoted or reported on Nasdaq or, as the case may be, any other stock exchange on which our Ordinary Shares may at that time be listed and quoted, or shall not exceed any volume weighted average price, or other price determined under any pricing mechanism, permitted under SEC Rule 10b-18, at the time the purchase is effected; and
•	in the case of an off-market purchase pursuant to an equal access scheme, 105% of the average of the closing price per Ordinary Share over the five consecutive trading days on which our Ordinary Shares are traded on the Nasdaq Global Select Market, or, as the case may be, any other stock exchange on which our Ordinary Shares are at the time listed and quoted, immediately preceding the date on which we effect the off-market purchase.

Treasury Shares

Under the Singapore Companies Act, Ordinary Shares purchased or acquired by us may be held as treasury shares. Some of the provisions on treasury shares under the Singapore Companies Act are summarized below.

Maximum Holdings

The number of Ordinary Shares held as treasury shares may not at any time exceed 10% of the total number of issued Ordinary Shares. For this purpose, the reference to treasury shares includes a reference to any Ordinary Shares held by our subsidiaries under the limited exceptions in Sections 21(4B) and 21(6C) of the Singapore Companies Act, if applicable.

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Voting and Other Rights

We may not exercise any right in respect of treasury shares, including any right to attend or vote at meetings. For the purposes of the Singapore Companies Act, we shall be treated as having no right to vote and the treasury shares shall be treated as having no voting rights. In addition, no dividend may be paid, and no other distribution of our assets may be made, to the Company in respect of treasury shares, other than the allotment of Ordinary Shares as fully paid bonus shares. A subdivision or consolidation of any treasury share into treasury shares of a greater or smaller amount is also allowed so long as the total value of the treasury shares after the subdivision or consolidation is the same as before the respective subdivision or consolidation.

Disposal and Cancellation

Where Ordinary Shares are held as treasury shares, we may at any time:

•	sell the treasury shares for cash;
•	transfer the treasury shares for the purposes of or pursuant to any share scheme, whether for employees, directors or other persons;
•	transfer the treasury shares as consideration for the acquisition of shares in or assets of another company or assets of a person;
•	cancel the treasury shares; or
•	sell, transfer or otherwise use the treasury shares for such other purposes as may be prescribed by the Minister for Finance of Singapore.

Sources of Funds

Only funds legally available for purchasing or acquiring Ordinary Shares in accordance with our Constitution and the applicable laws of Singapore shall be used. We intend to use our internal sources of funds and/or borrowed funds to finance any purchase or acquisition of our Ordinary Shares. Our directors do not propose to exercise the Share Purchase Mandate in a manner and to an extent that would materially affect our working capital requirements.

The Singapore Companies Act permits us to purchase or acquire our Ordinary Shares out of our capital and/or profits. Acquisitions or purchases made out of capital are permissible only so long as we are solvent for the purposes of Section 76F(4) of the Singapore Companies Act. A company is solvent if, at the date of the payment made in consideration of the purchase or acquisition (including any expenses, such as brokerage or commission) the following conditions are satisfied: (a) there is no ground on which the company could be found unable to pay its debts; (b) if it is not intended to commence winding up of the company, the company will be able to pay its debts as they fall due during the period of 12 months immediately after the date of the payment; and (c) the value of the company’s assets is not less than the value of its liabilities (including contingent liabilities) and will not, after the proposed purchase or acquisition, become less than the value of its liabilities (including contingent liabilities).

Status of Purchased or Acquired Ordinary Shares

Any Ordinary Share that we purchase or acquire will be deemed cancelled immediately on purchase or acquisition, and all rights and privileges attached to such Ordinary Share will expire on cancellation (unless such Ordinary Share is held by us as a treasury share). The total number of issued shares will be diminished by the number of Ordinary Shares purchased or acquired by us and which are not held by us as treasury shares.

We will cancel and destroy certificates in respect of purchased or acquired Ordinary Shares as soon as reasonably practicable following settlement of any such purchase or acquisition. Where Ordinary Shares are purchased or acquired and held by us as treasury shares, we will cancel and issue new certificates in respect thereof.

Financial Effects

Our net tangible assets and the consolidated net tangible assets of our group (including our subsidiaries) will be reduced by the purchase price (including any expenses) of any Ordinary Shares purchased or acquired and cancelled or held as treasury shares. We do not anticipate that the purchase or acquisition of our Ordinary Shares in accordance with the Share Purchase Mandate would have a material impact on our consolidated financial condition and cash flows.

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The financial effects on us and our group (including our subsidiaries) arising from purchases or acquisitions of Ordinary Shares that may be made pursuant to the Share Purchase Mandate will depend on, among other things, whether the Ordinary Shares are purchased or acquired out of our profits and/or capital, the number of Ordinary Shares purchased or acquired, the price paid for the Ordinary Shares, and whether the Ordinary Shares purchased or acquired are held in treasury or cancelled.

Under the Singapore Companies Act, we may purchase or acquire Ordinary Shares using profits and/or our capital so long as the Company is solvent.

Where the consideration (including any expenses) paid by us to purchase or acquire Ordinary Shares comes out of our profits, such consideration (including any expenses such as brokerage or commission) will correspondingly reduce the amount available for the distribution of cash dividends by us. Where the consideration we pay to purchase or acquire Ordinary Shares comes out of our capital, the amount available for the distribution of cash dividends by us will not be reduced. To date, we have not declared any cash dividends on our Ordinary Shares.

Rationale for the Share Purchase Mandate

We believe a renewal of the Share Purchase Mandate at the 2025 annual general meeting will benefit our shareholders by providing our directors with appropriate flexibility to repurchase Ordinary Shares if the directors believe such repurchases would be in the best interests of our shareholders. Our decision to repurchase our Ordinary Shares from time to time will depend on our continuing assessment of then-current market conditions, our need to use available cash to finance acquisitions and other strategic transactions, the level of our debt and the terms and availability of financing.

As noted above, the approval of the Share Purchase Mandate does not obligate the Company to repurchase any specific number of shares and may be suspended or terminated at any time without prior notice.

Take-Over Implications

If, as a result of our purchase or acquisition of our issued Ordinary Shares, a shareholder’s proportionate interest in the Company’s voting capital increases, such increase will be treated as an acquisition for the purposes of The Singapore Code on Take-overs and Mergers. If such increase results in a change of effective control, or, as a result of such increase, a shareholder or a group of shareholders acting in concert obtains or consolidates effective control of the Company, such shareholder or group of shareholders acting in concert with a director could become obliged to make a take-over offer for the Company under Rule 14 of The Singapore Code on Take-overs and Mergers.

The circumstances under which shareholders (including directors and persons acting in concert with them) will incur an obligation to make a take-over offer are set forth in Rule 14 of The Singapore Code on Take-overs and Mergers, Appendix 2. The effect of Appendix 2 is that, unless exempted, shareholders will incur an obligation to make a take-over offer if, as a result of the Company purchasing or acquiring our issued Ordinary Shares, the voting rights of such shareholders would increase to 30% or more, or, if such shareholders hold between 30% and 50% of our voting rights, the voting rights of such shareholders would increase by more than 1% in any period of six months. Shareholders that are in doubt as to their obligations, if any, to make a mandatory take-over offer under The Singapore Code on Take-overs and Mergers as a result of any share purchase by us should consult the Securities Industry Council of Singapore and/or their professional advisers at the earliest opportunity.

The Board recommends a vote “FOR” the resolution to approve the proposed renewal of the Share Purchase Mandate.

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Information about our Executive Officers

The names, ages and positions of our executive officers as of June 24, 2025 are as follows:

Name	Age	Position
Revathi Advaithi	57	Chief Executive Officer
Kevin Krumm	51	Chief Financial Officer
Michael P. Hartung	57	President, Chief Commercial Officer
Scott Offer	60	Executive Vice President and General Counsel
Hooi Tan	48	Chief Operating Officer
Daniel J. Wendler	58	Chief Accounting Officer

Revathi Advaithi

Ms. Advaithi has served as our Chief Executive Officer since February 11, 2019. Prior to joining the Company, Ms. Advaithi was President and Chief Operating Officer, Electrical Sector, of Eaton Corporation plc, a power management company, a position she had held since September 1, 2015. Prior to that, she served as President of Electrical Sector, Americas of Eaton from April 1, 2012 through August 31, 2015. She joined Eaton in 1995 and led the Electrical Sector in the Americas and Asia-Pacific, with a three-year assignment in Shanghai. Between 2002 and 2008, Ms. Advaithi worked at Honeywell, where she held several senior roles within the sourcing and supply chain functions of the aerospace sector before being named Vice President and General Manager of Honeywell’s Field Solutions business in 2006. Ms. Advaithi returned to Eaton in 2008 as Vice President and General Manager of the Electrical Components Division. She has a bachelor’s degree in mechanical engineering from the Birla Institute of Technology and Science in Pilani, India, and an MBA in international business from Thunderbird-Garvin School of International Business in Glendale, Arizona. Ms. Advaithi serves on the Board of Directors of Uber Technologies, Inc.

Kevin Krumm

Mr. Krumm has served as our Chief Financial Officer since January 6, 2025. Prior to joining the Company, he was Executive Vice President and Chief Financial Officer of APi Group Corporation, a global life safety services provider specializing in fire safety and security, a position he held since September 2021. Prior to that, since December 2019, Mr. Krumm served as Corporate Treasurer and Senior Vice President of Global Finance Shared Services for Ecolab Inc., a global manufacturer of water, hygiene and infection prevention solutions. During his 15-year tenure at Ecolab, he also held roles leading the Industrial segment finance team, regional finance teams in Europe, the Middle East and Africa, Asia and Latin America, and leading international integration efforts for a major acquisition. He began his career in public accounting working for consulting firms PwC, Arthur Andersen and Deloitte, with a heavy emphasis on M&A and corporate finance. Mr. Krumm holds a bachelor’s degree in accounting from the University of Northern Iowa and an MBA from the University of Chicago Booth School of Business.

Michael P. Hartung

Mr. Hartung has served as our President, Chief Commercial Officer since July 26, 2024. Prior to holding his current position, he served as the Company’s President, Agility Solutions since April 2020, and before that he held the positions of Senior Vice President of Lifestyle since July 2013 and Vice President of our Capital Equipment market segment from October 2007 to July 2013. Prior to joining Flex in 2007, Mr. Hartung held positions of increasing responsibility at Solectron Corporation, culminating his career there as Vice President of the Computing & Storage business unit where he was directly responsible for sales, marketing, and account management functions. He holds a bachelor’s degree in economics from the University of California, Los Angeles and has attended a variety of executive education programs, most notably at Stanford University.

Scott Offer

Mr. Offer has served as our Executive Vice President and General Counsel since September 2016. Prior to joining Flex, he served as Senior Vice President and General Counsel at Lenovo from January 2016 until August 2016 and had served as Chief Counsel for the Lenovo Mobile Business Group since October 2014. Prior to that, Mr. Offer served as Senior Vice President and General Counsel, Motorola Mobility, a Google company, and prior to that, Senior Vice President and General Counsel, Motorola Mobility, Inc. Before joining Motorola in 2010, he worked for the law firm of Boodle Hatfield. He received his law degree from the London School of Economics and Political Science and is qualified as a lawyer in the United Kingdom and the United States.

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Hooi Tan

Mr. Tan has served as our Chief Operating Officer since October 1, 2024. Prior to that, since April 2022, he served as the Company’s President, Global Operations and Components. Mr. Tan has been with the Company for more than twenty years, serving as Senior Vice President, Global Operations from May 2016 until March 2022, managing more than 100 facilities across 30 countries. He previously led operations for the Company’s Asia region, where he oversaw productivity and efficiency programs and P&L improvements in the region. Prior to Flex, Mr. Tan worked at Solectron, an electronics manufacturing company for OEMs, where he held a variety of leadership roles in operations, program management, business development and government affairs. Mr. Tan holds a Bachelor of Science degree in electrical engineering from Purdue University.

Daniel J. Wendler

Mr. Wendler has served as our Chief Accounting Officer since February 28, 2022. Previously, Mr. Wendler served as Chief Accounting Officer of Keter Group SA (“Keter”), a global manufacturer and distributor of consumer goods, since November 2021. Prior to Keter, Mr. Wendler worked at Carrier Global Corporation where he held various roles of increasing responsibility from February 2000 to March 2021. Most recently, Mr. Wendler served as the Vice President and Assistant Controller of Carrier from 2020 until 2021 and, prior to that, was the Vice President and Controller of Carrier from 2015 until 2020, while it was a segment of United Technologies Corporation. Previously, Mr. Wendler was an Audit Manager at Price Waterhouse LLP. Mr. Wendler is a certified public accountant in the State of New York and holds a bachelor’s degree in accounting from the State University of New York, College of Oswego and a Master of Business Administration from the University of Rochester – Simon School.

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Equity Compensation Plan Information

As of March 31, 2025, we maintained the Flex Ltd. 2017 Equity Incentive Plan (as amended and restated in 2023 and as subsequently amended) (the “2017 Equity Incentive Plan”). The following table provides information about equity awards outstanding under this plan as of March 31, 2025. The below does not reflect the effect of our fiscal year 2026 grants under the 2017 Equity Incentive Plan or the vesting of awards in fiscal year 2026.

Plan Category	Number of Ordinary Shares to be Issued Upon Exercise of Outstanding Options and Vesting of Restricted Share Unit Awards (a)		Weighted-Average Exercise Price of Outstanding Options(1) (b)	Number of Ordinary Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Ordinary Shares Reflected in Column (a)) (c)
Equity compensation plans approved by shareholders	11,731,235		$—	18,386,726	(2)
Equity compensation plans not approved by shareholders	—		$—	—
Total	11,731,235	(3)	$—	18,386,726	(2)
(1)	The weighted-average exercise price does not take into account Ordinary Shares issuable upon the vesting of outstanding restricted share unit and performance share unit awards, which have no exercise price.
(2)	Consists of Ordinary Shares available for grant under the 2017 Equity Incentive Plan. The 2017 Equity Incentive Plan provides for grants of up to 24.4 million Ordinary Shares.
(3)	Includes 11,731,235 Ordinary Shares issuable upon the vesting of restricted share unit and performance share unit awards. For awards subject to rTSR and adjusted EPS growth performance criteria, the amount reported reflects the number of shares to be issued if the target levels are achieved. An additional 2,563,603 shares would be issued if the maximum rTSR and adjusted EPS growth performance levels are achieved, which would reduce the number of Ordinary Shares available for grant reported in column (c).

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Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information as of June 1, 2025 except as otherwise indicated, regarding the beneficial ownership of our Ordinary Shares by:

•	each shareholder known to us to be the beneficial owner of more than 5% of our outstanding Ordinary Shares;
•	each of our named executive officers;
•	each director; and
•	all executive officers and directors as a group.

Unless otherwise indicated, the address of each of the individuals named below is c/o Flex Ltd., 12515-8 Research Blvd, Suite 300, Austin, TX 78759 U.S.A.

Information in this table as to our directors, named executive officers and all directors and executive officers as a group is based upon information supplied by these individuals and Forms 3, 4, and 5 filed with the SEC. Information in this table as to our greater than 5% shareholders is based solely upon the Schedules 13G filed by these shareholders with the SEC. Where information regarding shareholders is based on Schedules 13G, the number of shares owned is as of the date for which information was provided in such schedules.

Beneficial ownership is determined in accordance with the rules of the SEC that deem shares to be beneficially owned by any person who has or shares voting or investment power with respect to such shares. Ordinary Shares subject to options that are currently exercisable or are exercisable within 60 days of June 1, 2025 and Ordinary Shares subject to restricted share unit awards that vest within 60 days of June 1, 2025 are deemed to be outstanding and to be beneficially owned by the person holding such awards for the purpose of computing the percentage ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all the shares beneficially owned, subject to community property laws where applicable.

For each individual and group included in the table below, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the 372,706,771 Ordinary Shares outstanding on June 1, 2025 plus the number of Ordinary Shares that such person or group had the right to acquire on or within 60 days after June 1, 2025.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares	Percent
5% Shareholders:
PRIMECAP Management Company(1) 177 E. Colorado Blvd., 11th Floor, Pasadena, CA 91105	45,139,254	12.11%
BlackRock, Inc.(2) 50 Hudson Yards, New York, NY 10001	27,698,181	7.43%
Janus Henderson Group plc(3) 201 Bishopsgate, EC2M 3AE, United Kingdom	26,312,378	7.06%
FMR LLC(4) 245 Summer Street, Boston, MA 02210	22,862,014	6.13%
Wellington Management Group LLP(5) 280 Congress Street, Boston, Massachusetts 02210	20,745,918	5.57%
Boston Partners(6) 1 Beacon Street, 30th Floor, Boston, MA 02108	18,667,723	5.01%

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	Shares Beneficially Owned
Name of Beneficial Owner	Number of Shares	Percent
Named Executive Officers and Directors:
Revathi Advaithi(7)	1,125,324	*
Michael P. Hartung(8)	148,766	*
Kevin Krumm	—	*
Scott Offer(8)(9)	154,961	*
Hooi Tan(10)	149,559	*
John D. Harris II	42,789	*
Michael E. Hurlston	66,170	*
Erin L. McSweeney	15,410	*
Charles K. Stevens, III	48,824	*
Maryrose Sylvester	14,612	*
Lay Koon Tan	196,379	*
Patrick J. Ward(11)	26,379	*
William D. Watkins(12)	111,022	*
All executive officers and directors as a group (14 persons)(13)	2,131,149	0.57%
*	Less than 1%.
(1)	Based on information supplied by PRIMECAP Management Company in a Schedule 16G/A filed with the SEC on February 12, 2024. PRIMECAP Management Company has sole voting power over 43,045,051 shares and sole dispositive power over 45,139,254 shares.
(2)	Based on information supplied by BlackRock Inc. in a Schedule 13G/A filed with the SEC on April 23, 2025. BlackRock Inc. has sole voting power over 26,904,556 shares and sole dispositive power over 27,698,181 shares.
(3)	Based on information supplied by Janus Henderson Group plc in a Schedule 13G/A filed with the SEC on May 14, 2025. Janus Henderson Group plc has shared voting power over 26,312,378 shares and shared dispositive power over 26,312,378 shares.
(4)	Based on information supplied by FMR LLC in a Schedule 13G/A filed with the SEC on May 12, 2025. FMR LLC has sole voting power over 22,638,239 shares and sole dispositive power over 22,862,014 shares.
(5)	Based on information supplied by Wellington Management Group LLP in a Schedule 16G/A filed with the SEC on February 10, 2025. Wellington Management Group LLP has shared voting power over 17,254,823 shares and shared dispositive power over 20,745,918 shares.
(6)	Based on information supplied by Boston Partners in a Schedule 13G/A filed with the SEC on May 12, 2025. Boston Partners has sole voting power over 15,422,347 shares and sole dispositive power over 18,667,723 shares.
(7)	Includes 267,776 shares issuable upon settlement of restricted share unit awards that vest within 60 days of June 1, 2025.
(8)	Includes 47,001 shares issuable upon settlement of restricted share unit awards that vest within 60 days of June 1, 2025.
(9)	Includes 71,001 shares held indirectly by a family trust, in which Mr. Offer is a trustee.
(10)	Includes 51,227 shares issuable upon settlement of restricted share unit awards that vest within 60 days of June 1, 2025.
(11)	Includes 26,379 shares held indirectly by revocable trusts, in which Mr. Ward is a trustee.
(12)	Includes 111,022 shares held indirectly by a family trust, in which Mr. Watkins is a trustee.
(13)	Includes 422,646 shares issuable upon settlement of restricted share unit awards that vest within 60 days of June 1, 2025.

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Certain Relationships and Related-Person Transactions

Review of Related-Person Transactions

Our Code of Business Conduct and Ethics provides guidance for addressing actual or potential conflicts of interests, including those that may arise from transactions and relationships between us and our executive officers or directors. In addition, in order to formalize our policies and procedures for the review, approval or ratification, and disclosure of related-person transactions, our Board of Directors adopted a Statement of Policy with Respect to Related-Person Transactions. The policy generally provides that the Nominating, Governance and Public Responsibility Committee (or another committee comprised solely of independent directors) will review, approve in advance or ratify all related-person transactions between us and any director, any nominee for director, any executive officer, any beneficial owner of more than 5% of our Ordinary Shares, or any immediate family member of any of the foregoing individuals. Any Board committee members who are involved in a transaction under review do not participate in the committee’s deliberations or approval. Under the policy, some ordinary course transactions or relationships are not required to be reviewed, approved or ratified by the applicable Board committee, including, among other things, the following transactions:

•	transactions or arrangements involving less than $25,000 for any individual related person;
•	compensation arrangements with directors or executive officers resulting solely from their service on the Board or as executive officers, so long as such arrangements are disclosed in our filings with the SEC or, if not required to be disclosed, are approved by our Compensation and People Committee; and
•	indirect interests arising solely from a related person’s service as a director or ownership, together with all other related persons, directly or indirectly, of less than a 10% beneficial ownership interest in a third party (other than a partnership) that has entered into or proposes to enter into a transaction with us.

We have various procedures to identify potential related-person transactions, and the Nominating, Governance and Public Responsibility Committee works with our management and our Office of General Counsel in reviewing and considering whether any identified transactions or relationships are covered by the policy. Our Statement of Policy with Respect to Related-Person Transactions is included in our Governance Guidelines, a copy of which is available along with a copy of the Company’s Code of Business Conduct and Ethics on the Governance page of the Investor Relations section of our website at www.flex.com.

Transactions with Related Persons

The wife of Mr. Martinez, the former Interim CFO of the Company, Estela Velasco, was employed by the Company in fiscal year 2025 as Senior Director, Accounting and earned approximately $241,268 in total compensation during fiscal year 2025, including salary, bonus, and share awards, and participated in employee benefit plans and programs generally made available to employees of similar responsibility levels. The employment and compensation of the family member described above was reviewed and approved in accordance with the Statement of Policy with Respect to Related-Person Transactions described above.

Other than the foregoing and the compensation agreements and other arrangements described under the sections titled “Executive Compensation” and “Fiscal Year 2025 Non-Employee Directors’ Compensation” in this proxy statement, during fiscal year 2025, there was not, nor is there currently proposed, any transaction or series of similar transactions to which we are or will be a party:

•	in which the amount involved exceeded or will exceed $120,000; and
•	in which any director, nominee, executive officer, holder of more than 5% of our Ordinary Shares or any immediate family member of any of the foregoing persons had or will have a direct or indirect material interest.

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Shareholder Proposals for the 2026 Annual General Meeting

To be considered for inclusion in the proxy statement for our 2026 annual general meeting of shareholders we must receive shareholder proposals no later than February 24, 2026. Proposals that are not received in a timely manner will not be voted on at our 2026 annual general meeting of shareholders. Any shareholder proposals that are submitted on a timely basis may be included in our proxy statement for the 2026 annual general meeting so long as they satisfy conditions set forth in applicable rules and regulations promulgated by the SEC. All shareholder proposals should be mailed to 12515-8 Research Blvd, Suite 300, Austin, Texas 78759 U.S.A., Attention: EVP, General Counsel.

Shareholders intending to include a proposal on the agenda for the 2026 annual general meeting of shareholders must comply with the requirements of the Singapore Companies Act, as described in the following paragraph, the Company’s Constitution (under which the deadline for proposing director nominees will be 45 days (exclusive of the date on which the notice is given) prior to the first anniversary of this year’s proxy statement mailing date), as well as applicable rules and regulations promulgated by the SEC.

Under Section 183 of the Singapore Companies Act, only registered shareholders representing (i) at least 5% of the total voting rights of all registered shareholders having at the date of the requisition the right to vote at the meeting to which the requisition relates, or (ii) not fewer than 100 registered shareholders holding shares in the Company on which there has been paid up an average sum of at least S$500 (Singapore dollars) per shareholder may, at their expense (unless the Company resolves otherwise), requisition that we include and give notice of their proposal for the 2026 annual general meeting. Any such requisition must satisfy the requirements of Section 183 of the Singapore Companies Act and the Company’s Constitution, must be signed by all the parties making the requisition, and must be deposited at our registered office in Singapore, 2 Changi South Lane, Singapore 486123, at least six weeks before the date of the 2026 annual general meeting in the case of a requisition requiring notice of a resolution, or at least one week before the date of the 2026 annual general meeting in the case of any other requisition.

In addition to satisfying the foregoing requirements, to comply with the universal proxy rules under the Exchange Act, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must follow the requirements set forth in Rule 14a-19 as promulgated under the Exchange Act, including providing notice that sets forth the information required by Rule 14a-19 no later than June 7, 2026.

Incorporation of Certain Documents by Reference

Flex incorporates by reference the following sections of our Annual Report on Form 10-K for the fiscal year ended March 31, 2025:

•	Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations;”
•	Item 7A, “Quantitative and Qualitative Disclosures About Market Risk;” and
•	Item 8, “Financial Statements and Supplementary Data.”

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Singapore Statutory Financial Statements

Our Annual Report on Form 10-K for the fiscal year ended March 31, 2025, which was filed with the SEC on May 21, 2025, includes our audited consolidated financial statements, prepared in conformity with accounting principles generally accepted in the United States of America, or U.S. GAAP, together with the Independent Registered Public Accounting Firm’s Report of Deloitte & Touche LLP, our independent auditors for the fiscal year ended March 31, 2025. We publish our U.S. GAAP financial statements in U.S. dollars, which is the principal currency in which we conduct our business. Except as otherwise stated herein, all monetary amounts in this proxy statement have been presented in U.S. dollars.

Our Singapore statutory financial statements, prepared in conformity with the provisions of the Singapore Companies Act, will be made available to our shareholders on our website at https://investors.flex.com/financials/annual-reports/ prior to the date of the 2025 annual general meeting, as required under Singapore law.

Our Singapore statutory financial statements include:

•	our consolidated financial statements (which are identical to those included in the Annual Report on Form 10-K, described above);
•	supplementary financial statements (which reflect solely the Company’s standalone financial results, with our subsidiaries accounted for under the equity method rather than consolidated);
•	a Directors’ Statement; and
•	the Independent Auditors’ Report of Deloitte & Touche LLP, our Singapore statutory auditors for the fiscal year ended March 31, 2025.

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Other Matters

Electronic Delivery of our Shareholder Communications

We have elected to provide access to our proxy materials to our shareholders of record as of June 9, 2025 by notifying them of the availability of our proxy materials on the Internet. The Notice of Availability of Proxy Materials on the Internet (referred to as the Notice), which contains instructions to shareholders on how to access this proxy statement and our annual report and how to submit their proxies via the Internet, is first being made available and electronically distributed to our shareholders (including all of our registered shareholders) on or about June 24, 2025 and will be mailed to shareholders commencing on June 24, 2025. If you hold your shares through a broker, bank or other nominee, rather than directly in your own name, your intermediary will either forward to you printed copies of the proxy materials or will provide you with instructions on how you can access the proxy materials electronically. The Notice will include instructions on how a shareholder may request a printed copy of our proxy materials.

Information About the Meeting

We are furnishing this proxy statement in connection with the solicitation by our Board of Directors of proxies to be voted at the 2025 annual general meeting of our shareholders, or at any adjournments thereof, for the purposes set forth herein.

Costs of Solicitation

The entire cost of soliciting proxies will be borne by us. Following the original mailing of the proxies and other soliciting materials, our directors, officers and employees may also solicit proxies by mail, telephone, e-mail, fax or in person. These individuals will not receive additional compensation for those activities, but they may be reimbursed for any reasonable out-of-pocket expenses. Following the original mailing of the proxies and other soliciting materials, we will request that brokers, custodians, nominees and other record holders of our Ordinary Shares forward copies of the proxies and other soliciting materials to persons for whom they hold Ordinary Shares and request authority for the exercise of proxies. In these cases, we will reimburse such holders for their reasonable expenses if they ask that we do so. We have retained D.F. King & Co., an independent proxy solicitation firm, to assist in soliciting proxies at an estimated fee of $11,500, plus reimbursement of reasonable expenses.

Registered Office

The mailing address of our registered office is 2 Changi South Lane, Singapore 486123.

Voting Rights and Solicitation of Proxies

The close of business on June 9, 2025 is the record date for shareholders entitled to notice of the 2025 annual general meeting. All of the Ordinary Shares issued and outstanding on August 6, 2025, the date of the annual general meeting, are entitled to be voted at the annual general meeting. Shareholders entitled to vote at the annual general meeting will, on a poll, have one vote for each Ordinary Share they hold on each matter to be voted upon. As of June 9, 2025, we had 373,703,336 Ordinary Shares issued and outstanding.

Proxies

Ordinary Shares represented by proxies in the forms made available in connection with this proxy statement that are properly executed and returned to us will be voted at the 2025 annual general meeting, as applicable, in accordance with the executing shareholder’s instructions. If your Ordinary Shares are held through a broker, a bank, or other nominee, which is sometimes referred to as holding shares in “street name,” you have the right to instruct your broker, bank or other nominee on how to vote the shares in your account. Your broker, bank or other nominee will send you a voting instruction form to use for this purpose.

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Quorum and Required Vote

Representation at the 2025 annual general meeting of at least 33-1/3% of all of our issued and outstanding Ordinary Shares is required to constitute a quorum to transact business at the 2025 annual general meeting.

•	Consistent with the Company’s historical practice, the chair of the 2025 annual general meeting will demand a poll in order to enable the Ordinary Shares represented in person or by proxy to be counted for voting purposes.
•	The affirmative vote by a simple majority of the votes cast is required at the 2025 annual general meeting to re-elect the directors nominated pursuant to Proposal 1(a) to 1(i), to re-appoint Deloitte & Touche LLP as our independent auditors pursuant to Proposal 2, to approve the non-binding, advisory resolution regarding executive compensation contained in Proposal 3, to approve the ordinary resolution to allot and issue Ordinary Shares contained in Proposal 4, and to approve the ordinary resolution to renew the Share Purchase Mandate contained in Proposal 5.

Under the Singapore Companies Act and our Constitution, the shareholders may, by passing an ordinary resolution requiring the simple majority of affirmative votes of shareholders present and voting at an annual general meeting, remove an incumbent director and appoint another person as director to replace the removed director provided that such shareholders have satisfied the procedural requirements and deadlines set forth in the Singapore Companies Act and our Constitution.

Abstentions and Broker Non-Votes

Abstentions and “broker non-votes” are considered present and entitled to vote at the 2025 annual general meeting for purposes of determining a quorum. A “broker non-vote” occurs when a broker, a bank or other nominee who holds shares for a beneficial owner does not vote on a particular proposal because the broker, bank or other nominee has not received directions from the beneficial owner and does not have discretionary power to vote on that particular proposal. If a broker, bank or other nominee indicates on the proxy card that it does not have discretionary authority to vote as to a particular matter, those shares, along with any abstentions, will not be counted in the tabulation of the votes cast on the proposal being presented to shareholders.

If you are a beneficial owner, your broker, bank or other nominee has authority to vote your shares for or against Proposal 2 regarding the re-appointment of our independent auditors, even if the broker does not receive voting instructions from you. Your broker, bank or other nominee, however, does not have the discretion to vote your shares on any other proposals included in this proxy statement without receiving voting instructions from you. It is very important that you instruct your broker, bank or other nominee how to vote on these proposals. If you do not complete the voting instructions, your shares will not be considered in the election of directors or any other proposal included in this proxy statement other than Proposal 2 regarding the re-appointment of our independent auditors.

If you are a registered shareholder and you vote by proxy card without giving specific instructions, your shares represented by proxies will be voted at the 2025 annual general meeting as follows: “FOR” each of the Board nominees in Proposal 1(a) to 1(i) and “FOR” Proposals 2 through 5.

Our management does not know of any matters to be presented at the 2025 annual general meeting other than those set forth in this proxy statement and in the notices accompanying this proxy statement. If other matters should properly be put before the meeting, the proxy holders will vote on such matters in accordance with their best judgment.

Any shareholder of record has the right to change his or her voting instructions to the proxy by revoking his or her proxy at any time prior to voting at the 2025 annual general meeting by:

•	submitting a subsequently dated proxy; or
•	by attending the meeting and voting in person.

If you are a beneficial holder who holds your Ordinary Shares through a broker, a bank or other nominee and you wish to change or revoke your voting instructions, you will need to contact the broker, the bank or other nominee who holds your shares and follow their instructions. If you are a beneficial holder and not the shareholder of record, you may not vote your shares in person at the 2025 annual general meeting unless you obtain a legal proxy from the record holder giving you the right to vote the shares.

As noted above, our management does not know of any matters to be presented at the 2025 annual general meeting other than those set forth herein and in the Notice accompanying this proxy statement. If any other matters are properly presented for a vote at the 2025 annual general meeting, the enclosed proxies confer discretionary authority to the individuals named as proxies to vote the shares represented by such proxy, as to those matters.

It is important that your shares be represented at the 2025 annual general meeting, regardless of the number of shares you hold. We urge you to promptly execute and return the accompanying proxy card in the envelope that has been enclosed for your convenience, or to vote or give voting instructions in accordance with the proxy card or Notice.

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Registered shareholders who are present at the 2025 annual general meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports for our beneficial shareholders. This means that only one copy of our proxy materials and our Annual Report on Form 10-K may have been sent to multiple shareholders in your household, unless your bank, broker or nominee received contrary instructions from one or more shareholders in your household. If you want to receive separate copies of our proxy materials or annual reports in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder. We will promptly deliver a separate copy of either document to you if you request one by writing or calling us at the contact information listed below.

We incorporate by reference information from Note 5 to our audited consolidated financial statements for the fiscal year ended March 31, 2025, “Share-Based Compensation,” included in our Annual Report on Form 10-K and the sections titled “Financial Statements and Supplementary Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosures About Market Risk.” Upon request, we will furnish without charge by first class mail or other equally prompt means within one business day of receipt of such request, to each person to whom a proxy statement is delivered a copy of our Annual Report on Form 10-K (and any exhibit thereto). You may request a copy of such information, at no cost, by writing or telephoning us at:

Flex Ltd.
12515-8 Research Blvd, Suite 300
Austin, Texas 78759 U.S.A.
Telephone: (512) 425-7929

Web links throughout this proxy statement are provided for convenience only, and the content on the referenced websites does not constitute part of, and is not incorporated into, this proxy statement.

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Annex A: Flex Ltd. Reconciliation of GAAP to Non-GAAP Financial Measures

To supplement Flex’s unaudited selected financial data presented consistent with Generally Accepted Accounting Principles (“GAAP”), the Company discloses certain non-GAAP financial measures that exclude certain charges and gains, including non-GAAP operating income, non-GAAP net income and non-GAAP net income per diluted share. These supplemental measures exclude certain legal and other charges, restructuring charges, customer-related asset impairments (recoveries), stock-based compensation expense, intangible amortization, other discrete events as applicable and the related tax effects. These non-GAAP measures are not in accordance with or an alternative for GAAP and may be different from non-GAAP measures used by other companies. We believe that these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Flex’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Flex’s results of operations in conjunction with the corresponding GAAP measures. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP measures. We compensate for the limitations of non-GAAP financial measures by relying upon GAAP results to gain a complete picture of the Company’s performance.

In calculating non-GAAP financial measures, we exclude certain items to facilitate a review of the comparability of the Company’s operating performance on a period-to-period basis because such items are not, in our view, related to the Company’s ongoing operational performance. We use non-GAAP measures to evaluate the operating performance of our business, for comparison with forecasts and strategic plans, for calculating return on investment, and for benchmarking performance externally against competitors. In addition, management’s incentive compensation is determined using certain non-GAAP measures. Also, when evaluating potential acquisitions, we exclude certain of the items described below from consideration of the target’s performance and valuation. Since we find these measures to be useful, we believe that investors benefit from seeing results “through the eyes” of management in addition to seeing GAAP results. We believe that these non-GAAP measures, when read in conjunction with the Company’s GAAP financials, provide useful information to investors by offering:

•	the ability to make more meaningful period-to-period comparisons of the Company’s on-going operating results;
•	the ability to better identify trends in the Company’s underlying business and perform related trend analyses;
•	a better understanding of how management plans and measures the Company’s underlying business; and
•	an easier way to compare the Company’s operating results against analyst financial models and operating results of competitors that supplement their GAAP results with non-GAAP financial measures.

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	Twelve-Month Periods Ended
(In millions, except per share amounts)	March 31, 2025		March 31, 2024		March 31, 2023
GAAP gross profit from continuing operations	$2,159	8.4%	$1,865	7.1%	$1,976	6.9%
Stock-based compensation expense(1)	32		28		24
Restructuring charges(2)	68		152		23
Customer related asset impairment(3)	2		14		—
Legal and other(4)	—		1		5
Non-GAAP gross profit from continuing operations	$2,261	8.8%	$2,060	7.8%	$2,028	7.1%
GAAP operating income from continuing operations	$1,169	4.5%	$853	3.2%	$1,017	3.6%
Intangible amortization(5)	70		70		81
Stock-based compensation expense(1)	125		113		101
Restructuring charges(2)	84		172		27
Customer related asset impairment(3)	2		14		—
Legal and other(4)	9		45		6
Non-GAAP operating income from continuing operations	$1,459	5.7%	$1,267	4.8%	$1,232	4.3%
GAAP provision for (benefit from) income taxes	$185		$(206)		$124
Intangible amortization benefit	15		11		12
Tax benefit on release of U.S. valuation allowance(6)	—		461		—
Tax expense on foreign subsidiaries indefinite reinvestment assertion change(6)	—		(135)		—
Other tax related adjustment(6)	43		7		(1)
Non-GAAP provision for income taxes from continuing operations	$243		$138		$135
GAAP net income continuing operations	$838		$872		$683
Intangible amortization(5)	70		70		81
Stock-based compensation expense(1)	125		113		101
Restructuring charges(2)	84		172		27
Customer related asset impairment(3)	2		14		—
Legal and other(4)	9		45		6
Interest and other, net(7)	(15)		11		4
Equity in earnings (losses) of unconsolidated affiliates(8)	—		(6)		(1)
Adjustments for taxes(6)	(58)		(344)		(11)
Non-GAAP net income continuing operations	$1,055		$947		$890
Diluted earnings per share from continuing operations
GAAP	$2.11		$1.98		$1.48
Non-GAAP	$2.65		$2.15		$1.93
Diluted shares used in computing per share amounts	398		441		462
Net cash used in operating activities	$1,505		$1,326		$950
Less: Net capital expenditures	(423)		(505)		(615)
Adjusted Free Cash Flow	$1,082		$821		$335
Growth percentage over prior year	32%		145%

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	Twelve-Month Periods Ended
(In millions, except per share amounts)	March 31, 2025		March 31, 2024		March 31, 2023		March 31, 2022
GAAP operating income from continuing operations	$1,169		$853		$1,017		$890
Growth (Decline) percentage over prior year	37.0%		(16.1%	)	14.3%
Non-GAAP operating income from continuing operations	$1,459		$1,267		$1,232		$1,070
Growth percentage over prior year	15.2%		2.8%		15.1%
GAAP diluted earnings per share from continuing operations	$2.11		$1.98		$1.48		$1.81
Growth (Decline) percentage over prior year	6.6%		33.8%		(18.2%	)
Non-GAAP diluted earnings per share from continuing operations	$2.65		$2.15		$1.93		$1.75
Growth percentage over prior year	23.3%		11.4%		10.3%
GAAP operating margins from continuing operations	4.5%		3.2%		3.6%		3.6%
Growth (Decline) percentage over prior year	1.3%		(0.4%	)	—
Non-GAAP operating margins from continuing operations	5.7%		4.8%		4.3%		4.3%
Growth percentage over prior year	0.9%		0.5%		—
Revenue from continuing operations	$25,813		$26,415		$28,502		$24,633
Growth (Decline) percentage over prior year	(2.3%	)	(7.3%	)	15.7%

	Three-Month Periods Ended
(In millions)	March 31, 2025	December 31, 2024
GAAP operating income from continuing operations	$305	$334
Intangible amortization(5)	21	17
Stock-based compensation expense(1)	32	33
Restructuring charges(2)	30	12
Customer related asset impairment (recoveries)(3)	4	(2)
Legal and other(4)	4	5
Non-GAAP operating income from continuing operations	$396	$399

For more details on GAAP to Non-GAAP adjustments for historical periods, please refer to the Investor Relations section of our website which includes press releases and summary financials of the respective periods.

(1)	Stock-based compensation expense consists of non-cash charges for the estimated fair value of unvested restricted share unit awards granted to employees and assumed in business acquisitions. The Company believes that the exclusion of these charges provides for more accurate comparisons of its operating results to peer companies due to the varying available valuation methodologies, subjective assumptions and the variety of award types. In addition, the Company believes it is useful to investors to understand the specific impact stock-based compensation expense has on its operating results.
(2)	Restructuring charges include severance charges at existing sites and corporate SG&A functions as well as asset impairment, and other charges related to the closures and consolidations of certain operating sites and targeted activities to restructure the business. These costs may vary in size based on the Company’s initiatives, are not directly related to ongoing or core business results, and do not reflect expected future operating expenses. These costs are excluded by the Company’s management in assessing current operating performance and forecasting its earnings trends and are therefore excluded by the Company in its non-GAAP measures. During the three and twelve-month periods ended March 31, 2025, the Company recognized approximately $30 million and $84 million of restructuring charges, respectively, most of which related to employee severance. During the three and twelve-month periods ended March 31, 2024, the Company recognized approximately $75 million and $172 million of restructuring charges, respectively, most of which related to employee severance. During the three and twelve-month periods ended March 31, 2023, the Company recognized approximately $22 million and $27 million of restructuring charges, respectively, most of which related to employee severance.
(3)	Customer related asset impairments (recoveries) may consist of non-cash impairments of property and equipment to estimated fair value for customers from whom we have disengaged or are in the process of disengaging as well as additional provisions for doubtful accounts receivable for customers that are experiencing financial difficulties and inventory that is considered non-recoverable that is written down to net realizable value. In subsequent periods, the Company may recover a portion of the costs previously incurred related to assets impaired or reduced to net realizable value. During the three and twelve-month periods ended March 31, 2025, the Company recognized approximately $4 million and $2 million of customer related asset impairments, respectively. During the three and twelve-month periods ended March 31, 2024, the Company recognized approximately $14 million of customer related asset impairments. These costs are excluded by the Company’s management in assessing current operating performance and forecasting its earnings trends and are therefore excluded by the Company from its non-GAAP measures.

2025 Proxy Statement A-3

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(4)	Legal and other consist primarily of costs not directly related to core business results and may include matters relating to commercial disputes, government regulatory and compliance, intellectual property, antitrust, tax, employment or shareholder issues, product liability claims and other issues on a global basis as well as acquisition related costs and asset impairment. During the fourth quarter and for the fiscal years ended March 31, 2025, 2024, and 2023, the Company accrued for certain loss contingencies where losses were considered probable and estimable. During the fiscal year 2025, the Company accrued $5 million related to asset impairment and $4 million related to acquisition costs. During the fiscal year 2024, the Company accrued a $50 million loss contingency for a commercial dispute related to a construction matter with related production objectives. These costs are excluded by the Company’s management in assessing current operating performance and forecasting its earnings trends and are therefore excluded by the Company from its non-GAAP measures.
(5)	Intangible amortization consists primarily of non-cash charges that can be impacted by, among other things, the timing and magnitude of acquisitions. The Company considers its operating results without these charges when evaluating its ongoing performance and forecasting its earnings trends, and therefore excludes such charges when presenting non-GAAP financial measures. The Company believes that the assessment of its operations excluding these costs is relevant to its assessment of internal operations and comparisons to the performance of its competitors.
(6)	Adjustment for taxes relates to the tax effects of the various adjustments that we incorporate into non-GAAP measures in order to provide a more meaningful measure on non-GAAP net income and certain adjustments related to non-recurring settlements of tax contingencies or other non-recurring tax charges, when applicable. During the three and twelve-month periods ended March 31, 2025, the Company recorded $8 million and $58 million net benefits, respectively. During the three and twelve-month periods ended March 31, 2024, the Company recorded $319 million and $344 million net benefits, respectively, of which the majority relates to a $461 million benefit from a release of a valuation allowance previously applied to the Company’s U.S. deferred tax assets, partially offset by an expense of $135 million reflecting a change in the Company’s assertion to indefinitely reinvest its earnings in China. No such significant events occurred in fiscal year 2023.
(7)	Interest and other, net consist of various other types of items that are not directly related to ongoing or core business results, such as the gain or losses related to certain divestitures, currency translation reserve write-offs upon liquidation of certain legal entities, debt extinguishment costs and impairment charges or gains associated with certain non-core investments. The Company excludes these items because they are not related to the Company’s ongoing operating performance or do not affect core operations. Excluding these amounts provides investors with a basis to compare Company performance against the performance of other companies without this variability. During the fourth quarter of fiscal year 2025, the Company realized a $19 million bargain purchase gain from an acquisition where the fair value of identifiable assets was in excess of the purchase consideration.
(8)	Equity in earnings (losses) of unconsolidated affiliates consists of various other types of items that are not directly related to ongoing or core business results, such as gains (losses) associated with certain non-core investments. The Company excludes these items because they are not related to the Company’s ongoing operating performance or do not affect core operations. Excluding these amounts provides investors with a basis to compare Company performance against the performance of other companies without this variability. In fiscal year 2024, the Company recognized approximately $6 million equity in earnings from the value increases in certain non-core investment funds. No such event occurred in fiscal year 2025 or 2023.

2025 Proxy Statement A-4

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FLEX LTD. ATTN: INVESTOR RELATIONS DEPT. 12515-8 RESEARCH BLVD, SUITE 300 AUSTIN, TX 78759

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V76069-P35132	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

FLEX LTD.

The Board of Directors recommends you vote FOR Proposals 1a-1i and 2 through 5:

1.	To approve the re-election of each of the following directors, who will retire pursuant to Article 94 of our Constitution, to the Board of Directors:		For	Against	Abstain

	1a.	Revathi Advaithi	☐	☐	☐

	1b.	John D. Harris II	☐	☐	☐

	1c.	Michael E. Hurlston	☐	☐	☐

	1d.	Erin L. McSweeney	☐	☐	☐

	1e.	Charles K. Stevens, III	☐	☐	☐

	1f.	Maryrose Sylvester	☐	☐	☐

	1g.	Lay Koon Tan	☐	☐	☐

	1h.	Patrick J. Ward	☐	☐	☐

	1i.	William D. Watkins	☐	☐	☐

		For	Against	Abstain

2.	To approve the re-appointment of Deloitte & Touche LLP as our independent auditors for the 2026 fiscal year and to authorize the Board of Directors, upon the recommendation of the Audit Committee, to fix their remuneration.	☐	☐	☐

3.	NON-BINDING, ADVISORY RESOLUTION. To approve the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, set forth in “Compensation Discussion and Analysis” and in the compensation tables and the accompanying narrative disclosure under “Executive Compensation” in the Company’s proxy statement relating to its 2025 Annual General Meeting.	☐	☐	☐

4.	To approve a general authorization for the directors of Flex to allot and issue ordinary shares.	☐	☐	☐

5.	To approve a renewal of the Share Purchase Mandate permitting Flex to purchase or otherwise acquire its own issued ordinary shares.	☐	☐	☐

NOTE: In their discretion, the Proxies are authorized to vote upon such other matters as may properly be put before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the 2025 Annual General Meeting:

The Combined Annual Report, Shareholder Letter, and Proxy Statement (pertaining to the 2025 Annual General Meeting) are available at www.proxyvote.com.

V76070-P35132

FLEX LTD.

(Incorporated in the Republic of Singapore)
(Company Registration Number 199002645H)
This Proxy is Solicited on behalf of the Board of Directors

2025 Annual General Meeting

The undersigned being a member of Flex Ltd. (the “Company”) hereby appoints Kevin Krumm, or failing whom Scott Offer, or failing whom the Chairman of the 2025 Annual General Meeting as Proxy of the undersigned and hereby authorizes the Proxy to represent and to vote, as designated on the reverse side, all of the Ordinary Shares of the Company owned by the undersigned, at the 2025 Annual General Meeting of the Company to be held on August 6, 2025, at 11:00 a.m. Central time or at any adjournment thereof.

This Proxy Card, when properly executed and returned in a timely manner, will be voted at the 2025 Annual General Meeting and any adjournment thereof in the manner described herein. If no contrary indication is made, this Proxy Card will be voted “FOR” each of the Board of Director nominees (Proposal 1a to 1i), “FOR” Proposals 2 through 5, and in accordance with the judgment of the persons named as Proxies herein on any other matters that may properly be put before the 2025 Annual General Meeting.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THIS PROXY CARD AND RETURN IT NOT LESS THAN 48 HOURS PRIOR TO THE TIME APPOINTED FOR THE MEETING IN THE ENCLOSED ENVELOPE.

Continued and to be signed on reverse side